Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

PHYGITAL IMMERSIVE LIMITED,

JAGUAR GLOBAL GROWTH KOREA CO., LTD.,

GLAAM CO., LTD,

and

JAGUAR GLOBAL GROWTH CORPORATION I,

dated as of March 2, 2023

i

4.22.	Information Supplied	37
4.23.	Anti-Bribery; Anti-Corruption	38
4.24.	International Trade; Sanctions; Anti-Money Laundering Laws	38
4.25.	Board Approval; Shareholder Vote	39
4.26.	Disclaimer of Other Warranties	39

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC AND EXCHANGE SUB

5.1.	Organization and Qualification	40
5.2.	Capitalization	41
5.3.	Authority Relative to this Agreement	42
5.4.	No Conflict; Required Filings and Consents	42
5.5.	Compliance; Approvals	42
5.6.	SPAC SEC Reports and Financial Statements	43
5.7.	Absence of Certain Changes or Events	44
5.8.	Litigation	44
5.9.	Business Activities	45
5.10.	SPAC Material Contracts	45
5.11.	SPAC Listing	45
5.12.	Trust Account	46
5.13.	Taxes	46
5.14.	Information Supplied	48
5.15.	Employees; Benefit Plans	48
5.16.	Board Approval; Shareholder Vote	48
5.17.	Investment Act; Jobs Act	48
5.18.	Affiliate Transactions	49
5.19.	Brokers	49
5.20.	Disclaimer of Other Warranties	49

ARTICLE VI

CONDUCT PRIOR TO THE CLOSING DATE

6.1.	Conduct of Business by the Company Parties	50
6.2.	Conduct of Business by SPAC	52
6.3.	Requests for Consent	54

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1.	Proxy Statement/Registration Statement; Special Meeting; Shareholder Approval	54
7.2.	Certain Regulatory Matters	57
7.3.	Other Filings; Press Release	57
7.4.	Confidentiality; Communications Plan; Access to Information	58
7.5.	Commercially Reasonable Efforts	59
7.6.	No SPAC Securities Transactions	60
7.7.	No Claim Against Trust Account	60
7.8.	Disclosure of Certain Matters	60
7.9.	Securities Listings	60
7.10.	No Solicitation	60
7.11.	Trust Account	61
7.12.	Director and Officer Matters	61
7.13.	Tax Matters	63

7.14.	Financing Arrangements	64
7.15.	Qualification as a Foreign Private Issuer	64
7.16.	Qualification as an Emerging Growth Company	64
7.17.	New PubCo Equity Plan	64
7.18.	Financial Statements; Other Financial Information	65
7.19.	Company Shareholder Approval	65
7.20.	Transaction Litigation	66
7.21.	Extension of Time Period to Consummate a Business Combination	66
7.22.	Waiver of Underwriting Discount	66

ARTICLE VIII

CONDITIONS TO THE TRANSACTION

8.1.	Conditions to Obligations of Each Party’s Obligations	66
8.2.	Additional Conditions to Obligations of the Company Parties	67
8.3.	Additional Conditions to the Obligations of SPAC	68
8.4.	Notice to SPAC Shareholders Delivering Written Objection	69
8.5.	Frustration of Closing Conditions.	69

ARTICLE IX

TERMINATION

9.1.	Termination	69
9.2.	Notice of Termination; Effect of Termination	70

ARTICLE X

NO SURVIVAL

10.1.	No Survival	70

ARTICLE XI

GENERAL PROVISIONS

11.1.	Notices	70
11.2.	Interpretation	71
11.3.	Counterparts; Electronic Delivery	72
11.4.	Entire Agreement; Third Party Beneficiaries	72
11.5.	Severability	72
11.6.	Other Remedies; Specific Performance	72
11.7.	Governing Law	73
11.8.	Consent to Jurisdiction; Waiver of Jury Trial	73
11.9.	Rules of Construction	74
11.10.	Expenses	74
11.11.	Assignment	74
11.12.	Amendment	74
11.13.	Extension; Waiver	74
11.14.	No Recourse	74
11.15.	SPAC Legal Representation	74
11.16.	Company Legal Representation	75
11.17.	Disclosure Letters and Exhibits	75

EXHIBITS AND ANNEXES

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Plan of Merger
Exhibit C	Form of New PubCo A&R Charter

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT is made and entered into as of March 2, 2023 (this “Agreement”), by and among Phygital Immersive Limited, a Cayman Islands exempted company limited by shares (“New PubCo”), Jaguar Global Growth Korea Co., Ltd., a stock corporation (“chusik hoesa”) organized under the laws of Korea (“Exchange Sub”), GLAAM Co., Ltd., a corporation (“chusik hoesa”) organized under the laws of Korea (the “Company”, and together with New PubCo, the “Company Parties”), and Jaguar Global Growth Corporation I, a Cayman Islands exempted company limited by shares (“SPAC”, and together with Exchange Sub, the “SPAC Parties”). Each Company Party and SPAC Party will individually be referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, SPAC is a blank check company incorporated on March 31, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, (i) Exchange Sub is a wholly-owned direct subsidiary of SPAC and (ii) New PubCo is wholly-owned by the Initial New PubCo Shareholder (as defined below), in each case, newly formed for the sole purpose of the Transactions (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Companies Act (as defined below), the Parties desire to enter into a business combination transaction whereby on the Closing Date (as defined below) (i) SPAC shall be merged with and into New PubCo, with New PubCo surviving the merger, (ii) immediately thereafter, New PubCo shall issue the Aggregate Share Swap Consideration to Exchange Sub, and in exchange therefor Exchange Sub shall issue a non-interest bearing note (in a form that is reasonably acceptable to the Parties) to New PubCo pursuant to which, among other things, Exchange Sub shall promise to repay to New PubCo the value of the Aggregate Share Swap Consideration so transferred, (such note, the “Aggregate Share Swap Note”), and (iii) all shareholders of the Company (the “Company Shareholders”) shall transfer their respective Company Common Shares (as defined below) to Exchange Sub in connection with the Share Swap (as defined below);

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (i) determined that the Transactions constitute a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities in accordance with the SPAC Governing Documents; (ii) determined that the Merger (as defined below), the Share Swap (as defined below) and the other Transactions are fair to, advisable and in the best interests of SPAC and the shareholders of SPAC (the “SPAC Shareholders”), (iii) approved this Agreement and the other Transaction Agreements (as defined below) to which it is a party and the other actions contemplated by this Agreement, and (iv) determined to recommend that the SPAC Shareholders vote in favor of and approve the SPAC Shareholder Matters (as defined below) and such other actions as contemplated by this Agreement (the “SPAC Recommendation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Share Swap and the other Transactions are fair to, advisable and in the best interests of, the Company and the Company Shareholders, (ii) approved this Agreement and the other Transaction Agreements (as defined below) to which it is a party and the other actions contemplated by this Agreement, and (iii) determined to recommend that the Company Shareholders approve the Transactions, including the Share Swap, and such other actions as contemplated by this Agreement;

WHEREAS, the respective boards of directors of each of New PubCo and Exchange Sub have unanimously (i) determined, approved and declared that the Transactions and the Transaction Agreements to which such Party is a party, are advisable and in the best interests of their respective companies and their respective shareholder(s) and (ii) determined to recommend that their respective shareholder(s) approve the Merger, the Share Swap the other Transactions and such other actions as contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger qualifies as a transaction treated as a reorganization pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the applicable Treasury Regulations with respect to the Merger (the “Intended Tax Treatment”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the SPAC Sponsor (as defined below) has executed and delivered to the Company a support agreement (the “Sponsor Support Agreement”) pursuant to which the SPAC Sponsor has agreed to, among other things, vote its SPAC Shares in favor of adoption and approval of this Agreement and approval of the Transactions, including the Merger, and not redeem any SPAC Shares or SPAC Warrants acquired by the SPAC Sponsor in the SPAC’s initial public offering;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Company Shareholders have executed and delivered to the Company and SPAC support agreements (the “Company Shareholder Support Agreements”) pursuant to which such Company Shareholders have agreed to, among other things, subject to the terms and conditions therein, vote their Company Common Shares in favor of adoption and approval of this Agreement and approval of the Transactions, including the Share Swap;

WHEREAS, at the Closing, New PubCo, the SPAC Sponsor and certain Company Shareholders, and their respective Affiliates (as defined below), as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A (with such changes as may be agreed in writing by SPAC and the Company); and

WHEREAS, as of immediately following the consummation of the Closing, the Parties anticipate that New PubCo will qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act (as defined below).

NOW, THEREFORE, in consideration of the covenants, promises and the representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1. Defined Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Additional SPAC SEC Reports” shall have the meaning set forth in Section 5.6(a).

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Share Swap Consideration” shall mean a number of New PubCo Ordinary Shares equal to the quotient of (a) the Closing Equity Value divided by (b) the SPAC Share Price.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977 as amended, the United Kingdom Bribery Act of 2010, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Legal Requirement regarding anti-bribery or illegal payments or gratuities.

“Anti-Money Laundering Laws” shall mean the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended by the Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), the applicable money laundering and terrorist financing laws and regulations (including any licensing or registration requirements applicable to money services businesses) of all relevant jurisdictions (including the Act on Reporting and Using Specified Financial Transaction Information in Korea), and any related or similar rules or guidelines issued, administered or enforced by any Governmental Entity.

“Antitrust Laws” shall mean any applicable Legal Requirements of any Governmental Entity regarding matters of competition or foreign investment.

“Approvals” shall have the meaning set forth in Section 4.7(b).

“Approved Company Financing” shall mean any offer, sale and issuance, in a bona fide equity financing transaction of Company Common Shares that is approved by SPAC in writing (which approval shall not be unreasonably withheld, conditioned or delayed) pursuant to which the Company receives proceeds following the date of this Agreement and prior to the Closing.

“Authorization Notice” shall have the meaning set forth in Section 8.4(a).

“Business Data” shall mean all business information and data, including Personal Information, that is accessed, collected, used, processed, stored, shared, distributed, transferred, or disclosed of by any of the Company IT Systems or otherwise by any of the Group Companies in the course of the conduct of the business of the Group Companies.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York, Seoul, Republic of Korea or the Cayman Islands are authorized or required by Legal Requirements to close.

“Certifications” shall have the meaning set forth in Section 5.6(a).

“Closing” shall mean the closing of the Transactions.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Equity Value” shall mean the sum of (a) the Company Equity Value plus (b) the aggregate amount of proceeds actually received pursuant to all Approved Company Financings (determined in U.S. Dollars based on the applicable Foreign Exchange Rate as of the date such amounts are so received) as of immediately prior to the Merger Effective Time.

“Closing Form 6-K” shall have the meaning set forth in Section 7.3(c).

“Closing Payments Schedule” shall have the meaning set forth in Section 3.5.

“Closing Press Release” shall have the meaning set forth in Section 7.3(c).

“Code” shall have the meaning set forth in the Recitals hereto.

“Companies Act” shall mean the Companies Act (As Revised) of the Cayman Islands.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Board” shall have the meaning set forth in the Recitals hereto.

“Company Board Approval” shall have the meaning set forth in Section 4.25.

“Company Business Combination” shall have the meaning set forth in Section 7.10(a).

“Company Common Shares” shall mean the common shares, ~~W~~500 par value per share, of the Company.

“Company D&O Indemnified Party” shall have the meaning set forth in Section 7.12(a)(i).

“Company Disclosure Letter” shall have the meaning set forth in the preamble to Article IV.

“Company Equity Value” shall mean $183,600,000.

“Company Exchange Ratio” shall mean the quotient of (a) the Aggregate Share Swap Consideration divided by (b) the sum of (i) the aggregate number of Company Common Shares that are issued and outstanding as of immediately prior to the Share Swap Effective Time and (ii) the number of Company Common Shares issuable upon full exercise, exchange or conversion of all Company Options (calculated using the treasury method of accounting on a cashless exercise basis), solely to the extent such Company Options are treated in accordance with Section 3.3(a) and assuming conversion of all such Company Options in accordance therewith, outstanding as of immediately prior to the Share Swap Effective Time.

“Company Founder Closing Ownership Stake” shall have the meaning set forth in Section 3.9(b)

“Company Founder Warrants” shall have the meaning set forth in Section 3.9(a).

“Company Founders” shall mean Houngki Kim and Ho Joon Lee.

“Company IT Systems” shall have the meaning set forth in Section 4.18(h).

“Company Leased Properties” shall have the meaning set forth in Section 4.14(a).

“Company Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of New PubCo or the Group Companies, taken as a whole; or (b) the ability of any Company Party to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred or would reasonably be expected to occur, or be deemed to constitute a Company Material Adverse Effect pursuant to clause (a): (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of any such acts, or changes in any global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, flooding, wild fires, epidemics, pandemics or other public health emergencies (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) the execution, performance or announcement of this Agreement or pendency or consummation of the Transactions, including by reason of the identity of any SPAC Party as a party to this Agreement or any termination of, reduction in or impact thereof on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Group Companies or other third parties related thereto; provided that this clause (iii) shall not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the execution, performance or announcement of this Agreement or pendency or consummation of the Transactions, (iv) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by courts or any other Governmental Entity after the date of this Agreement; (v) changes in GAAP, KIFRS, IFRS or applicable accounting or auditing standards (or any interpretation thereof) after the date of this Agreement; (vi) changes in general economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities, banking or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which New PubCo or any Group Company operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company

Material Adverse Effect; or (ix) any actions or inactions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of any SPAC Party; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of New PubCo or the Group Companies, taken as a whole, relative to similarly situated companies in the industries in which New PubCo or the Group Companies conduct their respective operations, then such impact may be taken into account (unless otherwise excluded) in determining whether a Company Material Adverse Effect has occurred, but solely to the extent of such disproportionate and adverse effect on New PubCo or the Group Companies, taken as a whole, as applicable.

“Company Material Contract” shall have the meaning set forth in Section 4.18(a).

“Company Options” shall mean all options to purchase Company Common Shares.

“Company Parties” shall have the meaning set forth in the Preamble hereto.

“Company Party Privileged Communications” shall have the meaning set forth in Section 11.16.

“Company Real Property Leases” shall have the meaning set forth in Section 4.14(a).

“Company Registered Intellectual Property” shall have the meaning set forth in Section 4.18(a).

“Company Shareholder Approval” shall mean the approval of the Transactions, including the Share Swap, by the affirmative votes of at least (i) two-thirds of the voting rights of the Company Shareholders present at a general meeting of Company Shareholders and (ii) one-third of the total number of issued and outstanding Company Common Shares.

“Company Shareholder Meeting” shall have the meaning set forth in Section 7.19.

“Company Shareholder Support Agreements” shall have the meaning set forth in the Recitals hereto.

“Company Shareholders” shall have the meaning set forth in the Recitals hereto.

“Company Subsidiaries” shall have the meaning set forth in Section 4.3(a).

“Confidentiality Agreement” shall mean that Mutual Nondisclosure Agreement, dated July 5th, 2022, by and between SPAC and the Company, as amended and joined from time to time.

“Continental” shall have the meaning set forth in Section 5.12(a).

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Converted Stock Option” shall have the meaning set forth in Section 3.3(a).

“Converted Warrant” shall have the meaning set forth in Section 3.1(e).

“Copyrights” shall mean any and all copyrights and copyrightable subject matter, whether registered or unregistered and regardless of the medium of fixation or means of expression, including any of the foregoing that protect original works of authorship (including literary works (including all forms and types of Software), pictorial and graphic works).

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any resurgence, variations, evolutions or mutations thereof or other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other similar Legal Requirement, Order, directive, guideline or recommendation promulgated by any industry group or any Governmental Entity in connection with or in response to COVID-19, and other action, inaction, activity or conduct reasonably necessary (such determination to be made by the Company in good faith), in connection with or in response to COVID-19.

“Current Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of February 10, 2022, by and among SPAC, the SPAC Sponsor and the other parties thereto.

“Customs & International Trade Authorizations” shall mean any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re-export transfer or import of goods, software, technology, technical data and services.

“Customs & International Trade Laws” shall mean all applicable import, customs and trade, export and anti-boycott laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business.

“Disabling Devices” shall mean undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Employee Benefit Plan” shall have the meaning set forth in Section 4.12(a).

“Environmental Law” shall mean any international, European Union, federal, state, local or foreign law, regulation, Order, treaty, code, rule, decree, legally binding opinion or requirement of any Governmental Entity or common law relating to: (a) the protection, investigation or restoration of the environment or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; (c) pollution, contamination or any injury or threat of injury to persons or property resulting from exposure to Hazardous Substances; or (d) any similar laws and other requirements having the force or effect of law, and all Orders issued or promulgated thereunder.

“Equity Financing Arrangements” shall have the meaning set forth in Section 7.14.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.4(a).

“Exchange Sub” shall have the meaning set forth in the Preamble hereto.

“Extension Proposal” shall have the meaning set forth in Section 7.21.

“Financial Statements” shall have the meaning set forth in Section 4.8(a).

“Financing Arrangements” shall have the meaning set forth in Section 7.14.

“Foreign Exchange Rate” shall mean, with respect to a measurement date, the exchange rate of South Korean Won per U.S. Dollar determined as of such date as published by the Wall Street Journal at https://www.wsj.com/market-data/currencies/exchangerates, or, if not so published by the Wall Street Journal, then the average of the opening bid and ask rates on such date at which such currency may be exchanged per U.S. Dollar as quoted by JPMorgan Chase Bank, NA (or any successor thereto or any other major money center commercial bank agreed to by SPAC and the Company).

“FSS” shall mean the Financial Services Commission of Korea.

“Fundamental Representations” shall mean: (a) in the case of the Company and New PubCo, the representations and warranties contained in Section 4.1 (Organization and Qualification) (other than the second sentence); Section 4.2 (New PubCo) (other than the last sentence of Section 4.2(a)); the second sentence of Section 4.3(a) (Company Subsidiaries); Section 4.4(a) (Capitalization of the Group Companies), Section 4.5 (Authority Relative to this Agreement); Section 4.6(a)(i) (No Conflict; Required Filings and Consents) and Section 4.17 (Brokers; Third Party Expenses); and (b) in the case of the SPAC Parties, the representations and warranties contained in Section 5.1 (Organization and Qualification) (other than Section 5.1(d)); Section 5.3 (Authority Relative to this Agreement); Section 5.2(a)(i) (No Conflict; Required Filings and Consents); and Section 5.19 (Brokers) .

“GAAP” shall mean United States generally accepted accounting principles.

“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs including, as applicable, certificates of incorporation, registration or formation, bylaws, memorandum and articles of association, shareholder or voting agreement, limited partnership agreements and limited liability company operating agreements.

“Government Official” shall mean, collectively, any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Entity or public international organization, any political party or official thereof and any candidate for political office.

“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.

“Group Company Software” shall mean all proprietary Software owned by (or currently being developed by or for) any of the Group Companies.

“Hazardous Substances” shall mean any substance, waste or material regulated as a “pollutant” or “contaminant” or as toxic, radioactive, ignitable, corrosive, or reactive under any applicable Legal Requirements pertaining to the environment, including petroleum, its derivatives, by-products and other hydrocarbons.

“IFRS” shall mean the International Financial Reporting Standards, as issued by the IFRS Foundation and the International Accounting Standards Board.

“Incidental Inbound License” shall mean any (a) non-exclusive license for Software or IT Systems that is in the nature of a “shrink-wrap” or “click-wrap” license agreement for off-the-shelf Software or IT Systems that is generally commercially available costing less than $100,000 annually; (b) license to Open Source Software; (c) non-disclosure or confidentiality agreement permitting the use of or access to confidential information; (d) non-exclusive license for Intellectual Property that is not material to the business of the Group Companies, taken as a whole, pursuant to employee or consulting agreements; (e) non-exclusive license in the ordinary course of business for the use of a name, logo or feedback for marketing or similar purposes; and (f) Contract containing a non-exclusive license of Intellectual Property that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license.

“Incidental Licenses” shall mean, collectively, Incidental Inbound Licenses and Incidental Outbound Licenses.

“Incidental Outbound License” shall mean any nonexclusive license granted by any Group Company (a) to suppliers, vendors, distributors, service providers, or customers in the ordinary course of business; (b) in nondisclosure agreements for use in evaluation and negotiation permitted by such agreements; or (c) in the ordinary course of business for the use of any Group Company’s name, logo or feedback for marketing or similar purposes, in each case, where such license does not affect in any material respect the value of or the Group Companies’ right to use any material Intellectual Property licensed thereunder.

“Indebtedness” shall mean, with respect to a Person, without duplication, all of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred and unpaid purchase price of property, shares, stock or services including any earn-out payments (in the case of the Group Companies, other than trade payables or similar obligations incurred in the ordinary course of business); (d) any obligations as lessee under capitalized leases as determined in accordance with GAAP, KIFRS, or IFRS; (e) any obligations, contingent or otherwise, including amounts drawn, under acceptance, letters of credit or similar facilities, in each case solely to the extent actually drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable on any of the foregoing, and any other fees, expenses, indemnities and other amounts actually due and payable as a result of the prepayment or discharge of any of the foregoing.

“Initial New PubCo Interest” shall have the meaning set forth in Section 2.1(a).

“Initial New PubCo Interest Redemption Amount” shall have the meaning set forth in Section 2.1(a).

“Initial New PubCo Shareholder” shall have the meaning set forth in Section 2.1(a).

“Insider” shall have the meaning set forth in Section 4.21.

“Insurance Policies” shall have the meaning set forth in Section 4.20.

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all Patents; (b) all Copyrights; (c) all Trademarks; (d) all internet domain names and social media identifiers and accounts; (e) all Trade Secrets; (f) all moral and economic rights of authors and inventors, however denominated, rights of publicity, and database rights; (g) all applications and registrations, and any renewals, extensions and reversions, of any of the foregoing; (h) all other intellectual property rights or proprietary rights; (i) all legal rights arising from items (a) through (h), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Intended Tax Treatment” shall have the meaning set forth in the Recitals hereto.

“Intentional Fraud” shall mean with respect to a Party, the actual and intentional common law fraud of such Party, in each case with respect to the representations or warranties made by such Party contained in this Agreement or in the certificate delivered by such Party pursuant to Section 8.2(d) or Section 8.3(f), as applicable; provided, that under no circumstances shall “Intentional Fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts to the extent based on recklessness or negligence.

“Interested Party Transaction” shall have the meaning set forth in Section 4.21.

“Interim Financial Statements” shall have the meaning set forth in Section 4.8(a).

“Interim Period” shall have the meaning set forth in Section 6.1.

“Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended.

“IPO Underwriting Agreement” shall mean the underwriting agreement, dated February 10, 2022, by and among SPAC, and Citigroup Global Markets Inc. and Barclays Capital Inc., as underwriters.

“JOBS Act” shall have the meaning set forth in Section 7.16.

“KIFRS” shall mean the International Financial Reporting Standards as adopted by and in effect in Korea.

“Knowledge” shall mean the actual knowledge or actual awareness as to a specified fact or event, following reasonable inquiry of (a) with respect to the Company, the individuals listed on Section 1.1(B)(i) of the Company Disclosure Letter; (b) with respect to New PubCo, the individuals listed on Section 1.1(B)(ii) of the Company Disclosure Letter; and (c) with respect to the SPAC Parties, the individuals listed on Section 1.1(A) of the SPAC Disclosure Letter.

“Korean Registration Statement” shall mean the registration statement referenced in Article 119 of the Financial Investment Services and Capital Markets Act of Korea.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, inquiry, arbitration or proceeding (in each case, whether civil, criminal, regulatory or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Licensed Intellectual Property” shall mean all Intellectual Property that any third party Person owns or purports to own and that is licensed to any Group Company or to which any Group Company otherwise has a right to use.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, grant, guarantee, options, priority rights, preemptive rights, right of first offer or refusal, hypothecation, assignment, claim, easement, covenant, servitude, put or call right, voting right, shareholders’ agreement, retention rights, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Material Customers” shall have the meaning set forth in Section 4.19(a)(ii).

“Merger” shall have the meaning set forth in Section 2.1(a).

“Merger Effective Time” shall have the meaning set forth in Section 2.1(b).

“Nasdaq” shall mean the Nasdaq Global Market.

“New PubCo” shall have the meaning set forth in the Preamble hereto.

“New PubCo A&R Charter” shall have the meaning set forth in Section 2.1(d).

“New PubCo Board” shall mean the board of directors of New PubCo.

“New PubCo Closing Fully Diluted Capital” shall have the meaning set forth in Section 3.9(b).

“New PubCo Equity Plan” shall have the meaning set forth in Section 7.17(a).

“New PubCo Ordinary Shares” shall mean, following the Merger Effective Time, ordinary shares of New PubCo, par value $0.0001 per share, as defined in the New PubCo A&R Charter.

“New PubCo Representations” shall have the meaning set forth in Article IV.

“Open Source Software” shall mean any Software distributed (a) as “free software”; (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd); or (c) under a license similar to any of the foregoing that requires that such Software and any modifications thereof be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Outside Date” shall have the meaning set forth in Section 9.1(b).

“Outstanding Company Transaction Expenses” shall mean the Transaction Expenses incurred by or on behalf of any Group Company or New PubCo, solely to the extent such Transaction Expenses are incurred and remain unpaid as of the Closing.

“Outstanding SPAC Transaction Expenses” shall mean the Transaction Expenses incurred by or on behalf of any SPAC Party, solely to the extent such Transaction Expenses are incurred and remain unpaid as of the Closing.

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Parties” or “Party” shall have the respective meaning set forth in the Preamble hereto.

“Patents” shall mean any and all patents and patent applications, provisional patent applications, patent cooperation treaty applications and similar filings and any and all substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor).

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“PCAOB Financial Statements” shall mean (a) the audited consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the audited consolidated statements of income and statements of income (loss), changes in shareholders’ equity and cash flows, for the years ended December 31, 2022 and 2021 audited by the Independent Auditors in accordance with PCAOB auditing standards, together with the auditor’s report of the independent auditors thereon, and (b) to the extent provided by the Company or New PubCo pursuant to Section 7.18 any other financial statements of the Company that are included in the Registration Statement and Proxy Statement.

“Permitted Lien” shall mean (a) Liens for Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings or for which adequate accruals or reserves have been established in accordance with GAAP, KIFRS, or IFRS; (b) statutory and contractual Liens of landlords with respect to Company Leased Property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and the like incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of Company Leased Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) in the case of Intellectual Property, non-exclusive licenses entered into in the ordinary course and other Incidental Licenses; (f) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other non-monetary Liens of record; (g) Liens that would be reflected on any current title reports or surveys or physical inspection of the Company Leased Properties; (h) transfer restrictions arising under applicable securities Legal Requirements; (i) Liens set forth on Section 1.1(C) of the Company Disclosure Letter; (j) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable; (k) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security; (l) Liens securing Indebtedness of the Group Companies set forth in Section 1.1(C) of the Company Disclosure Letter; or (m) Liens that are not material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean: (i) any definition for such term or for any similar term (e.g., “personally identifiable information”, “sensitive personal data” or “PII”) provided by any applicable Legal Requirement; or (ii) any information that identifies or could be reasonably used to identify an identifiable individual.

“PIPE Investment” shall have the meaning set forth in Section 7.14.

“Plan of Merger” shall have the meaning set forth in Section 2.1(b).

“Privacy Laws” shall mean any and all applicable Legal Requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, Processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information.

“Privacy Policies” shall mean each external or internal, past or present, training, manual, policy, notice, and/or statement or documents relating to Personal Information, including privacy policies and terms of use.

“Privacy Requirements” shall mean (a) all applicable Privacy Laws, (b) any applicable Privacy Policies or other policies of any of the Group Companies concerning the collection, dissemination, storage or use of Personal Information, and (c) all contractual commitments that any of the Group Companies has entered into or is otherwise bound with respect to the Processing of Personal Information.

“Process” or “Processing” shall mean, with respect to any data or Personal Information, the collection, recording, use, processing, storage, organization, modification, transfer, sale, retrieval, access, disclosure, deletion, dissemination or combination of such data or Personal Information.

“Proxy Clearance Date” shall have the meaning set forth in Section 7.1(a)(ii).

“Proxy Statement” shall have the meaning set forth in Section 7.1(a)(i).

“Reference Date” shall mean (i) with respect to representations and warranties relating to New PubCo, the date of incorporation of New PubCo and (ii) with respect to the Group Companies, the date that is three (3) years prior to the date hereof.

“Registration Shares” shall have the meaning set forth in Section 7.1(a)(i).

“Registration Statement” shall have the meaning set forth in Section 7.1(a)(i).

“Regulation S-K” shall mean Regulation S-K promulgated under the Securities Act.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Related Parties” shall mean, with respect to a Person, such Person’s Affiliates and such Person’s and such Affiliates’ respective former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Representatives, and each of the foregoing Persons’ respective successors and assigns.

“Representatives” shall mean, with respect to any Person, such Person’s controlling shareholders, controlling stockholders, directors, officers, managers, employees, agents, advisors and other representatives.

“Sanctioned Country” shall mean, a country or territory which is itself the subject or target of comprehensive Sanctions administered and enforced by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) (at the time of this Agreement, Cuba, Iran, North Korea, and Syria, as well as the Crimea, the so-called “Donetsk People’s Republic” and the so-called “Luhansk People’s Republic” regions of Ukraine).

“Sanctioned Person” shall mean any Person that is subject or target of Sanctions, including (i) any Person listed in any Sanctions-related list of maintained by the United States (including through OFAC, the U.S. Department of Commerce or the U.S. Department of State), the United Nations Security Council, the European Union, or the United Kingdom, (ii) any Person located, organized, resident in or national of a Sanctioned Country; or (iii) any Person 50% or more owned, directly or indirectly, or otherwise controlled by or acting on behalf of any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States (including through OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, or the United Kingdom.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” shall mean any actual or reasonably suspected (i) breach of security or other unauthorized access to, or use of, or other compromise to, the integrity or availability of any Company IT Systems, (ii) unauthorized acquisition, loss, theft or Processing of any data or information or (iii) compromise, intrusion, misuse, interference or unauthorized access to or use of any Company IT Systems, including any ransomware attack, distributed denial-of-service attack or any other similar incident, in each instance, regardless of whether any such incident or breach triggers any notice or reporting obligations under applicable Legal Requirements.

“Share Swap” shall have the meaning set forth in Section 2.2.

“Share Swap Agreement” shall have the meaning set forth in Section 8.2(f).

“Share Swap Effective Time” shall have the meaning set forth in Section 2.2.

“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), applications, algorithms, user interfaces, firmware, development tools, templates and menus, and all documentation, including user manuals and training materials, related to any of the foregoing.

“SPAC” shall have the meaning set forth in the Preamble hereto.

“SPAC Balance Sheet” shall have the meaning set forth in Section 5.9(a).

“SPAC Board” shall have the meaning set forth in the Recitals hereto.

“SPAC Business Combination” shall mean “Business Combination” as defined in the SPAC Governing Documents.

“SPAC Class A Ordinary Shares” shall have the meaning set forth in Section 5.2(a)(ii).

“SPAC Class B Ordinary Shares” shall have the meaning set forth in Section 5.2(a)(iii).

“SPAC Disclosure Letter” shall have the meaning set forth in the Preamble to Article V.

“SPAC D&O Indemnified Party” shall have the meaning set forth in Section 7.12(b)(i).

“SPAC D&O Tail” shall have the meaning set forth in Section 7.12(b)(ii).

“SPAC Governing Documents” shall mean the Amended and Restated Memorandum and Articles of Association of SPAC effective February 16, 2022.

“SPAC Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of the SPAC Parties, taken as a whole; or (b) the ability of any of the SPAC Parties to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect pursuant to clause (a) has occurred or would reasonably be expected to occur, or be deemed to constitute a SPAC Material Adverse Effect pursuant to clause (a): (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of any such acts, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, flooding, wild fires, epidemics, pandemics or other public health emergencies (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) the execution, performance or announcement of this Agreement or pendency or consummation of the Transactions, including by reason of the identity of the Company as a Party to this Agreement or any termination of, reduction in or impact thereof on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of SPAC or other third parties related thereto; provided that this clause (iii) shall not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the execution, performance or announcement of this Agreement or pendency or consummation of the Transactions, (iv) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by courts or any other Governmental Entity after the date of this Agreement; (v) changes in GAAP, IFRS or applicable accounting or auditing standards (or any interpretation thereof) after the date of this Agreement; (vi) changes in general economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities, banking or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which any of the SPAC Parties operate; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a SPAC Material Adverse Effect; (ix) any actions or inactions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of New PubCo or the Company; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the SPAC Parties, taken as a whole, relative to similarly situated companies in the industries in which any of the SPAC Parties conduct their respective operations, then such impact may be taken into account (unless otherwise excluded) in determining whether a SPAC Material Adverse Effect has occurred, but solely to the extent of such disproportionate and adverse effect on the SPAC Parties, taken as a whole. Notwithstanding the foregoing, the amount of any SPAC Shareholder Redemptions, or the failure to obtain the SPAC Shareholder Approval shall not be deemed a SPAC Material Adverse Effect; provided that the foregoing shall not prevent a determination that the underlying facts and circumstances resulting in such redemptions has resulted in a SPAC Material Adverse Effect.

“SPAC Material Contracts” shall have the meaning set forth in Section 5.10(a).

“SPAC Preferred Shares” shall have the meaning set forth in Section 5.2(a)(i).

“SPAC Recommendation” shall have the meaning set forth the Recitals hereto.

“SPAC Right” shall mean a right entitling the holder thereof to receive one-twelfth of one SPAC Class A Ordinary Share upon the consummation by SPAC of a SPAC Business Combination.

“SPAC SEC Reports” shall have the meaning set forth in Section 5.6(a).

“SPAC Share Price” shall mean an amount equal to the price at which each SPAC Class A Ordinary Share may be redeemed pursuant to the SPAC Shareholder Redemption.

“SPAC Shareholder Approval” shall mean the approval of the SPAC Shareholder Matters as set out in Section 7.1(a)(i), in each case in accordance with applicable Legal Requirements, the Proxy Statement and the SPAC Governing Documents.

“SPAC Shareholder Matters” shall have the meaning set forth in Section 7.1(a)(i).

“SPAC Shareholder Redemption” shall have the meaning set forth in Section 7.1(a)(i).

“SPAC Shareholders” shall mean shall have the meaning set forth in Recitals hereto.

“SPAC Shares” shall have the meaning set forth in Section 5.2(a)(iii).

“SPAC Sponsor” shall mean Jaguar Global Growth Partners I, LLC, a Delaware limited liability company.

“SPAC Sponsor Privileged Communications” shall have the meaning set forth in Section 11.15.

“SPAC Units” shall mean equity securities of SPAC each consisting of one SPAC Class A Ordinary Share, one SPAC Right and one-half of one SPAC Warrant.

“SPAC Warrant Agreement” shall mean that certain Warrant Agreement, dated February 10, 2022, between Continental and SPAC.

“SPAC Warrants” shall have the meaning set forth in Section 5.2(a)(iv).

“Special Meeting” shall have the meaning set forth in Section 7.1(b).

“Special Meeting Date” shall mean original date that the Special Meeting is scheduled to be held prior to postponements or adjournments thereof, if any.

“Special Meeting Form 8-K” shall have the meaning set forth in Section 7.3(c).

“Sponsor Support Agreement” shall have the meaning set forth in the Recitals hereto.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of share capital or shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Surviving Company” shall have the meaning set forth in Section 2.1(a).

“Tax” or “Taxes” shall mean: any and all federal, state, local and non-US taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, social security, recapture, net worth, employment, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies, fees and other similar charges, in each case, imposed by a Governmental Entity (whether disputed or not), together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts

“Tax Return” shall mean any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Trade Secrets” shall mean any and all trade secrets (and rights in technology, discoveries and improvements, inventions (whether or not patentable), Software, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), databases and data, Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information, designs, drawings, procedures, processes, algorithms, models, formulations, manuals and systems, whether or not patentable or copyrightable).

“Trademarks” shall mean any and all trademarks, service marks, trade names, business marks, service names, brand names, trade dress, logos, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof and any common law rights with respect thereto.

“Transaction Agreements” shall mean this Agreement, the Sponsor Support Agreement, the Company Shareholder Support Agreements, the Registration Rights Agreement, the Share Swap Agreement, the New PubCo A&R Charter, the Confidentiality Agreement and all other agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” shall mean, without duplication, (a) all out-of-pocket fees, costs and expenses paid or payable by a Party (whether or not billed or accrued for) prior to and through the Closing Date as a result of or in connection with the negotiation, preparation, and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, including any such amounts which are triggered by or become payable as a result of the Closing; (b) with respect to the Company only, all bonuses, change in control payments, severance, retention or similar payments or success fees payable to any current or former officer, employee, natural individual independent contractor or director of any Group Company solely as a result of the consummation of the Transactions, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing amounts; (c) all out-of-pocket fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers or any other consultants and public relations firms, payable by a Party in connection with the consummation of the Transactions (including, with respect to SPAC only, the deferred underwriting compensation paid in accordance with the IPO Underwriting Agreement to the underwriters named therein); (d) all out-of-pocket costs, fees and expenses related to the Company D&O Tail (with respect to the applicable Company Party only) and the SPAC D&O Tail (with respect to the SPAC only); (e) Transfer Taxes; and (f) all out-of-pocket filing costs, fees and expenses payable by a Party to any Governmental Entity in connection with the Transactions, including the SEC and Nasdaq.

“Transaction Litigation” shall have the meaning set forth in Section 7.20.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Merger, the Share Swap and any Financing Arrangements.

“Transfer Taxes” shall mean all transfer, documentary, sales, use, stamp, registration, excise, acquisition, property, recording, value added and other such similar Taxes and fees, including, for the avoidance of doubt, any Korean securities transaction Tax, that become payable in connection with or by reason of the execution of this Agreement and the Transactions.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” shall have the meaning set forth in Section 5.12(a).

“Trust Agreement” shall have the meaning set forth in Section 5.12(a).

“Trust Termination Letter” shall have the meaning set forth in Section 7.5.

“Unit Separation” shall have the meaning set forth in Section 3.1(a).

“Unvested Company Option” shall mean each Company Option outstanding immediately prior to the Share Swap Effective Time that is not a Vested Company Option.

“Vested Company Option” shall mean each Company Option outstanding immediately prior to the Share Swap Effective Time that is vested in accordance with its terms as of immediately prior to the Share Swap Effective Time or will vest solely as a result of the consummation of the Transactions.

“Waiving Parties” shall have the meaning set forth in Section 11.15.

“Willful Breach” shall mean, with respect to any Person and any agreement to which such Person is a party, such Person’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Person with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of such covenant or agreement.

“Written Objection” shall have the meaning set forth in Section 8.4.

ARTICLE II

THE MERGER AND THE SHARE SWAP

2.1. Merger.

(a) In order to facilitate the formation of New PubCo, a legacy Company Shareholder (the “Initial New PubCo Shareholder”) has contributed $0.0001 to New PubCo in exchange for all of the issued share capital in New PubCo (the “Initial New PubCo Interest”). On the Closing Date, at the Merger Effective Time, (i) SPAC will be merged with and into New PubCo upon the terms and subject to the conditions set forth in this Agreement, the Plan of Merger and in accordance with the applicable provisions of the Companies Act, whereupon the separate corporate existence of SPAC will cease and New PubCo will continue its existence under the Companies Act as the surviving company (the “Merger”) and (ii) the Initial New PubCo Interest shall be automatically converted into and exchanged into the right of the Initial New PubCo Shareholder to receive an aggregate of $0.0001 in cash pursuant to Section 3.1(f) (the “Initial New PubCo Interest Redemption Amount”). New PubCo, in its capacity as the surviving company of the Merger, is sometimes referred to herein as the “Surviving Company”.

(b) Upon the terms and subject to the conditions set forth in this Agreement, New PubCo and SPAC shall cause the Merger to be consummated on the Closing Date by executing a plan of merger (the “Plan of Merger”) substantially in the form attached as Exhibit B hereto and filing the Plan of Merger and other documents as required to effect the Merger pursuant to the Companies Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Companies Act. The Merger shall become effective on the date and at the time when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later date and time as New PubCo and SPAC may agree in writing and specify pursuant to the Companies Act (such date and time as the Merger becomes effective being the “Merger Effective Time”).

(c) At the Merger Effective Time, the effect of the Merger will be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights and privileges of each of SPAC and New PubCo shall vest in the Surviving Company and all debts, liabilities, obligations and duties of each of SPAC and New PubCo shall become debts, liabilities, obligations and duties of the Surviving Company.

(d) At the Merger Effective Time, the Governing Documents of the Surviving Company shall be amended and restated in the form set forth in Exhibit C (the “New PubCo A&R Charter”) until thereafter changed or amended as provided therein or by applicable Legal Requirements.

(e) From and after the Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements and the New PubCo A&R Charter, the board of directors of Surviving Company shall be comprised of seven (7) directors, five (5) of which shall be the directors set forth on Section 2.1(e) of the Company Disclosure Letter, and the remaining two (2) independent directors (as defined by Nasdaq and Rule 10A-3 promulgated under the Exchange Act) shall be designated by the Company, subject to SPAC’s reasonable consent in writing and, to the extent necessary, shall satisfy Nasdaq (or such other public stock market or exchange in the United States as may be agreed by the Company and SPAC) diversity requirements. The officers of Surviving Company may be proposed by either the Company or SPAC in writing; provided, that, such individuals shall only be designated as officers of the Surviving Company to the extent reasonably acceptable to the Company, as confirmed in writing to SPAC prior to the Merger Effective Time.

(f) The Parties shall take all actions necessary to ensure that the name of the Surviving Company immediately following the Closing is that which is reasonably agreed to by the Company and SPAC.

2.2. Share Swap. On the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, immediately following the Merger Effective Time, (a) New PubCo shall issue the Aggregate Share Swap Consideration to Exchange Sub, and in exchange therefor Exchange Sub shall issue the Aggregate Share Swap Note to New PubCo and (b) each Company Shareholder shall sell, transfer, convey, assign and deliver all of the Company Common Shares it holds to Exchange Sub in exchange for the number of New PubCo Ordinary Shares required to be paid to such Company Shareholder pursuant to Section 3.2(b) which payment shall be made in accordance with Section 3.4 (collectively, the “Share Swap” and such time as the Share Swap is consummated being the “Share Swap Effective Time”).

2.3. Closing. Unless this Agreement has been terminated and the Transactions herein contemplated have been abandoned pursuant to Article IX of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, the Closing will occur by electronic exchange of documents at a time and date to be specified in writing by the Parties which, subject to Section 8.4, will be no later than two (2) Business Days after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.

ARTICLE III

CLOSING TRANSACTIONS

3.1. Effect of Merger on SPAC and New PubCo. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the SPAC, New PubCo or any holder of any SPAC Shares:

(a) SPAC Units. Each SPAC Class A Ordinary Share, each SPAC Right and one-half of one SPAC Warrant comprising each issued and outstanding SPAC Unit immediately prior to the Merger Effective Time shall be automatically separated (the “Unit Separation”) and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share, one SPAC Right and one-half of one SPAC Warrant; provided that no fractional SPAC Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, then the number of SPAC Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Warrants.

(b) Cancellation of Certain SPAC Shares. All SPAC Shares that are owned by SPAC or any wholly owned subsidiary of the SPAC immediately prior to the Merger Effective Time shall automatically be canceled, and no New PubCo Ordinary Shares or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of SPAC Shares. Each SPAC Share issued and outstanding immediately prior to the Merger Effective Time (except for shares being cancelled pursuant to Section 3.1(b) and assuming consummation of the Unit Separation) shall be converted into and shall for all purposes represent only the right to receive one issued, fully paid and non-assessable New PubCo Ordinary Share. As of the Merger Effective Time, all of the SPAC Shares shall no longer be outstanding and shall automatically be canceled by virtue of the Merger and each former holder of SPAC Shares shall thereafter cease to have any rights with respect to such securities, except the right of such holders (other than for holders of SPAC Shares being cancelled pursuant to Section 3.1(b)) to receive New PubCo Ordinary Shares, in accordance with this Section 3.1 and otherwise as expressly provided herein.

(d) Treatment of SPAC Rights. Each SPAC Right that is issued and outstanding immediately prior to the Merger Effective Time (assuming consummation of the Unit Separation) shall be automatically converted into the number of New PubCo Ordinary Shares that would have been received by the holder thereof if such SPAC Right had been converted upon the consummation of a SPAC Business Combination in accordance with SPAC’s Governing Documents and the final prospectus of SPAC, dated as of February 11, 2022 (File No. 333-260483), into SPAC Class A Ordinary Shares, but for such purposes treating it as if such SPAC Business Combination had occurred immediately prior to the Merger Effective Time, and the SPAC Class A Ordinary Shares issued upon conversion of such SPAC Right had then automatically been converted into New PubCo Ordinary Shares in accordance with Section 3.1(c). As of the Merger Effective Time, all SPAC Rights shall no longer be outstanding and shall automatically be canceled by virtue of the Merger and each former holder of SPAC Rights shall thereafter cease to have any rights with respect thereto, except the right to receive New PubCo Ordinary Shares in accordance with this Section 3.1 and otherwise as expressly provided in this Agreement.

(e) Treatment of SPAC Warrants. Each SPAC Warrant that is outstanding and unexercised immediately prior to the Merger Effective Time (assuming consummation of the Unit Separation), shall be converted into and become a warrant to purchase New PubCo Ordinary Shares, and New PubCo shall assume each such SPAC Warrant in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to SPAC Shares under SPAC Warrants assumed by New PubCo shall thereupon be converted into rights with respect to New PubCo Ordinary Shares (a “Converted Warrant”). Accordingly, from and after the Merger Effective Time: (i) each Converted Warrant may be exercised solely for New PubCo Ordinary Shares; (ii) the number of New PubCo Ordinary Shares subject to each Converted Warrant shall be equal to the number of SPAC Shares that were subject to such SPAC Warrant, as in effect immediately prior to the Merger Effective Time; (iii) the per share exercise price for the New PubCo Ordinary Shares issuable upon exercise of each Converted Warrant shall be equal to the per share exercise price of SPAC Shares subject to such SPAC Warrant, as in effect immediately prior to the Merger Effective Time; and (iv) any restriction on the exercise of any Converted Warrant shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such SPAC Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a SPAC Warrant, such Converted Warrant in accordance with this Section 3.1 shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any share split, division or subdivision of shares, share dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Ordinary

Shares), reorganization, combination, exchange of shares, reverse share split, consolidation of shares, reclassification, recapitalization or other like change with respect to New PubCo Ordinary Shares subsequent to the Merger Effective Time. The Parties shall take all lawful actions to effect the aforesaid provisions of this Section 3.1(e), including causing the SPAC Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 3.1(e), including adding New PubCo as a party thereto.

(f) Cancellation of New PubCo Shares. Each share of New PubCo that is issued and outstanding immediately prior to the Merger Effective Time (which shall consist solely of the Initial New PubCo Interest) shall be automatically converted into and exchanged for the right to receive its pro rata portion of the Initial New PubCo Interest Redemption Amount. Promptly following the Merger Effective Time, New PubCo shall pay the Initial New PubCo Interest Redemption Amount to the Initial New PubCo Shareholder prior to the Merger Effective Time in accordance with written instructions provided thereby.

3.2. Effect of Share Swap on the Company. At the Share Swap Effective Time, by virtue of the Share Swap and without any action on the part of the Company or the Company Shareholders:

(a) Transfer of Company Common Shares. The representative director of the Company shall effect the transfer and conveyance of all Company Common Shares held by the Company Shareholders immediately prior to the Share Swap Effective Time (“Swapping Shareholders”) to Exchange Sub, in each case, free and clear of any claims or interest of any person previously entitled thereto, with such transfer and conveyance and such exchange evidenced by the Share Swap Agreement and the general shareholder meeting minutes evidencing the Company Shareholder Approval.

(b) Conversion of Rights to Company Common Shares. The right to each Company Common Share held by Swapping Shareholders shall be converted into and shall for all purposes represent only the right to receive a number of validly issued, fully paid and non-assessable New PubCo Ordinary Shares equal to the Company Exchange Ratio.

3.3. Treatment of Company Options.

(a) Prior to the Closing, the Company Board shall adopt such resolutions and use its reasonable best efforts to take such other actions permitted under applicable law or the terms of the Company Options as may be required to adjust the terms of all Vested Company Options and Unvested Company Options as necessary to provide that, at the Share Swap Effective Time, each Company Option shall be converted into an option to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option, the number of New PubCo Ordinary Shares (rounded down to the nearest whole share), determined by multiplying the number of Company Common Shares subject to such Company Option as of immediately prior to the Share Swap Effective Time by the Company Exchange Ratio, at an exercise price per Company Common Share (rounded up to the nearest whole cent) equal to (x) the exercise price per Company Common Share of such Company Option divided by (y) the Company Exchange Ratio (a “Converted Stock Option”).

(b) At the Share Swap Effective Time, New PubCo shall assume all obligations of the Company under the applicable equity incentive plan in respect of each outstanding Converted Stock Option and the agreements evidencing the grants thereof.

3.4. Issuance of New PubCo Ordinary Shares.

(a) Exchange Agent. Following the date hereof and prior to the Closing, New PubCo and Exchange Sub shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in connection with the Merger and the Share Swap, and, if required by the Exchange Agent, enter into an exchange agent agreement (in a form and substance that is reasonably acceptable to SPAC and the Company) in order for, among other things, the Exchange Agent to receive the Aggregate Share Swap Consideration and to make the distributions contemplated by Section 3.1(d), Section 3.1(e) and Section 3.2(b).

(b) Merger. At the Closing, and in accordance with the procedures to be agreed upon with the Exchange Agent, New PubCo shall issue to each SPAC Shareholder the number of New PubCo Ordinary Shares to which such SPAC Shareholder is entitled in respect of its SPAC Shares and SPAC Rights, if any, pursuant to Section 3.1.

(c) Share Swap. (i) On the Closing Date, as soon as reasonably practicable following receipt of the Aggregate Share Swap Consideration from New PubCo (which shall be issued by New PubCo as soon as reasonably practicable following the Merger Effective Time), Exchange Sub shall deposit or cause to be deposited the Aggregate Share Swap Consideration in trust with the Exchange Agent for the benefit of the Swapping Shareholders and distribution in accordance with this Section 3.4(c); and (ii) as promptly as practicable following the Share Swap Effective Time and completion of the required clearance filings under the Foreign Exchange Transaction Act of Korea by the applicable Swapping Shareholder, Exchange Sub shall cause the Exchange Agent to distribute therefrom the number of New PubCo Ordinary Shares required to be paid to such Swapping Shareholder pursuant to Section 3.2(b) in respect of such Swapping Shareholder’s Company Common Shares in accordance with the Closing Payments Schedule.

(d) Certain Adjustments. The number of New PubCo Ordinary Shares that each Person is entitled to receive as a result of the Merger or the Share Swap and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any share split, share subdivision, split-up, reverse share split, share consolidation, share subdivision, share dividend or distribution (including any dividend or distribution of securities convertible into SPAC Shares or New PubCo Ordinary Shares, as applicable), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Shares, SPAC Shares or New PubCo Ordinary Shares, as applicable, occurring during the Interim Period.

3.5. Closing Calculations. Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to SPAC a spreadsheet in form and substance agreed to by the Company and SPAC (the “Closing Payments Schedule”), prepared by the Company in good faith (a) including all calculations and information necessary to effect the conversions and make the distributions contemplated by Section 3.3, Section 3.4 and Section 3.9 and (b) detailing the Company’s calculations of, and quantifying in reasonable detail, the following:

(i) the Aggregate Share Swap Consideration;

(ii) the Company Exchange Ratio; and

(iii) the number of Company Founder Warrants required to be issued at the Closing pursuant to Section 3.9.

SPAC and its Representatives shall have a reasonable opportunity, during normal business hours, to review and to discuss with the Company and its Representatives the documentation provided pursuant to this Section 3.5 and any relevant books and records of the Company and its Subsidiaries. The Company and its Representatives shall reasonably assist and cooperate with SPAC and its Representatives in their review of the documentation and shall consider in good faith SPAC’s comments (stating in reasonable detail its objections) to the Closing Payments Schedule. The SPAC and Company shall work in good faith to resolve any disputes in relations to such comments, and solely to the extent any adjustments are agreed between the Company and SPAC and made to the Closing Payments Schedule prior to the Closing in accordance with this Section 3.5, such adjusted Closing Payments Schedule shall be final and binding on all Parties and shall thereafter become the Closing Payments Schedule for all purposes of this Agreement. The Closing Payments Schedule and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement. New PubCo shall, to the fullest extent permitted by applicable Legal Requirements, be entitled to rely fully on the information set forth in the Closing Payments Schedule, including in respect of fulfilling any applicable obligations under Section 3.4(c), absent manifest error.

3.6. Fractional Shares. Notwithstanding anything in this Agreement, no fraction of a New PubCo Ordinary Share shall be issued by virtue of the Merger or the Share Swap, and any Person who would otherwise be entitled to a fraction of a New PubCo Ordinary Share (after aggregating all fractional New PubCo Ordinary Shares that otherwise would be received by such Person) shall receive from New PubCo, in lieu of such fractional share: (i) one New PubCo Ordinary Share if the aggregate amount of fractional New PubCo Ordinary Shares such Person would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no New PubCo Ordinary Share if the aggregate amount of fractional New PubCo Ordinary Shares such Person would otherwise be entitled to is less than 0.50.

3.7. Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, the Exchange Agent, SPAC, the Company, New PubCo, Exchange Sub and their respective Affiliates, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment (and any other amounts treated as consideration for purposes of applicable Legal Requirements) as required by applicable Legal Requirements (as reasonably determined and subject to the requirements of this Section 3.7). If any such deduction or withholding is so required (other than compensatory payments to service providers of the Group Companies), the applicable withholding agent shall use reasonable best efforts to provide written notice to the applicable party of the amounts to be deducted and withheld no later than ten (10) Business Days prior to such payment (together with any legal basis therefor and method of calculation), shall use reasonable best efforts to provide the applicable party a reasonable opportunity to provide documentation establishing exemptions from or reductions of any such deduction or withholding, and shall reasonably cooperate with the applicable party to reduce or eliminate any applicable deduction or withholding. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted and paid over to the appropriate Governmental Entity in accordance with applicable Legal Requirements, and (ii) be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Share Swap treated as compensation, the Parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

3.8. Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time or Swap Effective Time, as applicable, any further action is necessary or desirable to carry out the purposes of this Agreement, including to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC, the officers and directors (or their designees) of the Company and New PubCo, on the one hand, and SPAC and Exchange Sub, on the other hand, are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.9. Company Founder Warrants.

(a) In the event that immediately following the Closing (assuming consummation of the Transactions other than those contemplated by this Section 3.9) the Company Founder Closing Ownership Stake would not constitute at least twelve and a half percent (12.5%) of the New PubCo Closing Fully Diluted Capital, then prior to the Closing, New PubCo, SPAC and the Company shall enter into an agreement with the Company Founders on reasonable terms pursuant to which New PubCo will issue to the Company Founders at the Closing, as allocated between the Company Founders as set forth in such agreement, a number of warrants to purchase New PubCo Ordinary Shares (“Company Founder Warrants”) such that following the issuance of such Company Founder Warrants to the Company Founders (and assuming the consummation of the Transactions and no other additional issuance of New PubCo Ordinary Shares or other equity securities of New PubCo), the Company Founder Closing Ownership Stake shall constitute twelve and a half percent (12.5%) of the New PubCo Closing Fully Diluted Capital. The per share exercise price for the New PubCo Ordinary Shares issuable upon exercise of each such Company Founder Warrant and other provisions governing each such Company Founder Warrant under such agreement, including the term, exercisability and vesting schedule thereof, shall be substantially similar to those governing Converted Warrants.

(b) For purposes of this Agreement, the following capitalized terms have the following meanings:

“Company Founder Closing Ownership Stake” shall mean, as of the time of determination, the total number of issued and outstanding New PubCo Ordinary Shares collectively owned beneficially or of record by the Company Founders, calculated as of immediately following the Closing assuming (i) conversion of all issued and outstanding securities of New PubCo that are convertible into New PubCo Ordinary Shares (including all Converted Stock Options, Converted Warrants and Company Founder Warrants) and (ii) settlement of all issued and outstanding restricted stock rights of New PubCo.

“New PubCo Closing Fully Diluted Capital” shall mean, as of the time of determination, the total number total number of issued and outstanding New PubCo Ordinary Shares, calculated as of immediately following the Closing assuming (i) conversion of all issued and outstanding securities of New PubCo that are convertible into New PubCo Ordinary Shares (including all Converted Stock Options, Converted Warrants and Company Founder Warrants) and (ii) settlement of all issued and outstanding restricted stock rights of New PubCo.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND NEW PUBCO

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company Parties to the SPAC Parties prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), (a) the Company hereby represents and warrants to the SPAC Parties with respect to the representations and warranties contained in this Article IV (other than each statement contained in (i) Section 4.2 and (ii) to the extent such statement pertains to New PubCo, Section 4.6, Section 4.7, Section 4.11, Section 4.15 and Section 4.22 (collectively, the “New PubCo Representations”) and (b) New PubCo hereby represents and warrants to the SPAC Parties with respect to the New PubCo Representations as follows:

4.1. Organization and Qualification. The Company is (a) a corporation duly formed, validly existing and in good standing (or the equivalent thereof, to the extent such concept exists) under Korean law and (b) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of the Company, as currently in effect, have been made available to SPAC. The Company is not in violation of any of the provisions of the Company’s Governing Documents in any material respect.

4.2. New PubCo.

(a) New PubCo is an exempted company limited by shares, validly existing and in good standing under the laws of the Cayman Islands. New PubCo has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not reasonably be expected to have a material adverse effect on the ability of New PubCo to consummate the Transactions by the Outside Date. New PubCo is not in violation of any of the provisions of its Governing Documents in any material respect. New PubCo is duly qualified or licensed to do business as a foreign company and is in good standing (or the equivalent thereof, to the extent such concept exists) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify or license would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of New PubCo to consummate the Transactions by the Outside Date. Complete and correct copies of the New PubCo Governing Documents as currently in effect have been made available to SPAC.

(b) Prior to the consummation of the Transactions, New PubCo does not have (i) any direct or indirect Subsidiaries or participations in joint ventures or other entities, or owns, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person; or (ii) any assets or properties of any kind other than those incident to its formation and this Agreement. New PubCo does not conduct, and has never conducted, any business except those incident or related to or incurred in connection with its formation, or continuing company existence or the negotiation, preparation or execution of this Agreement and the other Transaction Agreements to which it is (or will be) a party, the performance of its covenants or agreements in this Agreement or any such Transaction Agreement or the consummation of the Transactions. New PubCo is an entity that has been incorporated solely for the purpose of engaging in the Transactions.

(c) As of the date hereof, all outstanding shares of New PubCo are owned by the Initial New PubCo Shareholder, free and clear of all Liens (other than Permitted Liens).

(d) New PubCo has the requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations under this Agreement and the other Transaction Agreements to which it is a party and to consummate the applicable Transactions. The execution and delivery by New PubCo of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by New PubCo of the applicable Transactions have been duly and validly authorized by all necessary corporate action on the part of New PubCo, and, except for receipt of the approvals of the shareholders of New PubCo and approvals described in Section 4.7(b), no other corporate proceedings on the part of New PubCo are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated thereby. This Agreement and the other Transaction Agreements to which it is a party have been (or will be) duly and validly executed and delivered by New PubCo and, assuming the due authorization, execution and delivery thereof by the other Persons party thereto, constitute the legal and binding obligations of New PubCo, enforceable against New PubCo in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

4.3. Company Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Section 4.3(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Except as disclosed in Section 4.3(a) of the Company Disclosure Letter, the Company owns, directly or indirectly, legal and beneficial title to all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Company Subsidiary is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of each Company Subsidiary, as amended and currently in effect, have been made available to SPAC. No Company Subsidiary is or, to the best Knowledge of the Company, has been in violation of any provisions of its Governing Documents in any material respect.

4.4. Capitalization of the Group Companies.

(a) Section 4.4(a) of the Company Disclosure Letter sets forth, as of the date hereof, (i) the authorized share capital of the Company, (ii) the number, class and series of Company Common Shares owned by the stockholders of the Company and (iii) the number of Company Common shares that are reserved for future issuance pursuant to outstanding Company Options.

(b) Except as disclosed in Section 4.4(b) of the Company Disclosure Letter and Company Options, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any other Group Company is authorized or outstanding, including any such rights granted to any employees, consultants or directors of the

Company or any Group Company, and (ii) there is no commitment by any Group Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of its equity securities any evidence of indebtedness, to repurchase or redeem any of its securities or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any Company Common Shares. Except for (x) any dividends or distributions declared prior to the date of this Agreement and reflected in the Interim Financial Statements and (y) any dividends, distributions or other dispositions and payments of any nature declared, paid or made, as the case may be, between the Company and any of its Related Parties in accordance with contractual obligations existing on the date of this Agreement as disclosed pursuant to Section 4.19 or Section 4.21, the Company has not declared or paid any dividends or distributions with respect to any Company Common Shares since June 30, 2022 and has not made any other dispositions or payments of any nature to any of its Related Parties.

(c) Section 4.4(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to each Company Option outstanding: (i) the name of the Company Option recipient; (ii) the number of Company Common Shares that are subject to such Company Option; (iii) the exercise or purchase price of such Company Option; (iv) the date on which such Company Option was granted; (v) the vesting schedule of such Company Option (if any); and (vi) the date on which such Company Option expires. No Company Option was granted to any US taxpayers with an exercise price per share less than the fair market value of the underlying Company Options as of the date such Company Option was granted. All Company Common Shares that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The Company has no outstanding commitments to grant additional Company Options. No Company Common Shares are subject to vesting as of the date hereof.

(d) Except as disclosed in Section 4.4(d) of the Company Disclosure Letter, all issued and outstanding Company Common Shares or share capital, shares of capital stock, limited liability company interests and equity interests of each Company Subsidiary (i) are duly authorized, validly issued, fully paid and non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued or transferred in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right created by statute, the Governing Documents of any of the Group Companies or any applicable agreement to which the Company is a party and (iii) have been offered, or transferred, sold and issued in compliance in all material respects with applicable Legal Requirements and the applicable Group Companies’ respective Governing Documents.

(e) No outstanding Company Common Shares or share capital, shares of capital stock, limited liability company interests and equity interests of any Company Subsidiary are subject to vesting or forfeiture rights or repurchase by a Group Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights issued by any Group Company.

(f) All distributions, dividends, repurchases and redemptions in respect of the share capital (or other equity interests) of each Group Company were undertaken in compliance with the applicable Group Company’s Governing Documents then in effect, any applicable agreement to which the applicable Group Company was a party and in compliance with applicable Legal Requirements.

(g) Except as set forth in the Governing Documents of the respective Group Companies or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which any Group Company is a party or by which any Group Company is bound with respect to any ownership interests of the applicable Group Company.

(h) Except in connection with the Company Options or as provided for in this Agreement, no shares, shares of capital stock, warrants, options or other securities of any Group Company are issuable and no rights in connection with any shares, warrants, options or other securities of any Group Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(i) Except for the Indebtedness set forth in Section 4.4(i) of the Company Disclosure Letter, (i) no Group Company has any Indebtedness for borrowed money and (ii) no Group Company has availed itself of any loan, grant or other payment from any Governmental Entity in connection with COVID-19.

4.5. Authority Relative to this Agreement.

(a) The Company has all requisite corporate power and authority to: (i) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (ii) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions to which it is a party. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions to which it is a party have been duly and validly authorized by all requisite action on the part of the Company, and, except for receipt of the Company Shareholder Approval and the approvals described in Section 4.7(b), no other company proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions to which it is a party. This Agreement and the other Transaction Agreements to which it is a party have been (or will be) duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the other Persons parties hereto or thereto, constitute (or will constitute, upon execution thereof, as applicable) the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

4.6. No Conflict; Required Filings and Consents.

(a) Subject to the receipt of the Company Shareholder Approval, and assuming that the consents, approvals, orders, authorizations, filings, notices or permits referred to in Section 4.7(b) are duly and timely made or obtained, the execution and delivery by each of the Company Parties, as applicable, of this Agreement and the other Transaction Agreements to which it is a party do not, the performance of this Agreement and the other Transaction Agreements to which it is a party by it will not, and the consummation of the Transactions by it will not: (i) conflict with or result in a violation or breach of or default under any provision of any of its Governing Documents; (ii) conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or impair any of its rights or, in a manner adverse to it, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of it pursuant to, any applicable Company Material Contracts, except, with respect to clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of the SPAC Parties contained in this Agreement, the execution and delivery of this Agreement, or the other Transaction Agreements to which it is a party, by each of the Company and New PubCo, as applicable, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Plan of Merger and associated documents in accordance with the Companies Act; (ii) for the consents, approvals, authorizations and permits described on Section 4.7(b) of the Company Disclosure Letter; (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iv) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which the Company or New PubCo, as applicable, is qualified to do business.

4.7. Compliance; Approvals.

(a) Except as disclosed in Section 4.7(a) of the Disclosure Letter, each of the Group Companies and New PubCo, as applicable, has since the Reference Date complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business and assets, except for failures to comply or violations which, individually or in the aggregate, are not reasonably likely to be material to the Group Companies taken as a whole or New PubCo, as applicable. No written or, to the Knowledge of the Company, oral notice, of non-compliance with any applicable Legal Requirements has been received by any of the Group Companies since the Reference Date, except in respect of any potential non-compliance which, individually or in the aggregate, would not be reasonably likely to be material to the Group Companies taken as a whole. No written or, to the Knowledge of New PubCo, oral notice, of non-compliance with any applicable Legal Requirements has been received by New PubCo since the Reference Date, except for any potential non-compliance which, individually or in the aggregate, would not be reasonably likely to be material to New PubCo.

(b) (i) Each of the Group Companies and New PubCo, as applicable, is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it currently owns, operates or leases and to carry on its applicable business as it is now being conducted and (ii) each such Approval held by each of the Group Companies and New PubCo, as applicable, is valid, binding and in full force and effect, in case of (i) and (ii), except as would not, individually or in the aggregate, be reasonably likely to be material to the Group Companies taken as a whole or New PubCo, as applicable. None of the Group Companies and New PubCo, as applicable, (i) are in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such Approval, or (ii) have received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (i) and (ii) as would not, individually or in the aggregate, be reasonably likely to be material to the Group Companies taken as a whole or New PubCo, as applicable.

4.8. Financial Statements.

(a) The Company has made available to SPAC true and complete copies of (i) the audited consolidated balance sheets of the Company as of December 31, 2021, and the consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company for the fiscal years ended December 31, 2021 (collectively, the “Audited Financial Statements”), and (ii) the unaudited standalone balance sheet of the Company and G FRAME CO., Ltd. as of December 31, 2022, and the standalone statement of income (loss) for the fiscal year ended December 31, 2022 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).The Financial Statements: (w) present fairly, in all material respects, the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments (the effect of which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies taken as a whole) and the absence of footnotes); (x) were derived from and accurately reflect in all material respects, the books and records of the Company and the Company Subsidiaries in all cases except as may be indicated in the notes thereto and subject to the absence of footnotes and similar presentation items therein and normal year-end adjustments; and (y) were prepared in conformity with KIFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and all applicable Legal Requirements.

(b) The PCAOB Financial Statements to be delivered by the Company as promptly as practicable following the date hereof in accordance with Section 7.18, when so delivered, will (i) have been prepared in accordance with the books and records of the Group Companies, (ii) present fairly, in all material respects, the financial position of the Company and its Subsidiaries as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended, (iii) have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and all applicable Legal Requirements, (iv) in the case of audited financial statements, have been audited in accordance with the standards of the PCAOB, and (v) comply in all material respects with the applicable auditing and accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (including, to the extent applicable to the Company, Regulation S-X), for inclusion in the Proxy Statement and the Registration Statement.

(c) The Company has established and maintained a system of internal controls. Such internal controls are designed to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies and (iv) that accounts, notes and other receivables are recorded accurately. To the Knowledge of the Company, the Company has not identified or received any written notice alleging any fraud, whether or not material, that involves the management or other employees of the Company that have a significant role in the internal controls over financial reporting of the Company.

(d) There are no outstanding loans or other extensions of credit made by the Group Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

4.9. No Undisclosed Liabilities. Except as disclosed in Section 4.9 of the Company Disclosure Letter, the Group Companies have no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with KIFRS, or applicable Legal Requirements, except: (a) liabilities provided for in, or otherwise disclosed or reflected in the Financial Statements or in the notes thereto; (b) liabilities arising in the ordinary course of the Group Companies’ business since the date of the most recent balance sheet included in the Financial Statements; (c) liabilities incurred in connection with the Transaction or the negotiation, preparation or execution of this Agreement or any other Transaction Agreements; (d) arising under the terms of any Contract binding upon any Group Company disclosed in the Disclosure Letter (for the avoidance of doubt other than as a result of breach thereof) or (e) liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies taken as a whole.

4.10. Absence of Certain Changes or Events. Except as contemplated by this Agreement (including actions taken in respect of the negotiation and execution thereof), since the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, each Group Company has operated, its principal business in the ordinary course of business in all material respects and there has not been (i) any Company Material Adverse Effect or (ii) any action taken or agreed upon by any of the Group Companies that would be prohibited by Section 6.1, if such action were taken on or after the date hereof without the consent of SPAC.

4.11. Litigation.

(a) Except as disclosed in Section 4.11 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected be material to the Group Companies taken as a whole, as of the date of this Agreement, there is: (a) no pending or, to the Knowledge of the Company, threatened Legal Proceeding, or to the Knowledge of the Company, any investigation, against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such, and, to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding or investigation; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of the Company, threatened audit, examination, investigation or enforcement by any Governmental Entity against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such and, to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such audit, examination or investigation; (c) no pending or, to the Knowledge of the Company, threatened Legal Proceeding or, to the Knowledge of the Company, investigation, by any Group Company against any third party; (d) no settlement or similar agreement that imposes any ongoing obligation, restriction or penalty on any Group Company; and (e) no Order imposed or, to the Knowledge of the Company, threatened to be imposed upon any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such.

(b) Except as disclosed in Section 4.11 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies and New PubCo taken as a whole or, there is: (a) no pending or, to the Knowledge of New PubCo, threatened Legal Proceeding, or to the Knowledge of New PubCo, any investigation, against New PubCo or any of its properties or assets, or any of the directors, managers or officers of New PubCo with regard to their actions as such, and, to the Knowledge of New PubCo, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding or investigation; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of New PubCo, threatened in writing audit, examination, investigation or enforcement by any Governmental Entity against New PubCo or any of its properties or assets, or any of the directors, managers or officers of New PubCo with regard to their actions as such and, to the Knowledge of New PubCo, no facts exist that would reasonably be expected to form the basis for any such audit, examination or investigation; (c) no pending, to the Knowledge of New PubCo, or threatened Legal Proceeding or, to the Knowledge of New PubCo, investigation, by New PubCo against any third party; (d) no settlement or similar agreement that imposes any ongoing obligation, restriction or penalty on New PubCo; and (e) no Order imposed or, to the Knowledge of New PubCo, threatened to be imposed upon New PubCo or any of its properties or assets, or any of the directors, managers or officers of New PubCo with regard to their actions as such.

4.12. Employee Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list of each material employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each other plan, agreement, program, policy or other arrangement (other than any standard form employment agreement, or any statutory plan, agreement, program, policy or other arrangement that is required to be maintained under applicable law or by any Governmental Entity), under which (i) any current or former employee, officer, director or individual independent contractor of any Group Company (the “Group Company Employees”) has any present or future right to compensation or benefits of any kind and which are contributed to, required to be contributed to or sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has any present or future liability (each, an “Employee Benefit Plan”).

(b) With respect to each Employee Benefit Plan, the Company has delivered or made available to SPAC copies of each Employee Benefit Plan and any funding instrument relating to such plan.

(c) Except as disclosed in Section 4.12(c) of the Company Disclosure Letter, (i) Each Employee Benefit Plan is and has been in compliance, in all material respects, with its terms and all applicable Legal Requirements; and (ii) all contributions, premiums and other payments required to be made with respect to any Employee Benefit Plan on or before the date hereof have been timely made in all material respects and all obligations in respect of each Employee Benefit Plan as of the date hereof have been accrued and reflected in all material respects in the Company’s financial statements to the extent required by KIFRS or the applicable accounting standard. Each Employee Benefit Plan required to be registered has been registered with any Governmental Entity and has been so timely registered in good standing with applicable Governmental Entities in all material respects. Each Employee Benefit Plan intended to receive favorable Tax treatment under applicable Legal Requirements has been qualified or similarly determined to satisfy the requirements of such applicable Legal Requirements, in all material respects. Except as disclosed in Section 4.12(c) of the Company Disclosure Letter, no Employee Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded liabilities. No act or omission has occurred with respect to any Employee Benefit Plan that has subjected or could subject any Group Company to any material liability under applicable Legal Requirements (other than the payment of benefits in accordance with the applicable Employee Benefit Plan terms). No Group Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Employee Benefit Plan.

(d) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereunder or under the other Transaction Agreements will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration of time or vesting of any employee benefits or any loan forgiveness, (ii) result in any material payment (including severance pay, unemployment compensation, bonus or otherwise) becoming due to any Group Company Employee, (iii) increase in any material respect any benefits or compensation otherwise payable to any Group Company Employee, or (iv) require the Company to fund any material amount or benefit under any Employee Benefit Plan.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) give rise to any “excess parachute payment” as defined in Section 280G(b) (1) of the Code, any excise Tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

(f) As of the date hereof, there is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan except as disclosed in Section 4.12(f) of the Company Disclosure Letter.

(g) No Employee Benefit Plan provides, and no Group Company has any material obligation to provide post-retirement or post-termination health care or other welfare benefits.

4.13. Labor Matters.

(a) Except as stated in Section 4.13(a) of the Company Disclosure Letter, as of the date of this Agreement, no Group Company is a party to any collective bargaining agreement or other agreement with a labor organization, works council or other employee representative body and no current employee of any Group Company is represented by any labor union, works council, or other employee representative body with respect to his or her employment with such Group Company. No labor union, works council, other employee representative body, or group of employees of any Group Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with any Governmental Entity or applicable labor tribunal and, to the Knowledge of the Company, there have been no union organizing activities or similar representational activities involving employees of any Group Company.

(b) Except as would not be material to the Group Companies taken as a whole, as of the date of this Agreement, (i)(A) there are no activities or proceedings of any labor organization to organize any Group Company Employees and (B) there is no, and there has been no material labor dispute or strike, slowdown, picketing, concerted refusal to work overtime, or work stoppage against any Group Company; (ii) there is no, and there has been no notice or complaint from or on behalf of any current or former employee of, or other individual who provided services to, any Group Company that has, to the Knowledge of the Company, been received by any Group Company asserting or alleging sexual harassment or sexual misconduct against any other current or former appointed executive officer or director of any Group Company involving or relating to his or her services provided to any Group Company; (iii) there are no material complaints, charges, investigations, claims or other actions against any Group Company pending or, to the knowledge of the Company, threatened that would be brought or filed, with any Governmental Entity based on, arising out of, or in connection with any labor and employment Legal Requirements, or employment practice of any Group Company; and (iv) each Group Company is in material compliance with all applicable Legal Requirements respecting labor, employment and employment practices.

(c) To the Knowledge of the Company, as of the date of this Agreement, no executive officer of any Group Company has given written notice of termination of his or her employment with such Group Company in connection with the consummation of the Transactions. To the Knowledge of the Company, the Group Companies and each of their employees and consultants are in compliance in all material respects with the terms of any employment, nondisclosure, restrictive covenant, and consulting agreements between any Group Company and such individuals.

(d) No Group Company is liable for any arrears of wages, amounts that the Group Companies are legally required to withhold from their employees’ wages and to pay to any Governmental Entity as required by applicable Legal Requirements, or penalties with respect thereto, except in each case as would not be material to the Group Companies taken as a whole.

4.14. Real Property; Tangible Property.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a true, correct, and complete listing of all real property owned by the Group Companies. The Company has made available to SPAC true, correct, and complete copies of the deeds and other instruments in its possession by which the applicable Group Company acquired such Company Owned Properties. The applicable Group Company is the owner of each such Company Owned Property free and clear of all Liens (other than Permitted Liens). Other than the Company Owned Properties, none of the Group Companies own any real property. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, other than any of the Group Companies or pursuant to this Agreement, there are no parties in possession or parties having any option, right of first offer or first negotiation or right of first refusal or other similar rights to purchase or lease the Company Owned Properties or any material portion thereof or material interest therein.

(b) Each Group Company has a valid, binding and enforceable leasehold interest under each of the real property leases to which it is a party as of the date hereof as a lessee (the “Company Leased Properties” and together with the Company Owned Properties, the “Company Properties”), free and clear of all Liens (other than Permitted Liens). Each of the leases in respect of any Company Leased Property to which a Group Company is a party as of the date hereof, including all amendments and modifications thereof and together with all material agreements related thereto is set forth in Section 4.14(b) of the Company Disclosure Letter (collectively, the “Company Real Property Leases”), and is in full force and effect as of the date hereof, with rights to exclusive possession and quiet enjoyment except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. The Company has made available to SPAC true, correct and complete copies of all Company Real Property Leases. No Group Company is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, in each case, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. No Group Company has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a breach or default by any Group Company under any of the Company Real Property Leases and, to the Knowledge of the Company as of the date hereof, no other party is in breach or default thereof, in each case, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c) The Company Leased Properties are suitable to allow the businesses of the Group Companies to be operated as currently conducted in all material respects. To the Knowledge of the Company, (i) there are no pending condemnation proceedings with respect to any of the Company Properties, and (ii) the current use of the Company Properties does not violate any local planning, zoning or similar land use restrictions of any Governmental Entity in any material respect. No Person other than the Group Companies has the right to use the Company Leased Properties, except as subleased by the respective Group Company pursuant to a written sublease, a true and correct copy of which has been delivered to SPAC and is listed on Section 4.14(c) of the Company Disclosure Letter.

(d) The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its tangible assets reflected on the Interim Financial Statements (other than such assets disposed of in the ordinary course of business), free and clear of all Liens other than: (i) Permitted Liens; (ii) the rights of lessors under any Company Real Property Lease; and (iii) the Liens specifically identified on Section 4.14(d) of the Company Disclosure Letter. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the tangible assets reflected on the Interim Financial Statements (together with the Intellectual Property rights and contractual rights) of the Group Companies: (A) are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; (B) have been maintained in accordance with generally applicable accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put; and (C) are not used by the Group Companies for any purpose other than the operation of the businesses of the Group Companies.

4.15. Taxes.

(a) All income and other material Tax Returns required to be filed by or on behalf of each Group Company and New PubCo, as applicable, have been duly and timely filed (taking into account any ordinary course of business extension of time within which to file) with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes payable by each Group Company and New PubCo (whether or not shown on any Tax Return), as applicable, have been fully and timely paid (taking into account any applicable extensions properly applied for) in all material respects, except with respect to Taxes being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with KIFRS.

(b) Except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with KIFRS, no claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Company’s or New PubCo’s Knowledge, as applicable, is there any) against any Group Company and New PubCo, as applicable, which has not been paid or resolved.

(c) Except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with KIFRS, there are no ongoing or pending Legal Proceedings with respect to any material amounts of Taxes of any Group Company. There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of any Group Company (other than ordinary course of business extensions of time to file Tax Returns).

(d) There are no Liens for material Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(e) No Group Company: (i) has any liability for the Taxes of another Person (other than any Group Company) as a result of (A) being a member of an affiliated, consolidated, combined, unitary or aggregate group or (B) as a result of being a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes or agreements entered into solely between Group Companies).

(f) No Group Company has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or foreign Legal Requirements).

(g) No Group Company has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Entity that would reasonably be expected to affect any SPAC Party’s or any Group Company’s liability for Taxes for any taxable period ending after the Closing Date.

(h) No claim has been made in writing, which claim has not been resolved, by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that any Group Company is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(i) No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code since the Reference Date.

(j) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, other than such items included in, or excluded from, taxable income in the ordinary course of business.

(k) Each Group Company has timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(l) No Group Company has knowingly taken any action, or is aware of any fact or circumstance that would reasonably be expected, to prevent the Merger from qualifying for the Intended Tax Treatment.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.15 and Section 4.12 (to the extent expressly related to Taxes) (i) are the sole and exclusive representations and warranties of the Company and New PubCo in respect of Taxes, (ii) refer only to the past activities of the Group Companies and New PubCo and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon for or with respect to, Taxes attributable to any taxable periods (or portions thereof) beginning after, or Tax positions taken after, the Closing Date, and (iii) are not representations or warranties as to the amount of, or limitations on, any net operating losses, Tax credits or other Tax attributes that any Group Company, New PubCo, or any other Person may have for any taxable period (or portion thereof) beginning on or after the Closing.

4.16. Environmental Matters.

(a) Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect:

(i) The Group Companies are, and have been for the past three years, in compliance with applicable Environmental Laws as of the date of this Agreement;

(ii) The Group Companies are, and have been for the past three (3) years, in compliance with, all permits, licenses and other authorizations required under applicable Environmental Laws as of the date of this Agreement;

(iii) The Group Companies maintain all necessary records and data necessary for owning and operating its assets and business as it is presently conducted as required by applicable Environmental Law;

(iv) No Group Company is party to any unresolved or pending proceedings arising under applicable Environmental Laws;

(v) To the Knowledge of the Company, no conditions currently exist with respect to Company Leased Properties or any properties previously owned or occupied by any Group Company that would reasonably be expected to result in any of the Group Companies incurring any liabilities or obligations under Environmental Laws;

(vi) No Group Company has received any unresolved or outstanding written notice from any Governmental Entity or any other Person alleging any non-compliance with applicable Environmental Laws by any Group Company or requiring any Group Company to conduct the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, other than those notices relating to investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances conducted on behalf of the Group Companies’ customers or other third parties in the ordinary course of business;

(vii) To the Knowledge of the Company, no portion of any property currently owned, used, leased, or operated by any Group Company has been used by any Group Company for the handling, manufacturing, processing, generation, storage or disposal of Hazardous Substances in a manner other than in compliance with applicable Environmental Law and associated permits, licenses or authorizations required by applicable Environmental Laws; and

(viii) No Group Companies have given or received any warranties or indemnities in respect of Environmental Laws.

(b) The Group Companies have made available to SPAC copies of all material non-privileged environmental assessments, if any, (including any Phase I or II environmental assessments), studies, audits, analyses or reports relating to Company Leased Properties or the Group Companies and prepared in the past three years that are in the possession of the Group Companies.

4.17. Brokers; Third Party Expenses. Except as disclosed in Section 4.17 of the Company Disclosure Letter, none of the Group Companies has any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions on account of Contracts entered into by any of the Group Companies.

4.18. Intellectual Property.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all of the following Intellectual Property that is owned by any of the Group Companies: (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; (iv) Internet domain name registrations (the Intellectual Property referred to in clauses (i) through (iv), collectively, the “Company Registered Intellectual Property”), (v) any Trademarks that are not registered or subject to an application for registration filed with a Governmental Entity and that are material to the business of the Group Companies, taken as a whole, and (vi) Group Company Software that is not registered or subject to an application for registration filed with a Governmental Entity that is material to the Group Companies, taken as a whole. Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, (x) all of the Company Registered Intellectual Property is subsisting and all of the registrations in the Company Registered Intellectual Property are, to the Knowledge of the Company, enforceable and valid; and (y) all necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each item of the Company Registered Intellectual Property (other than pursuant to abandonment, lapse, cancellation, expiration or similar deliberate act or omission in the course of prosecution of any of the Company Registered Intellectual Property).

(b) Except as would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies taken as a whole, the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, including any such material Intellectual Property assigned to the Company or its Subsidiaries by any employee of the Group Companies, in each case, free and clear of all Liens (other than Permitted Liens). Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has a license or otherwise possesses rights to use (as currently used by the Group Companies) all other Intellectual Property used or held for use in the conduct of the businesses of the Group Companies as currently conducted; and (ii) the consummation of the Transactions will not (w) impair any rights under, or cause any of the Group Companies to be in violation of or default under, any license or other agreement to use any Licensed Intellectual Property or under which any of the Group Companies grants any Person rights to use any Owned Intellectual Property, (x) give rise to any termination or modification of, or entitle any other party to terminate or modify, any such licenses or other agreements, (y) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to any use or exploitation of any Licensed Intellectual Property, or (z) result in the loss or termination of any of the Group Companies’ rights with respect to the Licensed Intellectual Property or Owned Intellectual Property.

(c) Since the Reference Date, to the Knowledge of the Company, (i) the conduct of the businesses of the Group Companies as currently conducted has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person; and (ii) no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the material Owned Intellectual Property (and no such claims have been made in writing against any third party by any of the Group Companies).

(d) Since the Reference Date, (i) there is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing against any of the Group Companies, and no Group Company has received since the Reference Date any written notice from any Person pursuant to which any Person is: (x) alleging that any Group Company or the conduct of the business of any of the Group Companies has infringed, misappropriated or otherwise violated any Intellectual Property rights of any third party; or (y) contesting the scope, use, ownership, validity or enforceability of any of the Owned Intellectual Property (other than ordinary course prosecution correspondence); and (ii) none of the material Owned Intellectual Property is subject to any pending or outstanding Order that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property.

(e) No past or present director, officer, partner, shareholder, quotaholder, manager, employee, consultant, service provider or independent contractor of any of the Group Companies has any ownership rights in any material Owned Intellectual Property (other than the right to use such Owned Intellectual Property in the performance of their activities for the Group Companies pursuant to a Contract with a Group Company). Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, each of the past and present directors, officers, partner, shareholder, quotaholder, manager, employees, consultants, service providers and independent contractors of any of the Group Companies who are or were engaged in creating or developing any Owned Intellectual Property for the Group Companies has executed and delivered a written agreement, pursuant to which such Person has: (x) if such Person has access to such information, agreed to hold all confidential and/or proprietary information of the Group Companies (or of another Person and held by any Group Company under an obligation to maintain the secrecy and confidentiality of such information) in confidence both during and for certain periods after such Person’s employment or retention, as applicable; (y) with respect to any such Intellectual Property that does not vest initially in a Group Company by operation of law, presently assigned to such Group Company all of such Person’s rights, title and interest in and to all such Intellectual Property (other than moral rights) created or developed for such Group Company in the course of such Person’s employment or retention thereby; and (z) to the extent moral rights arise in the applicable jurisdiction, agreed to waive (or not to assert against any Group Company) all moral rights such Person may have in any such work which such Person created or authored for such Group Company in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, there is no uncured material breach by any such Person with respect to its obligation to assign any material Intellectual Property to any Group Company or to protect the material Trade Secrets of the Group Companies under any such agreement.

(f) Each of the Group Companies, as applicable, takes commercially reasonable steps to maintain and protect the confidentiality of all material confidential Owned Intellectual Property.

(g) Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been used to create, in whole or in part, any Owned Intellectual Property in any manner that gives any such person or entity any ownership or other rights in such Intellectual Property.

(h) Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, the Group Companies own, lease, license or otherwise have the legal right to use all computer systems, Software, firmware, middleware, hardware, peripherals, servers, routers, hubs, switches, data communication lines, networks, interfaces, platforms and related systems, databases, websites and all other information technology equipment (collectively, “IT Systems”) used by any Group Company (collectively, the “Company IT Systems”), and such Computer IT Systems are sufficient in all material respects for the current needs of the Group Companies. The Group Companies have taken commercially reasonable actions designed to protect the security of the Company IT Systems owned by them (and all information stored or contained therein or transmitted thereby) against any Security Incident in all material respects.

(i) Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) each of the Group Companies has since the Reference Date, implemented and maintained commercially reasonable disaster recovery and business continuity plans, procedures and facilities; and (ii) since the Reference Date, there have been no failures, breakdowns, or continued substandard performance of any such Company IT Systems that have not been remedied in all material respects.

(j) Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) none of the Group Companies have incorporated any Open Source Software in, or used any Open Source Software in connection with, any material Group Company Software in a manner that requires the contribution, distribution, licensing, attribution or disclosure to any third party of any material portion of any source code for any such Group Company Software or that would otherwise transfer the rights of ownership in any Owned Intellectual Property of any of the Group Companies to any Person; and (ii) the Group Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software to which any of them are party or otherwise bound.

(k) Each of the Group Companies has since the Reference Date complied in all material respects with all Privacy Requirements. Since the Reference Date, the Group Companies have at all times each implemented commercially reasonable administrative, technical, physical and organizational safeguards designed to protect the security and integrity of the Company IT Systems and any Business Data, including utilizing commercially reasonable tools designed to prevent unauthorized access and the introduction of Disabling Devices. To the Knowledge of the Company, none of the Group Companies has inserted, and no other person has inserted or alleged to have inserted, any Disabling Device in any of the Company IT Systems. Since the Reference Date, (i) there have been no material Security Incidents; (ii) none of the Group Companies have provided or been legally or contractually required to provide any notices to any Person in connection with any material Security Incident; and (iii) none of the Group Companies has been subject to or received notice, request, claim, complaint, correspondence, or other communication from any Governmental Entity or other person regarding any material Security Incident or material violation of any Privacy Requirement, and, to the Knowledge of the Company, there is no reasonable basis for the same.

(l) The Group Companies have all material rights to use the Business Data in the manner in which such Group Companies use such Business Data prior to the Closing Date.

4.19. Agreements, Contracts and Commitments.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each of the following Contracts to which a Group Company is a party as of the date hereof:

(i) any Contract or purchase commitment reasonably expected to result in future payments to or by any Group Company in excess of $500,000 (or its equivalent in another currency) per annum;

(ii) any Contract with the top 10 customers of the Group Companies (the “Material Customers”) as determined by revenue, in each case during the 12-month period ended on December 31, 2022;

(iii) any Contract with the top 10 suppliers and vendors of the Group Companies (the “Material Suppliers”) based on amounts paid for goods during the twelve-month period ended on December 31, 2022;

(iv) any Contract that purports to limit in any material respect (A) the localities in which the Group Companies’ businesses may be conducted, (B) any Group Company from engaging in any line of business or (C) any Group Company from developing, marketing or selling products or services, including any business non-compete agreements;

(v) any Contract memorializing any Interested Party Transactions (other than those employment agreements, confidentiality agreements, non-competition agreements (for the benefit of a Group Company) or any other agreement of similar nature entered into in the ordinary course of business with employees or technical consultants) providing for annual payments in an amount equal to or greater than $250,000 (or its equivalent in another currency) per annum;

(vi) any Contract that imposes material obligations on any of the Group Companies to provide “most favored nation” pricing to any of its customers, or that contains any “take or pay” or minimum requirements with any of its suppliers, right of first refusal or other similar provisions with respect to any transaction engaged in by any of the Group Companies;

(vii) any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;

(viii) any Contract for or relating to any borrowing of money by or from the Company in excess of $500,000 (or its equivalent in another currency) per annum (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among any of the Group Companies);

(ix) any Contract: (A) providing for the grant of any preferential rights to purchase or lease any material asset of any Group Company; or (B) providing for any exclusive or preferred right to sell or distribute any material product or material service of any of the Group Companies;

(x) any Contracts relating to the sale of any operating business of any Group Company or the acquisition by any Group Company of any operating business, whether by merger, purchase or sale of stock or assets or otherwise, in each case for which any Group Company has any material outstanding obligations in excess of $100,000 (or its equivalent in another currency) per annum (other than customary non-disclosure and similar obligations incidental thereto and other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business);

(xi) any collective bargaining agreement or other similar labor Contract with any labor union, labor organization, or works council;

(xii) any Contract for the use by any of the Group Companies of any tangible property where the annual lease or mandate payments are greater than $500,000 (or its equivalent in another currency) (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(xiii) any Contract under which any of the Group Companies: (A) obtains the right to use, or a covenant not to be sued under, any Intellectual Property from any third party (other than Incidental Inbound Licenses) or (B) grants the right to use, or a covenant not to be sued under, any Owned Intellectual Property to any third party (other than Incidental Outbound Licenses);

(xiv) any Contract that creates guarantees or Liens of any nature on the Company’s assets not in the ordinary course of business and in an amount equal or greater than $500,000 (or its equivalent in another currency); and

(xv) any ongoing obligation to make any material payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons and in an amount equal or greater than $200,000 (or its equivalent in another currency).

(b) Except for any Company Material Contract that has been terminated in accordance with the terms of this Agreement or terminates upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies taken as a whole, each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Neither the Company nor, to the Knowledge of the Company, any other party thereto (as of the date hereof), is in breach of or in default under, and, to the Knowledge of the Company, no event has occurred as of the date hereof which with notice or lapse of time or both would become a breach of or default under, any Company Material Contract, other than such breach, default or event which would not be reasonably expected to be material to the Group Companies taken as a whole and to the Knowledge of the Company, no party to any Company Material Contract has given written notice in the last 12 months of any claim of any such breach, default or event, or has provided in the last 12 months any formal written notice of any intention to terminate or materially modify, any such Company Material Contract. True, correct and complete copies of all Company Material Contracts have been made available to SPAC.

(c) No Group Company has received any written or, to the Knowledge of the Company, oral notice that any Material Customer or Material Supplier intends to cease doing business with any Group Company or materially decrease the volume of business that it is presently conducting with any Group Company.

4.20. Insurance. Each of the Group Companies maintains insurance policies or fidelity or surety bonds (collectively, the “Insurance Policies”) covering such risks in respect of its business and assets as are customarily carried by Persons conducting business in the ordinary course of business in the industries and geographies in which the Group Companies operate, and such Insurance Policies are in full force and effect in all material respects. The coverages provided by such Insurance Policies are usual and customary in amount and scope for the Group Companies’ business and operations as concurrently conducted, and sufficient to comply in all material respects with any insurance required to be maintained by Company Material Contracts of the Group Companies. No written notice of cancellation or termination has been received by any Group Company with respect to any of the effective Insurance Policies. There is no pending material claim by any Group Company under any of the existing Insurance Policies with respect to which coverage has been questioned, denied or disputed by the underwriters of such policies (other than a customary reservation of rights notice). The premiums due with respect to such Insurance Policies have been timely paid.

4.21. Interested Party Transactions. (a) No officer or director of the Company or, or to the Knowledge of the Company, any of then- respective immediate family members, or to the Knowledge of the Company, any employee, officer, director or manager of the Group Companies or any of their respective immediate family members, is indebted to the Group Companies for borrowed money, nor are any of the Group Companies indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, and (b) to the Knowledge of the Company, no officer, director, employee, manager or holder of equity or derivative securities of the Group Companies (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, a counterparty to (or controls a counterparty to) any Company Material Contract with any of the Group Companies (any such transactions in clauses (a) and (b), and for the avoidance of doubt, excluding the transactions described in clauses (i) through (viii), an “Interested Party Transaction”), in each case, other than: (i) for payment of salary, bonuses and other compensation for services rendered; (ii) reimbursement for reasonable expenses incurred in connection with any of the Group Companies; (iii) pursuant to any Employee Benefit Plan, or for other employee benefits made generally available to similarly situated Persons; (iv) related to any such Person’s ownership of Company Common Shares or other securities of the Group Companies or such Person’s employment or consulting arrangements with the Group Companies; (v) loans and other extensions of credit to officers and employees of any Group Company for travel, business or relocation expenses or other loans and other extensions of credit, which are, individually and in the aggregate, immaterial, made for employment-related purposes in the ordinary course of business; (vi) as set forth in Section 4.21 of the Company Disclosure Letter; or (vii) as would not, individually or in the aggregate, be material to the Group Companies. To the to the extent required by applicable Legal Requirements to be reflected, registered or accounted, all Interested Party Transactions have been duly reflected, registered and accounted in the Group Companies’ financial statements.

4.22. Information Supplied. The information relating to the Group Companies and New PubCo to be supplied by or on behalf of the Company for inclusion in the Registration Statement and the Proxy Statement (or any amendment or supplement thereto) will not, on the date of filing thereof or when the Registration Statement is declared effective or the date the Proxy Statement is first mailed to SPAC Shareholders, as applicable, or at the time of the Special Meeting, in the case of the Registration Statement, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading, and in the case of the Proxy Statement, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by the Company or New PubCo with respect to the information that has been or will be supplied by either SPAC Party or any of their respective Representatives for inclusion in the Registration Statement and the Proxy Statement or any projections or forecasts to be included therein.

4.23. Anti-Bribery; Anti-Corruption. For the past five (5) years, none of the Group Companies or any of the Group Companies’ respective directors, officers or, to the Knowledge of the Company, any of the Group Companies’ respective employees, Affiliates or any other Persons acting on their behalf, at their direction or for their benefit has, in connection with the operation of the business of the Group Companies, directly or indirectly: (a) made, offered, authorized, or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official or any other Person for the purpose of: (i) influencing any act or decision of such Government Official; (ii) inducing such Government Official to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature in violation of Anti-Corruption Laws; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or materially inaccurate books and records related to any of the foregoing; or (f) otherwise violated any applicable Anti-Corruption Laws. For the past five (5) years, none of the Group Companies or any of the Group Companies’ respective directors, officers, or, to the Knowledge of the Company, any of the Group Companies’ respective employees, Affiliates or any other Persons acting on their behalf, (i) is or has been the subject of an unresolved claim or unresolved allegation relating to (A) any potential violation of applicable Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to any government official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any applicable Anti-Corruption Law. To the Knowledge of the Company, none of the Group Companies has employed or retained, directly or indirectly, a Government Official or a close family member of a Government Official. To the Knowledge of the Company, no Government Official has, directly or indirectly, the right of control over, or any beneficial interest in, the Company. The Group Companies maintain a system or systems of internal controls reasonably designed to (x) promote compliance with applicable Anti-Corruption Laws and (y) prevent and detect violations of applicable Anti-Corruption Laws.

4.24. International Trade; Sanctions; Anti-Money Laundering Laws.

(a) For the past five (5) years, the Group Companies, the Group Companies’ respective directors, officers and, to the Knowledge of the Company, any of the Group Companies’ respective employees, Affiliates or any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies: (a) have been in compliance with all applicable Customs & International Trade Laws, including the Customs & International Trade Authorizations; (b) have, where legally required, obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Group Companies, including the Customs & International Trade Authorizations; (c) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (d) have not received any actual or, to the Knowledge of the Company, threatened claims or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws.

(b) None of the Group Companies or any of the Group Companies’ directors, officers and, to the Knowledge of the Company, any of the Group Companies’ respective employees, Affiliates, or any other Persons acting on their behalf is or has been in the past five (5) years a Sanctioned Person. In the past five (5) years, the Group Companies and the Group Companies’ respective directors, officers and, to the Knowledge of the Company, any of the Group Companies’ respective Affiliates, employees or any other Persons acting on their behalf have, in connection with the operation of the business of the Group Companies, been in compliance with applicable Sanctions and Anti-Money Laundering Laws. For the past five (5) years, (i) no Group Company has engaged in any business with or involving, directly or indirectly, any Sanctioned Person or Sanctioned Country in violation of Sanctions, (ii) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the

Group Companies or any of their respective directors, officers or, to the Knowledge of the Company, any of the Group Companies’ respective Affiliates, employees or any other Persons acting on their behalf in connection with any actual or alleged violation of applicable Sanctions or Anti-Money Laundering Laws, (iii) there have been no actual or, to the Knowledge of the Company, threatened claims or requests for information by a Governmental Entity received by a Group Company with respect to the Group Companies’ or any of their respective Affiliates’ compliance with applicable Sanctions or Anti-Money Laundering Laws and (iv) no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with Sanctions or Anti-Money Laundering Laws. The Group Companies have in place controls and systems reasonably designed to promote compliance with applicable Sanctions and Anti-Money Laundering Laws.

4.25. Board Approval; Shareholder Vote. The Company Board, by resolutions duly adopted by vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way has duly (a) determined that this Agreement and the other Transaction Agreements and the Transactions (including the Merger and the Share Swap) are fair to, advisable and in the best interests of the Company, and (b) approved this Agreement and the other Transaction Agreements and the Transactions (including the Merger and the Share Swap) and declared their advisability (the “Company Board Approval”). The Company Shareholder Approval is the only vote of the holders of Company Common Shares necessary to adopt this Agreement and the other Transaction Agreements and approve the Transactions (including the Merger and the Share Swap).

4.26. Disclaimer of Other Warranties. EACH COMPANY PARTY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, NO SPAC PARTY OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO ANY COMPANY PARTY OR ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY SPAC PARTY OR ANY OF THE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NO SPAC PARTY OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY A SPAC PARTY IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS; AND (B) NO SPAC PARTY OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE COMPANY PARTIES OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, BY OR ON BEHALF OF A SPAC PARTY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO A SPAC PARTY OR ANY OF ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OTHER THAN IN THE TRANSACTION AGREEMENTS. EACH COMPANY PARTY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. EACH COMPANY PARTY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF EACH SPAC PARTY AND ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND, IN MAKING ITS DETERMINATION, EACH COMPANY PARTY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE SPAC PARTIES EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 4.26, CLAIMS AGAINST ANY SPAC PARTY OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC AND EXCHANGE SUB

Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by SPAC and Exchange Sub to the Company on or prior to the date of this Agreement (the “SPAC Disclosure Letter”); and (ii) as disclosed in the SPAC SEC Reports filed or furnished with the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports), excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (it being acknowledged that nothing disclosed in such SPAC SEC Reports will be deemed to modify or qualify the Fundamental Representations of SPAC), each SPAC Party hereby represents and warrants to the Company as follows:

5.1. Organization and Qualification.

(a) Each SPAC Party is a company duly organized, validly existing and in good standing (or the equivalent thereof, to the extent such concept exists) under the laws of its jurisdiction of organization.

(b) Each SPAC Party has the requisite company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not have a SPAC Material Adverse Effect.

(c) Neither SPAC Party is in breach or violation of any of the provisions of its Governing Documents in any respect.

(d) Each SPAC Party is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

(e) SPAC has no Subsidiaries other than Exchange Sub and does not own, directly or indirectly, any equity securities in any Person other than Exchange Sub. As of the date hereof, all outstanding equity securities of Exchange Sub are owned by SPAC, free and clear of all Liens (other than Permitted Liens).

(f) Complete and correct copies of the Governing Documents of each SPAC Party, as currently in effect, have been made available to the Company. Neither SPAC Party is in violation of any of the provisions of such SPAC Party’s Governing Documents in any material respect.

(g) Prior to the consummation of the Transactions, Exchange Sub does not have (i) any direct or indirect Subsidiaries or participations in joint ventures or other entities, or owns, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person; or (ii) any assets or properties of any kind other than those incident to its formation and this Agreement. Exchange Sub does not conduct, and has never conducted, any business except those incident or related to or incurred in connection with its incorporation, or continuing corporate existence or the negotiation, preparation or execution of this Agreement and the other Transaction Agreements to which it is (or will be) a party, the performance of its covenants or agreements in this Agreement or any such Transaction Agreement or the consummation of the transactions contemplated hereby or thereby. Exchange Sub is an entity that has been incorporated solely for the purpose of engaging in the Transactions.

5.2. Capitalization.

(a) As of the date of this Agreement: (i) 5,000,000 undesignated preference shares, par value $0.0001 per share, of SPAC (the “SPAC Preferred Shares”) are authorized, and no such shares are issued and outstanding; (ii) 500,000,000 class A ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class A Ordinary Shares”), are authorized and 23,000,000 of such shares are issued and outstanding; (iii) 50,000,000 class B ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class B Ordinary Shares” and, together with the SPAC Preferred Shares and the SPAC Class A Ordinary Shares, the “SPAC Shares”), are authorized and 7,666,667 such shares are issued and outstanding; (iv) 23,950,000 warrants to purchase one SPAC Class A Ordinary Share (“SPAC Warrants”) are outstanding; and (v) 23,000,000 SPAC Rights are outstanding. All outstanding SPAC Shares, SPAC Rights and SPAC Warrants have been duly authorized, validly issued, fully paid and are non-assessable, are not subject to, nor have been issued or transferred in violation of, any applicable Legal Requirements, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, and have been offered, or transferred, sold and issued in compliance in all material respects with applicable Legal Requirements and the SPAC’s Governing Documents. The SPAC Warrants constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(b) Except for SPAC Rights, SPAC Warrants, SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock or share rights, stock or share appreciation rights, other rights (contingent or otherwise), stock-based performance units, commitments or Contracts of any kind to which any SPAC Party is a party or by which it is bound obligating such SPAC Party to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other shares or other interest or participation in, or any security convertible or exercisable for or exchangeable into, SPAC Shares or any other shares or other interest or participation in any SPAC Party. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Except as set forth in the SPAC Governing Documents, neither SPAC Party has any commitment to repurchase or redeem any of its securities or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any equity interests of either SPAC Party.

(c) Except as set forth in the SPAC Governing Documents or the Current Registration Rights Agreement or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which any SPAC Party is a party or by which any SPAC Party is bound with respect to any ownership interests of any SPAC Party.

(d) No SPAC Party has any Indebtedness as of the date hereof except as set forth on in Section 5.2(d) of the SPAC Disclosure Letter.

(e) The authorized capital stock of Exchange Sub consists of 100,000,000 shares of common stock, par value ~~W~~1,000 per share, one (1) of which is outstanding and (i) have been duly authorized, validly issued, fully paid and are non-assessable, (ii) were issued in compliance in all material respects with applicable Legal Requirements and Exchange Sub’s Governing Documents, and (iii) are not subject to, nor have been issued in breach or violation of, any applicable Legal Requirements, purchase option, call option, right of first refusal, preemptive right, subscription right, preemptive right or any similar right, or Contract to which Exchange Sub is a party or bound.

(f) Except for Exchange Sub in the case of SPAC, neither SPAC Party owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(g) Except as provided for in this Agreement, no shares, shares of capital stock, warrants, options or other securities of either SPAC Party are issuable and no rights in connection with any shares, warrants, options or other securities of either SPAC Party accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

5.3. Authority Relative to this Agreement. Each SPAC Party has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its obligations under this Agreement and the other Transaction Agreements and to consummate the Transactions (including the Merger and the Share Swap) contemplated hereby and thereby. Subject to receipt of the SPAC Shareholder Approval, the execution and delivery by each SPAC Party of this Agreement and the other Transaction Agreements to which it is (or will be) a party, and the consummation of the Transactions (including the Merger and the Share Swap) have been (or, in the case of any Transaction Agreement entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all necessary corporate action on the part of such SPAC Party, and no other proceedings on the part of such SPAC Party are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement and the other Transaction Agreements to which a SPAC Party is (or will be) a party have been (or, in the case of any Transaction Agreement entered into after the date of this Agreement, will be upon execution thereof) duly and validly executed and delivered by such SPAC Party and, assuming the due authorization, execution and delivery hereof and thereof by the Company and the other Persons parties thereto, constitute or will constitute, upon execution thereof, as applicable, the legal and binding obligations of such SPAC Party enforceable against it in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

5.4. No Conflict; Required Filings and Consents.

(a) Subject to the receipt of the SPAC Shareholder Approval, neither the execution, delivery nor performance by each SPAC Party of this Agreement or the other Transaction Agreements to which it is (or will be) a party, nor the consummation of the Transactions, shall: (i) conflict with or violate or result in a breach of default of such SPAC Party’s Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings, notices or permits referred to in Section 5.4(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; or (iii) violate, or result in any breach of, or constitute a default (that with or without notice or lapse of time or both) under, or impair any of its rights or, in a manner adverse to it, alter the rights or obligations of any third party under, or give to any third party any rights of consent, termination, amendment, modification, acceleration, suspension, revocation or cancellation under or of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of such SPAC Party pursuant to, any Contracts (including any of the terms, conditions or provisions thereunder), except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

(b) The execution and delivery by each SPAC Party of this Agreement and the other Transaction Agreements to which it is (or will be) a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or designation, declaration or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Plan of Merger and associated documents in accordance with the Companies Act; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which such SPAC Party is qualified to do business; (iii) for the filing of any notifications required under the Antitrust Laws and the expiration of the required waiting periods thereunder; (iv) for the consents, approvals, authorizations and permits described in Section 5.4(b) of the SPAC Disclosure Letter; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

5.5. Compliance; Approvals. Since its incorporation, each SPAC Party has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business and assets. Since the date of its incorporation, no investigation or review by any Governmental Entity with respect to either SPAC Party has been pending or, to the Knowledge of SPAC, threatened. No written or, to the Knowledge of SPAC, oral notice, of non-compliance with any applicable Legal Requirements has been received by either SPAC Party. Each SPAC Party is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. Each Approval held by each SPAC Party is valid, binding and in full force and effect in all material respects. Neither SPAC Party: (a) is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such Approval; or (b) has received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (a) and (b) as would not individually or in the aggregate, reasonably be expected to have, as applicable, a SPAC Material Adverse Effect.

5.6. SPAC SEC Reports and Financial Statements.

(a) Except as set forth in Section 5.6(a) of the SPAC Disclosure Letter, SPAC has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”), and shall timely file or furnish all such forms, reports, schedules, statements and other documents required to be filed or furnished subsequent to the date of this Agreement through the Closing Date (the “Additional SPAC SEC Reports”). All SPAC SEC Reports, Additional SPAC SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of New PubCo) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes- Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction, except as permitted by the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports were, and the Additional SPAC SEC Reports will be, prepared in all material respects in compliance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Reports did not at the time they were filed, and the Additional SPAC SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were (or will be) made, not misleading. The Certifications are, or will be, each true and correct in all material respects. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Reports. To the Knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. SPAC maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq, so long as copies thereof are publicly available.

(b) The SPAC SEC Reports contain true and complete copies of the applicable SPAC financial statements. The financial statements and notes of SPAC contained or incorporated by reference in the SPAC SEC Reports fairly present, and the financial statements and notes of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports will fairly present, in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to in, such financial statements, all prepared from the books and records of the SPAC and in accordance with: (i) GAAP; and (ii) all applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S¬K, as applicable) and, in the case of the audited SPAC financial statements, were audited in accordance with the standards of the PCAOB, in each case, applied on a consistent basis throughout the periods involved, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. SPAC has no liability or obligation of any nature whatsoever, whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or not, due or not, individually or in the aggregate, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such a liability or obligation, other than (i) Liabilities set forth in or reserved against the most recent balance sheet contained in the SPAC SEC Reports (the “SPAC Balance Sheet”), (i) liabilities incurred after the date of the SPAC Balance Sheet in the ordinary course of SPAC’s business, (ii) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (iii) Liabilities arising under this Agreement and the other Transaction Agreements and/or the performance of SPAC of its obligations hereunder or thereunder, (iv) the SPAC Transaction Expenses, and (v) obligations and liabilities reflected, or reserved against, in the financial statements of SPAC contained in the SPAC SEC Reports or as set forth in Section 5.6(b) of the SPAC Disclosure Letter.

(c) SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management’s general or specific authorizations, (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (y) access to assets is permitted only in accordance with management’s general or specific authorization and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Since the formation of SPAC, neither SPAC nor, to the Knowledge of SPAC, any Representative of SPAC, has received or otherwise had or obtained Knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC with respect to the financial statements contained in the SPAC SEC Reports or the internal accounting controls of SPAC, including any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices. Since the formation of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC.

(e) There are no outstanding loans or other extensions of credit made by any SPAC Party to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of such SPAC Party.

5.7. Absence of Certain Changes or Events. Except as set forth in SPAC SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since the incorporation of the SPAC, there has not been: (a) any SPAC Material Adverse Effect; or (b) any action taken or agreed upon by SPAC that would be prohibited by Section 6.1 if such action were taken on or after the date hereof without the consent of the Company.

5.8. Litigation. Except as would not, individually or in the aggregate, reasonably be expected to be material to any SPAC Party, as of the date of this Agreement, there is (and since its incorporation, there has been): (a) no pending or, to the Knowledge of SPAC, threatened Legal Proceeding or any investigation, against either SPAC Party or any of its properties or assets, or any of the directors, managers or officers of such SPAC Party with regard to their actions as such, and, to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding or investigation; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of SPAC, threatened audit, examination, investigation or enforcement by any Governmental Entity against either SPAC Party or any of its properties or assets, or any of the directors, managers or officers of such SPAC Party with regard to their actions as such, and, to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such audit, examination, investigation or enforcement; (c) no pending or threatened Legal Proceeding or investigation by either SPAC Party against any third party; (d) no settlement or similar agreement that imposes any ongoing obligation or restriction or penalty on either SPAC Party; and (e) no Order imposed or, to the Knowledge of SPAC, threatened to be imposed upon either SPAC Party or any of its properties or assets, or any of the directors, managers or officers of such SPAC Party with regard to their actions as such.

5.9. Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities: (i) in connection with its organization; (ii) in connection with its initial public offering; and (iii) directed toward the accomplishment of a SPAC Business Combination. Except as set forth in the SPAC Governing Documents, there is no Contract or Order binding upon any SPAC Party or to which any SPAC Party is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

(b) Except for the Transactions, neither SPAC Party owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby, neither SPAC Party has any material interests, rights, obligations or liabilities with respect to, and either SPAC Party is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a SPAC Business Combination.

5.10. SPAC Material Contracts.

(a) Section 5.10 of the SPAC Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K) to which each SPAC Party is party (the “SPAC Material Contracts”), other than any such SPAC Material Contract that is listed as an exhibit to SPAC’s Registration Statement on Form S-l (File No. 333-259532).

(b) As of the date hereof and except for this Agreement, the other Transaction Agreements and Transactions (including with respect to expenses and fees incurred in connection therewith), neither SPAC Party is a party to any Contract with any other Person that would require payments by such SPAC Party or any of their respective Affiliates after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract.

(c) True, correct and complete copies of the SPAC Material Contracts have been delivered to or made available to the Company or its Representatives. Except for each SPAC Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have a SPAC Material Adverse Effect, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of each SPAC Party party thereto and, to the Knowledge of SPAC, represent the legal, valid and binding obligations of the other parties thereto, and, to the Knowledge of SPAC, are enforceable by such SPAC Party to the extent a party thereto in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies, (ii) neither SPAC Party or, to the Knowledge of SPAC, any other party thereto, is in breach or violation of or default (or would be in breach, violation or default but for the existence of a cure period) under any such Contract, and, to the Knowledge of SPAC, no event has occurred as of the date hereof which with notice or lapse of time or both would become a breach or violation of or default under, any such Contract, and (iii) to the Knowledge of SPAC, no party to any such Contract has given written notice in the last 12 months of any claim of any such breach, default or event, or has provided in the last 12 months any formal written notice of any intention to terminate or modify, any such Contract.

5.11. SPAC Listing. The SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “JGGCU”. The SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “JGGC”. The SPAC Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “JGGCR”. The SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “JGGCW”. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened in writing against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares, the SPAC Rights or SPAC Warrants or to terminate the listing of SPAC on Nasdaq. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares, the SPAC Rights or SPAC Warrants under the Exchange Act.

5.12. Trust Account.

(a) As of date hereof, SPAC has at least $239,657,178 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of February 10, 2022, by and between SPAC and Continental Stock Transfer and Trust Company (“Continental”), as trustee, for the benefit of its public shareholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement, the obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with or without the giving of notice or the lapse of time (or both), would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, Continental. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between SPAC and Continental that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of SPAC, that would entitle any Person (other than shareholders of SPAC holding SPAC Shares sold in SPAC’s initial public offering who shall have elected to redeem their SPAC Shares pursuant to SPAC Governing Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem SPAC Shares in accordance with the provisions of SPAC Governing Documents. As of the date hereof, SPAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened, with respect to the Trust Account. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article IV and the compliance by the Company Parties with their respective obligations hereunder with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date. Upon consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the pre-Closing SPAC equityholders who have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC Governing Documents, each in accordance with the terms of and as set forth in the Trust Agreement, SPAC shall have no further obligation under either the Trust Agreement or the SPAC Governing Documents to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

5.13. Taxes.

(a) All income and other material Tax Returns required to be filed by or on behalf of SPAC and Exchange Sub have been duly and timely filed (taking into account any ordinary course of business extension of time within which to file) with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes required to be paid by SPAC and Exchange Sub (whether or not shown on any Tax Return) have been fully and timely paid (taking into account any applicable extensions properly applied for) in all material respects, except with respect to Taxes being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP. Exchange Sub is in compliance with all material Korean Legal Requirements with respect to Taxes (including, for the avoidance of doubt, any capital duty Legal Requirements).

(b) Except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with IFRS, no claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the SPAC’s Knowledge is there any) against SPAC or Exchange Sub which has not been paid or resolved.

(c) Except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with IFRS, there are no ongoing or pending Legal Proceedings with respect to any material amounts of Taxes of SPAC or Exchange Sub and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of SPAC or Exchange Sub (other than ordinary course of business extensions of time to file Tax Returns).

(d) There are no Liens for material Taxes (other than Permitted Liens) upon any of the assets of SPAC or Exchange Sub.

(e) Neither SPAC nor Exchange Sub has any liability for the Taxes of another Person (other than SPAC or Exchange Sub) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes).

(f) Neither SPAC nor Exchange Sub has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or foreign Legal Requirements).

(g) Neither SPAC nor Exchange Sub has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Entity that would reasonably be expected to affect any SPAC Party’s or any Group Company’s liability for Taxes for any taxable period ending after the Closing Date.

(h) Neither SPAC nor Exchange Sub has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code since the Reference Date.

(i) Neither SPAC nor Exchange Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, other than such items included in, or excluded from, taxable income in the ordinary course of business.

(j) Each of SPAC and Exchange Sub is and has since its formation been treated as a corporation for U.S. federal (and applicable state and local) income tax purposes.

(k) Neither SPAC nor Exchange Sub has knowingly taken any action, or is aware of any fact or circumstance, that would reasonably be expected, to prevent the Merger from qualifying for the Intended Tax Treatment.

(l) Each of SPAC and Exchange Sub is a tax resident only in its jurisdiction of incorporation. No claim has been made in writing, which claim has not been resolved, by any Governmental Entity in a jurisdiction in which SPAC or Exchange Sub, respectively, does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(m) Each of SPAC and Exchange Sub has timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.13 and Section 5.15 (to the extent expressly related to Taxes) are (i) the sole and exclusive representations and warranties of SPAC and Exchange Sub in respect of Taxes, (ii) refer only to the past activities of SPAC and Exchange Sub and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon for or with respect to, Taxes attributable to any taxable periods (or portions thereof) beginning after, or Tax positions taken after, the Closing Date, and (iii) are not representations or warranties as to the amount of, or limitations on, any net operating losses, Tax credits or other Tax attributes that SPAC, Exchange Sub, or any other Person may have for any taxable period (or portion thereof) beginning on or after the Closing.

5.14. Information Supplied. The information supplied, or to be supplied, by or on behalf of either SPAC Party for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement (or any amendment or supplement thereto) will not, on the date of filing thereof or when the Registration Statement is declared effective or the date the Proxy Statement is first mailed to SPAC Shareholders, as applicable, or at the time of the Special Meeting, in the case of the Registration Statement, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading, and in the case of the Proxy Statement, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by either SPAC Party with respect to the information that has been or will be supplied by either Company Party or any of their respective Representatives for inclusion in the Registration Statement and the Proxy Statement or any projections or forecasts to be included therein.

5.15. Employees; Benefit Plans. Other than as described in the SPAC SEC Reports or Section 5.15 of the SPAC Disclosure Letter, SPAC has, and has never had, any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee. SPAC does not maintain or have any direct liability under any employee benefit plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will: (a) result in any material payment (including severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such employee benefits. Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) give rise to any “excess parachute payment” as defined in Section 280G(b) (1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

5.16. Board Approval; Shareholder Vote. The SPAC Board and Exchange Sub (including any required committee or subgroup of the SPAC Board) has, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements to which it is a party and the consummation of the Transactions; (b) determined that the consummation of the Transactions is in the best interest of the SPAC and Exchange Sub (as applicable), (c) made the SPAC Recommendation, and (d) directed that this Agreement be submitted to the shareholders of SPAC for their adoption. Other than the approval of the SPAC Shareholder Matters, no other corporate proceedings on the part of SPAC are necessary to approve the consummation of the Transactions.

5.17. Investment Act; Jobs Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

5.18. Affiliate Transactions. No Contract between SPAC, on the one hand, and any of the present or former directors, officers, employees, shareholders, stockholders, warrant holders or other equity interest holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.

5.19. Brokers. Except as set forth in Section 5.18 of the SPAC Disclosure Letter, neither SPAC Party has any liability or obligation to pay any fees or commissions or similar charges to any broker, finder, investment banker, agent or other similar Person with respect to this Agreement or the Transactions.

5.20. Disclaimer of Other Warranties. EACH SPAC PARTY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, NEW PUBCO, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO ANY SPAC PARTY OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY INSIDER, ANY OF THE GROUP COMPANIES, NEW PUBCO, OR ANY OF THE RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, NEW PUBCO, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY OR NEW PUBCO IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS; AND (B) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, NEW PUBCO, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO EITHER SPAC PARTY OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO ANY SPAC PARTY OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON BY OR ON BEHALF OF ANY COMPANY PARTY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES, NEW PUBCO AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING OTHER THAN IN THE TRANSACTION AGREEMENTS. EACH SPAC PARTY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. EACH SPAC PARTY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES, NEW PUBCO AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND IN MAKING ITS DETERMINATION, EACH SPAC PARTY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND NEW PUBCO EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.20, CLAIMS AGAINST ANY GROUP COMPANY, NEW PUBCO OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

ARTICLE VI

CONDUCT PRIOR TO THE CLOSING DATE

6.1. Conduct of Business by the Company Parties. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing (the “Interim Period”), the Company and New PubCo shall, and the Company shall cause each of the Company Subsidiaries to, other than as a result of or in connection with COVID-19 (including compliance with any applicable COVID-19 Measure) or, as reasonably necessary in the good faith determination of the Company, to prevent or mitigate the effects of any damage to property or injury to, or to protect the health or welfare of, employees, directors, officers or agents in emergency situations (provided, that the Company shall, to the extent reasonably practicable, inform SPAC of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from SPAC with respect thereto), use commercially reasonable efforts to carry on its business in the ordinary course, except: (w) as required by Legal Requirements or Order; (x) to the extent that SPAC shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed); (y) as expressly contemplated by this Agreement or any of the other Transaction Agreements; or (z) as expressly set forth in Section 6.1 of the Company Disclosure Letter. Without limiting the generality of the foregoing, except (i) as expressly contemplated by this Agreement or any of the other Transaction Agreements, (ii) as required by applicable Legal Requirements or Order (iii) as a result of or in connection with COVID-19 (including compliance with any applicable COVID-19 Measure), (iv) as required pursuant to any Financing Arrangements or (v) as expressly set forth in Section 6.1 of the Company Disclosure Letter, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company and New PubCo shall not (for the avoidance of doubt and notwithstanding anything to the contrary (including defined terms used below that may apply to only one such Party and not the other), each such Party covenanting as follows solely with respect to itself and its Subsidiaries and the conduct of its business and not with respect to the other such Party or the other such Party’s Subsidiaries or the conduct of the other such Party’s business), and the Company shall cause the Company Subsidiaries not to, do any of the following:

(a) except in the ordinary course of business or as otherwise required by any existing Employee Benefit Plan or applicable Legal Requirements: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor, except for (A) individual increases of not more than 5% in the base salary or wage rate of any current employee who has annual base compensation of more than $250,000 (or its equivalent in another currency) in the ordinary course of business and (B) the payment of annual bonuses and other short-term incentive compensation in the ordinary course of business (including with respect to the determination of the achievement of any applicable performance objectives, whether qualitative or quantitative); (ii) grant or pay any severance, retention, transaction or change in control pay or benefits to, or otherwise increase the severance, retention, transaction or change in control pay or benefits of, any current or former employee, director or independent contractor, other than the payment of severance in the ordinary course of business in exchange for a release of claims; (iii) enter into, materially amend or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan or otherwise; (v) grant any equity or equity-based compensation awards or (vi) hire or terminate any employee whose annual base compensation is $250,000 (or its equivalent in another currency) or more, other than terminations for cause;

(b) (i) transfer, sell, assign, license, sublicense, encumber, impair, abandon or otherwise dispose of any right, title or interest in or to any material Owned Intellectual Property; or (ii) voluntarily waive or cancel any material rights in or to any material Owned Intellectual Property, other than, in each of clauses (i) through (ii), non-exclusive licenses granted in the ordinary course of business or other Incidental Outbound Licenses or expirations of Intellectual Property in accordance with the applicable statutory term (if such term is non-renewable);

(c) except for transactions solely among the Group Companies, on the one hand, or the Group Companies and New PubCo, on the other hand: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, shares, equity securities or property) in respect of any share capital or otherwise, or split, combine or reclassify any share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, shares, capital stock or any other equity interests, as applicable, in any Group Company or New PubCo; or (iii) grant, issue sell or otherwise dispose, or authorize to issue, sell, or otherwise dispose any membership interests, shares, capital stock or any other equity interests (such as share or stock options, share or stock units, restricted shares or stock or other Contracts for the purchase or acquisition of such shares or capital stock), as applicable, in any Group Company or New PubCo (other than as expressly required in connection with any Financing Arrangement);

(d) amend its Governing Documents;

(e) (i) merge, consolidate or combine with a third party, other than with SPAC; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing a majority of the equity interest in or all or substantially all of the assets of, or by any other manner, any third-party business or corporation, partnership, association or other business organization or division thereof;

(f) voluntarily dispose of, amend or fail to renew any Company Real Property Lease other than in the ordinary course of business and as would not reasonably be expected to be material to the Group Companies or New PubCo, as applicable, individually or in the aggregate;

(g) other than with respect to the Company Real Property Leases and Intellectual Property, voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing with respect to, material assets or properties, other than (i) in the ordinary course of business or (ii) pursuant to Contracts existing on the date hereof or (iii) dispositions of obsolete, worthless or de minimis assets or properties or (iv) transactions solely among the Group Companies, on one hand, or the Group Companies and New PubCo, on the other hand;

(h) (i) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies or New PubCo, in each case in excess of $500,000, other than advances for business expenses and loans or advances to employees, customers or suppliers in the ordinary course of business; (ii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness for borrowed money incurred after the date hereof in excess of $500,000 (or its equivalent in another currency) in the aggregate other than (w) in connection with additional borrowings, extensions of credit and other financial accommodations from the existing lenders or under existing credit facilities, notes and other Indebtedness existing as of the date of this Agreement, (x) guarantees of any Indebtedness of any Company Subsidiaries or guarantees by the Company Subsidiaries of the Indebtedness of the Company or New PubCo, (y) Indebtedness that qualifies as Outstanding Company Transaction Expenses or (z) Indebtedness incurred in connection with any transaction permitted under Section 6.1(e); (iii) except in the ordinary course of business, create any Liens on any material property or material assets of any of the Group Companies or New PubCo, as applicable, in connection with any Indebtedness thereof (other than Permitted Liens) other than transactions solely among the Group Companies, on one hand, or the Group Companies and New PubCo, on the other hand; or (iv) cancel or forgive any Indebtedness for borrowed money owed to any of the Group Companies or New PubCo other than intercompany Indebtedness or ordinary course compromises of amounts owed to the Group Companies or New PubCo by their respective customers;

(i) compromise, settle or agree to settle any Legal Proceeding involving payments by any Group Company or New PubCo, as applicable, of $500,000 (or its equivalent in another currency) or more, or that imposes any material non-monetary obligations on a Group Company or New PubCo (excluding, for the avoidance of doubt, confidentiality, non-disparagement or other similar obligations incidental thereto), as applicable;

(j) except in the ordinary course of business or as would not reasonably be expected to be material to the Group Companies or New PubCo, as applicable: (i) modify or amend in a manner that is adverse to the applicable Group Company or New PubCo, as applicable, or terminate (other than expiration in accordance with its terms) any Company Material Contract, (ii) enter into any Contract that would have been a Company Material Contract, had it been entered into prior to the date of this Agreement, or (iii) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract (other than assignments by the applicable Group Company to any other Group Company);

(k) except as required by GAAP (or any interpretation thereof), KIFRS, IFRS (or any interpretation thereof) or applicable Legal Requirements (including to obtain compliance with PCAOB auditing standards), make any material change in accounting methods, principles or practices;

(l) (i) make, change or revoke any material Tax election in respect of material Taxes of any Group Company except where such action would be consistent with the past practice of a Group Company; (ii) settle or compromise any material Tax liability, enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement in respect of material Taxes (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes), (iii) consent to any extension or waiver of statute of limitations regarding any material amount of Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes, in each case other than any such extension or waivers that would be consistent with the past practice of the Group Companies, (iv) surrender or allow to expire any right to claim a refund of material Taxes or (v) file any amended material Tax Return other than any such amended Tax Return that would be consistent with the past practice of a Group Company;

(m) knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(n) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company or New PubCo, as applicable;

(o) subject to Section 6.1(a), pay, distribute or advance any material assets or property to, any of its officers, directors, shareholders, stockholders or other Affiliates (other than the Group Companies or New PubCo), other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions, (ii) reimbursement for reasonable expenses incurred in the ordinary course of business, (iii) Employee Benefit Plans, (iv) employment arrangements entered into in the ordinary course, or (v) payment of salary and benefits and the advancement of expenses in the ordinary course of business;

(p) engage in any material new line of business (it being understood that this Section 6.1(p) shall not restrict the Group Companies or New PubCo, as applicable, from extending its business into new geographies); or

(q) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.1(a) through Section 6.1(p).

6.2. Conduct of Business by SPAC. During the Interim Period, SPAC and Exchange Sub shall, other than as a result of or in connection with COVID-19 (including compliance with any applicable COVID-19 Measure), use commercially reasonable efforts to carry on their respective businesses in the ordinary course, except: (a) to the extent that the Company shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) as expressly contemplated by this Agreement or any of the other Transaction Agreements; (c) as expressly set forth in Section 6.2 of the SPAC Disclosure Letter; or (d) as required by Legal Requirements or Order. Without limiting the generality of the foregoing, except (i) as expressly contemplated by this Agreement or any of the other Transaction Agreements (including the settlement of SPAC Shareholder Redemptions), (ii) as set forth in Section 6.2 of the SPAC Disclosure Letter, (iii) as required by applicable Legal Requirements or Order, or (iv) as a result of or in connection with COVID-19 (including compliance with any applicable COVID-19 Measure), without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC and Exchange Sub shall not do any of the following.

(a) declare, set aside or pay any dividends on or make any other distributions (whether in cash, shares, stock, equity securities or property) in respect of any share capital (or warrant or other equity interests) or split, combine or reclassify any share capital (or warrant or other equity interests), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital or warrant or other equity interest, or effect any like change in capitalization;

(b) purchase, repurchase, redeem or otherwise acquire, or offer to purchase, repurchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC or Exchange Sub;

(c) grant, issue, deliver, sell, dispose, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or subscriptions, rights, warrants or options to acquire any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares or equity securities or convertible or exchangeable securities;

(d) amend their Governing Documents or the terms of any SPAC Warrants;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) (i) create or incur any Indebtedness or assume, guarantee or otherwise become liable for any such Indebtedness of another Person or Persons; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing; provided, however, that SPAC shall be permitted to incur Indebtedness for borrowed money from its Affiliates and shareholders, including SPAC Sponsor, in order to meet its reasonable working capital requirements and in each case, such Indebtedness having terms as described in SPAC’s prospectus filed with the SEC in connection with its initial public offering;

(g) make any loan, advance or capital contribution to any other Person or cancel or forgive any Indebtedness owed to SPAC or Exchange Sub;

(h) except as required by GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;

(i) (i) make, change or revoke any material Tax election in respect of material Taxes of SPAC or Exchange Sub except where such action would be consistent with the past practice of such SPAC Party; (ii) settle or compromise any material Tax liability, enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement in respect of material Taxes (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (iii) consent to any extension or waiver of statute of limitations regarding any material amount of Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes, in each case other than any such extensions or waivers that would be consistent with the past practice of such SPAC Party; (iv) surrender or allow to expire any right to claim a refund of material Taxes; or (v) file any amended material Tax Return other than any such amended Tax Return that would be consistent with the past practice of such SPAC Party;

(j) knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(k) create any Liens on any material property or material assets of SPAC or Exchange Sub;

(l) liquidate, dissolve, reorganize or otherwise wind up the business or operations of SPAC or Exchange Sub, or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or Exchange Sub;

(m) commence, settle, compromise or agree to compromise or settle any Legal Proceeding (i) material to SPAC or Exchange Sub, respectively, or their respective properties or assets, (ii) involving payments by SPAC or Exchange Sub, as applicable, of $500,000 (or its equivalent in another currency) or more, or (iii) that imposes any material non-monetary obligations on SPAC or Exchange Sub (excluding, for the avoidance of doubt, confidentiality, non-disparagement or other similar obligations incidental thereto), as applicable;

(n) engage in any material new line of business;

(o) (i) modify, amend or terminate the Trust Agreement or enter into, amend or terminate any other agreement related to the Trust Account; or (ii) enter into, modify, amend or terminate any other agreement with any SPAC Shareholders or shareholders of Exchange Sub;

(p) amend, terminate (other than expiration in accordance with its terms) or enter into any Contract set forth in Section 5.10 of the SPAC Disclosure Letter (or that would have been required to be set forth therein if such Contract existed on the date hereof) or any Contract of a type described in Section 5.18, or waive, delay the exercise of, release or assign any material rights or claims under any of the foregoing Contracts;

(q) enter into or amend in any material respect any agreement with, or pay, distribute or advance any material assets or property to, any of its officers, directors, shareholders, stockholders or other Affiliates, other than (i) payments or distributions relating to employment or obligations in respect of arm’s-length commercial transactions, or (ii) reimbursement for reasonable expenses incurred in connection with SPAC or Exchange Sub; or

(r) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.2(a) through Section 6.2(q).

6.3. Requests for Consent. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that (a) an e-mail from the Company to one or more of the individuals (or such other persons as SPAC may specify by notice to the Company) set forth on Section 6.3 of the SPAC Disclosure Letter specifically requesting consent under Section 6.1 shall constitute a valid request by the Company for all purposes under Section 6.1 and (b) an e-mail from SPAC to one or more of the individuals (or such other persons as the Company may specify by notice to SPAC) set forth on Section 6.3 of the Company Disclosure Letter specifically requesting consent under Section 6.1 shall constitute a valid request by SPAC for all purposes under Section 6.1.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Proxy Statement/Registration Statement; Special Meeting; Shareholder Approval.

(a) Proxy Statement/Registration Statement.

(i) As promptly as reasonably practicable following the execution and delivery of this Agreement, the Parties, in accordance with this Section 7.1(a), shall prepare, in preliminary form, and New PubCo shall file, a registration statement on Form F-4 or other applicable form with the SEC (such registration statement (including the Proxy Statement) as amended or supplemented, the “Registration Statement”), which will include (A) a proxy statement to be sent to the SPAC Shareholders in advance of the Special Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) for the purposes of (I) providing SPAC Shareholders with notice of the opportunity to redeem SPAC Class A Ordinary Shares (the “SPAC Shareholder Redemption”), and (II) soliciting proxies from holders of SPAC Class A Ordinary Shares to vote at the Special Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the approval and authorization of the Plan of Merger and associated documents by way of special resolution pursuant to the Companies Act; (3) the issuance of New PubCo Ordinary Shares in connection with the Transactions in accordance with this Agreement; (4) the adoption of the New PubCo A&R Charter by way of special resolution pursuant to the Companies Act; (5) the approval of the New PubCo Equity Plan; (6) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto; (7) any other proposals the Parties deem necessary or appropriate to consummate the Transactions; and (8) adjournment of the Special Meeting if necessary to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “SPAC Shareholder Matters”), and (B) a prospectus for the registration under the Securities Act, to the extent permitted by applicable rules and regulations of the SEC, the New PubCo Ordinary Shares to be issued in connection with the Transactions (including any New PubCo Ordinary Shares to be issued in connection with SPAC Warrants) (together, the “Registration Shares”). Without the prior written consent of the Company, (each such consent not to be unreasonably withheld, conditioned or delayed), the SPAC Shareholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Shareholders at the Special Meeting. The Parties each shall use their commercially reasonable efforts to (A) cause the Registration Statement, when filed with the SEC to comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder in all material respects; (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, provided that prior to responding to any requests or comments from the SEC, New PubCo will make available to the Company and SPAC (including their respective counsel) drafts of any such response and provide the Company and SPAC (including their respective counsel) with a reasonable opportunity to comment on such drafts and will consider any such comments in good faith; (C) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable; and (D) keep the Registration Statement effective as long as is necessary to consummate the Transactions. In the event that a tax opinion or comfort letter is required by the SEC with respect to the Intended Tax Treatment of the Merger or the qualification of the Merger as a reorganization within the meaning of Section 368 of the Code in connection with the Proxy Statement or Registration Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company or its tax advisors to provide such an opinion.

(ii) As promptly as reasonably practicable following the date that the Registration Statement is declared effective (the “Proxy Clearance Date”), SPAC shall file the definitive Proxy Statement with the SEC and cause such Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the SPAC Board in accordance with Section 7.1(b).

(iii) Prior to each filing with the SEC of the Registration Statement and any other documents to be filed with the SEC that relate to the Transactions, both preliminary and final, and any amendment or supplement thereto, New PubCo will make available to the Company and SPAC and their respective counsel a draft thereof and will provide the Company and SPAC (including their respective counsel) with a reasonable opportunity to comment on such draft and shall consider such comments in good faith. New PubCo shall not file any such documents with the SEC without the prior written consent of the Company and SPAC (such consent not to be unreasonably withheld, conditioned or delayed). New PubCo will advise the Company and SPAC, promptly after it receives notice thereof, of: (A) the time when the Registration Statement has been filed; (B) the effectiveness of the Registration Statement; (C) the filing of any supplement or amendment to the Registration Statement; (D) the issuance of any stop order by the SEC or of the initiation or written threat of any proceeding for such purpose; (E) any request by the SEC for amendment of the Registration Statement; (F) any comments from the SEC relating to the Registration Statement and responses thereto; and (G) requests by the SEC for additional information relating to the Registration Statement. Each of the Parties shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(iv) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the Parties shall promptly prepare, and New PubCo shall promptly file an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to any Group

Company, the business of any Group Company, or any Group Company’s Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform New PubCo and SPAC of such information, event or circumstance. If, at any time prior to the Closing, SPAC discovers any information, event or circumstance relating to any SPAC Party, the business of any SPAC Party, or any SPAC Party’s Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then SPAC shall promptly inform New PubCo and the Company of such information, event or circumstance.

(v) New PubCo or SPAC, as applicable, shall make all necessary filings, as required for itself, with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws and any rules and regulations thereunder.

(vi) Each of SPAC and New PubCo agrees to use commercially reasonable efforts to promptly furnish to the other Party and its Representatives all information within its possession concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders, as well as information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC or the Company to any regulatory authority (including Nasdaq) in connection with the Transactions.

(b) SPAC shall, as promptly as practicable, take, in accordance with applicable Legal Requirements, Nasdaq rules and the SPAC Governing Documents, and shall cause its Affiliates and Representatives to take, all action necessary to establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting and commence the mailing of the Proxy Statement to the SPAC Shareholders. SPAC shall convene and hold an extraordinary general meeting of the SPAC Shareholders (the “Special Meeting”), for the purpose of obtaining the approval of the SPAC Shareholder Matters, which meeting shall be held not more than twenty (20) Business Days after the date on which SPAC mails the Proxy Statement to its shareholders. SPAC shall use reasonable best efforts to obtain the approval of the SPAC Shareholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the approval of the SPAC Shareholder Matters. SPAC shall include the SPAC Recommendation in the Proxy Statement. SPAC shall keep the Company reasonably informed regarding all matters relating to the SPAC Shareholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by SPAC in respect of such matters and similar updates regarding any redemptions. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the SPAC Shareholder Matters shall not be affected by any intervening event or circumstance, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of the SPAC Shareholders the SPAC Shareholder Matters, in each case, in accordance with this Agreement, regardless of any intervening event or circumstance. The SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Recommendation. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Registration Statement that the SPAC Board has determined in good faith is required by applicable Legal Requirements is disclosed to SPAC Shareholders and for such supplement or amendment to be promptly disseminated to SPAC Shareholders prior to the Special Meeting to the extent required by applicable Legal Requirements; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient SPAC Class A Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from shareholders for purposes of obtaining approval of the SPAC Shareholder Matters; provided, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

7.2. Certain Regulatory Matters.

(a) (i) As promptly as practicable, and in any event within fifteen (15) Business Days after the date of this Agreement, the Parties shall each prepare and file any required notifications or filings under any applicable Antitrust Laws or other applicable Legal Requirements in connection with the Transactions. The Parties shall promptly and in good faith respond to all information requested of it by a Governmental Entity in connection with any such notifications and filings and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary and will use its commercially reasonable efforts to take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all material written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, each Party shall: (A) to the extent legally permissible, promptly inform the others of any material communication to or from a Governmental Entity regarding the Transactions; (B) to the extent legally permissible, permit each other to review in advance any material proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (C) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (D) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (E) keep the other reasonably informed as to the status of any such Legal Proceeding; and (F) to the extent legally permissible, promptly furnish each other with copies of all material correspondence, filings (subject to appropriate redaction, and only to the extent allowed under applicable Legal Requirements) and material written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.

(b) Any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required under applicable Antitrust Laws or required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, shall be borne 50% by SPAC and 50% by the Company.

7.3. Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement and as soon as required by applicable Legal Requirements, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company (which such approval shall not be unreasonably withheld, conditioned or delayed).

(b) Promptly after the execution of this Agreement, SPAC and the Company shall also issue a mutually agreeable joint press release announcing the execution of this Agreement.

(c) SPAC shall prepare a draft Current Report on Form 8-K announcing the results of the Special Meeting and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC prior to the Closing (“Special Meeting Form 8-K”), the form and substance of which shall be approved (which such approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company. New PubCo shall prepare a draft Current Report on Form 6-K announcing the Closing and such other information that may be required to be disclosed with respect to the Transactions (the “Closing Form 6-K”), the form and substance of which shall be approved (which such approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by SPAC. As promptly as practicable following the Special Meeting, SPAC shall file the Special Meeting Form 8-K with the SEC. Concurrently with the Closing, or as soon as practicable thereafter, New PubCo shall file the Closing Form 6-K with the SEC. Prior to the Closing, SPAC and the Company shall prepare a mutually agreeable joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, SPAC shall issue the Closing Press Release.

7.4. Confidentiality; Communications Plan; Access to Information.

(a) The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference to the extent not inconsistent with this Agreement. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated pursuant to its terms prior to the Closing, then, notwithstanding anything to the contrary in the Confidentiality Agreement, the Confidentiality Agreement shall nonetheless continue in full force and effect until the date that is two (2) years after such termination. Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its Representatives prior to receipt from any of the other Parties, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality (including the Confidentiality Agreement) by the receiving Party; (iii) information acquired by a receiving Party or their respective agents from a third party who was not bound to an obligation of confidentiality to the disclosing Party or an Affiliate thereof; (iv) information developed by a receiving Party independently without any reliance on the non-public information received from any other Party; (v) outside legal counsel determines disclosure is required by applicable Legal Requirement or stock exchange rule; or (vi) prior to the Closing, disclosure is consented to in writing by SPAC (in the case of disclosure by the Company Parties) or the Company (in the case of disclosure by SPAC).

(b) SPAC and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement or public communication by any SPAC Party, or SPAC, in the case of a public announcement or public communication by any Company Party (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Legal Requirements, in which case, other than, in the case of the Company Parties, routine disclosures to Governmental Entities made by any Company Party or its Affiliates in the ordinary course of business or any other communication by any Company Party or its Affiliates that is not widely disseminated, the disclosing Party first shall allow such other Parties to review, to the extent reasonably practicable and legally permissible, such public announcement or public communication or dissemination and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; provided that such activities are permitted pursuant to the Transaction Agreements; (iii) in the case of the Company Parties, internal announcements to employees or external communications to banks, customers, suppliers or other business relations, in each case, as the Company determines to be reasonably appropriate (such determination to be made by the Company in good faith); (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.3 or this Section 7.4(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (vi) announcements and communications to other third parties to the extent necessary to seek, obtain or give consents, approvals, waivers or notices required as a result of the Transactions.

(c) The Company will afford SPAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books, records and personnel of the Group Companies during the Interim Period to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and appropriate personnel of the Group Companies, as SPAC may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Group Companies; provided, further, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Group Companies without the prior written consent of the Company;. During the Interim Period, all information obtained by SPAC or any of its financial advisors, accountants, counsel and other representatives in connection with this Agreement (including pursuant to this Section 7.4(c)) shall remain subject to the Confidentiality Agreement. SPAC will afford the Company Parties and their respective financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books, records and personnel of SPAC during the Interim Period to obtain all information concerning the business, including properties, results of operations and appropriate personnel of SPAC, as any Company Party may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of SPAC. During the Interim Period, all information obtained by the Company Parties or any of their financial advisors, accountants, counsel and other representatives in connection with this Agreement (including pursuant to this Section 7.4(c)) shall remain subject to the Confidentiality Agreement. Notwithstanding anything to the contrary, the Parties shall not be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of any attorney-client or other privilege, (ii) violate any Contract to which such Party or any of its Affiliates is a party or bound, or (iii) violate or breach any confidentiality obligations (whether contractual or imposed by applicable Legal Requirements or otherwise), provided, that the Parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishings in a manner that does not result in the events set out in clauses (i), (ii) and (iii).

7.5. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, and without limitation to any other covenant or agreement in this Agreement or any other Transaction Agreement, each Company Party and each SPAC Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Share Swap and the other Transactions, including using commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII, to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Entities, if any, and filings required pursuant to Antitrust Laws and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions set forth on Section 7.5(c) of the Company Disclosure Letter; and (d) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of SPAC, sending a termination letter to Continental substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). Notwithstanding anything herein to the contrary, nothing in this Agreement shall require or be deemed to require SPAC or any Company Party or any of their respective Affiliates to (i) agree, propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership, operation, effective control or exercise of full rights of ownership of, shares or shares of capital stock or of any business, assets or property or product lines, of any such Person or their respective Subsidiaries, or the imposition of any limitation on the ability of any such Person or any of their respective Subsidiaries to conduct their business or to own or exercise control of their respective assets, properties, shares and capital stock, or the incurrence of any liability or expense; or (ii) defend any Legal Proceeding instituted (or threatened to be instituted) by any Person under any Antitrust Laws or other applicable Legal Requirements or seek to have any stay, restraining order, injunction or similar order entered by any Governmental Entity vacated, lifted, reversed, or overturned. Notwithstanding anything to the contrary contained herein, in no event shall any Company Party or any of its Subsidiaries be obligated to bear any material expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which any Company Party or any of its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

7.6. No SPAC Securities Transactions. Each Company Party acknowledges and agrees that it is aware, and that each other Group Company has been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Legal Requirements on a Person possessing material nonpublic information about a publicly traded company. Each Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Legal Requirements, or cause or encourage any Person to do any of the foregoing.

7.7. No Claim Against Trust Account. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company Parties hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with SPAC; provided, that: (a) nothing herein shall serve to limit or prohibit any Company Party’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to SPAC Share Redemptions) to the applicable Persons in accordance with the terms of this Agreement and the Trust Agreement) (so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate any SPAC Shareholder Redemption); and (b) nothing herein shall serve to limit or prohibit any claims or other Legal Proceedings that any Company Party may have in the future pursuant to this Agreement against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

7.8. Disclosure of Certain Matters. During the Interim Period, each SPAC Party and each Company Party will promptly provide the other Parties with prompt written notice of: (a) any event, development or condition of which it obtains Knowledge that: (i) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; or (ii) would require any amendment or supplement to the Registration Statement; or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions. No such notice shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied, whether any amendment or supplement to the Registration Statement or any such consent may be required or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.9. Securities Listings. From the date hereof through the Closing, SPAC shall use commercially reasonable efforts to ensure SPAC remains listed as a public company on, and for SPAC Class A Ordinary Shares to be listed on, Nasdaq. New PubCo, the Company and SPAC shall cooperate to, and each shall use commercially reasonable efforts to, cause the Registration Shares issued in connection with the Transactions to be approved for listing on Nasdaq (or other public stock market or exchange in the United States as may be agreed by the Company and SPAC) at Closing.

7.10. No Solicitation.

(a) During the Interim Period, the Company and New PubCo each shall not, and the Company shall cause the Company’s Subsidiaries not to, and the Company and New PubCo shall each direct their respective Representatives not to, directly or indirectly, other than as contemplated by this Agreement (including any Financing Arrangements): (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the SPAC Parties and their respective Representatives) concerning any merger, consolidation, recapitalization or similar transaction of, by or involving the Company or New PubCo, as applicable or any sale (in one or a series of related transactions) of any class of equity securities in the Company or New PubCo or any sale or transfer of assets or businesses of the Company or New PubCo (x) that, with respect to the Company only, generate ten percent (10%) or more of the net revenue or net income of the Company immediately prior to such transaction, or (y) that represent ten (10%) or more of the total assets (based on fair market value) of the Company immediately prior to such transaction (in each case, other than the disposition of equipment or other tangible personal property in the ordinary course of business) (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. The Company and New PubCo shall each, and the Company shall cause the Company’s Subsidiaries to, and the Company and New PubCo shall each direct and use their reasonable best efforts to cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination.

(b) During the Interim Period, SPAC and Exchange Sub each shall not, and SPAC shall cause the SPAC Sponsor not to, and SPAC and Exchange Sub shall each direct their respective Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company Parties and their respective Representatives) concerning any SPAC Business Combination; (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a SPAC Business Combination. SPAC and Exchange Sub shall each, and SPAC shall cause the SPAC Sponsor to, and SPAC and Exchange Sub shall each direct and use their reasonable best efforts to cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination.

(c) Each Party shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable, after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable, such Party shall keep the other Parties reasonably informed of any material developments with respect to such inquiry, proposal, offer or submission. Notwithstanding anything to the contrary, any Party may respond to any unsolicited proposal regarding a Company Business Combination or SPAC Business Combination, as applicable, by stating only that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Business Combination or SPAC Business Combination, as applicable.

7.11. Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to Continental (which notice SPAC shall provide to Continental in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the Trust Termination Letter; and (ii) shall use commercially reasonable efforts to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to SPAC Shareholders who properly elect to have their SPAC Class A Ordinary Shares redeemed for cash in accordance with the provisions of SPAC Governing Documents; (B) for income tax or other tax obligations of SPAC prior to the Closing; (C) to the underwriters of the initial public offering or any other person in accordance with the provisions of the IPO Underwriting Agreement with respect to any deferred underwriting compensation; (D) all Outstanding Company Transaction Expenses and Outstanding SPAC Transaction Expenses to be paid by or on behalf of New PubCo pursuant to Section 11.10 of this Agreement; and (E) as repayment of working capital loans from, and reimbursement of, expenses to directors, officers and shareholders of SPAC or other Indebtedness of SPAC, if any; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.12. Director and Officer Matters.

(a) New PubCo and the Company.

(i) New PubCo agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers, employees or agents, as the case may be, of New PubCo or the Company or any of their respective Subsidiaries, or who, at the request of New PubCo, the Company or any of their respective Subsidiaries, as the case may be, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, together with such persons’ respective heirs, executors or administrators, “Company D&O Indemnified Parties” and each a “Company D&O Indemnified Party”), as provided in their respective Governing Documents or their respective indemnification agreements, shall survive the Closing and shall continue in full force and effect. For a period of six years following the Closing Date, New PubCo shall, and shall cause the Company and their respective Subsidiaries to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of their respective Governing Documents or their respective indemnification agreements as in effect immediately prior to the Closing Date, and New PubCo shall, and shall cause the Company and their respective Subsidiaries to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Company D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii) At or prior to the Closing, New PubCo shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Company D&O Tail”) in respect of acts or omissions occurring prior to the Closing, covering each such Person who is currently covered by New PubCo’s, the Company’s or any of their respective Subsidiaries’ directors’ and officers’ liability insurance on terms with respect to coverage, deductibles and amounts as is reasonably appropriate for companies of similar circumstances or as commercially practicable under market conditions at such time and in any event, no less favorable than those of such policy in effect on the date of this Agreement, except that in no event shall New PubCo be required to pay an annual premium for such insurance in excess of 300% of the most expensive most recent aggregate annual premium paid or payable by New PubCo or the Company for any such insurance policy for the 12-month period ended on the date of this Agreement. The Company D&O Tail shall be maintained for the six-year period following the Closing; provided, that, if any claim is asserted or made within such six year period, the Company D&O Tail shall be continued in respect of such claim until the final disposition thereof. New PubCo shall maintain the Company D&O Tail in full force and effect for its full term and shall honor all obligations thereunder to be honored by New PubCo or the Group Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(a)(ii).

(iii) The rights of each Company D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of New PubCo or the Company or any of their respective Subsidiaries, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of New PubCo and the Company under this Section 7.12(a) shall not be terminated or modified in such a manner as to adversely affect any Company D&O Indemnified Party without the consent of such Company D&O Indemnified Party. The provisions of this Section 7.12(a) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the Company D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.12(a).

(iv) If New PubCo or, after the Closing, the Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of New PubCo or the Company, as applicable, assume the obligations set forth in this Section 7.12(a).

(b) SPAC and Exchange Sub.

(i) New PubCo agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of SPAC or Exchange Sub (each, together with such person’s heirs, executors or administrators, a “SPAC D&O Indemnified Party”), as provided in their respective Governing Documents or their respective indemnification agreements, shall survive the Closing and shall continue in full force and effect. For a period of six years from the Closing Date, New PubCo shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the SPAC’s and Exchange Sub’s respective Governing Documents or their respective indemnification agreements as in effect immediately prior to the Closing Date, and New PubCo shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any SPAC D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii) Prior to the Closing, the SPAC shall purchase and pay a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “SPAC D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person prior to the Closing that is or was a director or officer of SPAC or Exchange Sub on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing, except that in no event shall SPAC pay an annual premium for such insurance in excess of 300% of the most expensive most recent aggregate annual premium paid or payable by SPAC for any such insurance policy for the 12-month period ended on the date of this Agreement. New PubCo shall maintain the SPAC D&O Tail in full force and effect for its full term (provided, that, if any claim is asserted or made within such six year period, the SPAC D&O Tail shall be continued in respect of such claim until the final disposition thereof) and shall honor all obligations thereunder, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(b)(ii).

(iii) The rights of each SPAC D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the SPAC Governing Documents, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of New PubCo and SPAC under this Section 7.12(b) shall not be terminated or modified in such a manner as to adversely affect any SPAC D&O Indemnified Party without the consent of such SPAC D&O Indemnified Party. The provisions of this Section 7.12(b) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the SPAC D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.12(b).

(iv) If New PubCo or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of New PubCo assume the obligations set forth in this Section 7.12(b).

7.13. Tax Matters.

(a) The Parties shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment. The Parties (i) shall not knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment and (ii) shall not take any inconsistent position, including on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, for Tax purposes unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. This Agreement is intended to constitute and is hereby adopted by the Parties as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder with respect to the Merger. In the event a tax opinion is requested by the SEC with respect to the Intended Tax Treatment of the Merger in connection with the Proxy Statement and Registration Statement, SPAC shall use reasonable best efforts to cause its counsel to render such an opinion. For clarity, advisors to neither SPAC nor the Company will be required to provide any tax opinion as a condition precedent to the transactions contemplated hereby.

(b) Each SPAC Party and each Company Party shall reasonably cooperate, as and to the extent reasonably requested by another Party, in connection with the filing or amendment of Tax Returns and any audit or other proceeding with respect to Taxes or Tax Returns of any SPAC Party, Company Party or any Group Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) New PubCo will use commercially reasonable efforts to provide the SPAC Shareholders information that is reasonably required to make and/or maintain a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to SPAC (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)).

(d) All Transfer Taxes shall be borne and paid by New PubCo or its wholly-owned Subsidiaries (including the Company following the Closing) and shall constitute Transaction Expenses. Unless otherwise required by applicable Legal Requirements, New PubCo or its wholly-owned Subsidiaries (including the Company following the Closing), as applicable, shall timely file any Tax Return or other document with respect to such Taxes or fees (and each Company Party and each SPAC Party shall reasonably cooperate with respect thereto as necessary). The Company, New PubCo, and SPAC shall reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

7.14. Financing Arrangements. During the Interim Period, (i) the Parties may (A) identify and seek additional sources of financing on behalf of New PubCo and/or the Company from third party financing sources (it being understood and agreed that the consummation of any such financing shall be subject to the Company’s and SPAC’s mutual agreement (which agreement shall not be unreasonably withheld, conditioned or delayed), including in the form of (w) a private placement of New PubCo Ordinary Shares to be consummated at the Closing (a “PIPE Investment”), (x) an Approved Company Financing, (y) an equity line of credit or similar financing arrangement to be in place and available to New PubCo as of the Closing (subclause (w) – (y) collectively, “Equity Financing Arrangements”) and/or (z) debt financing arrangements for borrowed money entered into by the Company, New PubCo and/or SPAC (together with Equity Financing Arrangements, “Financing Arrangements”) and (B) negotiate definitive agreements on terms reasonably acceptable to the Company and SPAC as necessary to effectuate any Financing Arrangement, including, with respect to PIPE Investments, subscription agreements to purchase New PubCo Ordinary Shares; and (ii) upon the written request of a Party, the other Parties shall, and each of them shall cause its respective Representatives to, reasonably cooperate in procuring any Financing Arrangement, including by (A) providing such information and assistance (with respect to the Company, in accordance with Section 7.4(c)) as reasonably requested by a Party, (B) with respect to the Company, granting access in accordance with Section 7.4(c) to the other Parties and their Representatives during normal business hours as may be reasonably necessary for due diligence purposes, and (C) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to any such Financing Arrangement where necessary (including, as applicable, where necessary, direct contact between senior management and other Representatives of the Company and its Subsidiaries at reasonable times and locations). Without limiting the generality of the foregoing, in the event that any Company Shareholders make demands for appraisal under the Commercial Korean Code in respect of the Transactions, each Company Party and each SPAC Party agree to reasonably cooperate in procuring Financing Arrangements as necessary to address any liquidity or other financial consequences to the Company or New PubCo (following the Closing) resulting from such demands for appraisal.

7.15. Qualification as a Foreign Private Issuer. With respect to New PubCo, during the Interim Period, each Party shall take all requisite actions to cause New PubCo to qualify as a “foreign private issuer” as such term is defined under Rule 3b-4 of the Exchange Act and maintain such status through the Closing.

7.16. Qualification as an Emerging Growth Company. SPAC shall, at all times during the Interim Period: (a) take all requisite lawful actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

7.17. New PubCo Equity Plan.

(a) SPAC, New PubCo and the Company shall cooperate to establish an equity incentive plan (the “New PubCo Equity Plan”) for service providers of New PubCo and its subsidiaries, to be approved by New PubCo, the Company and SPAC and effective as of (and contingent on) the Closing. The proposed form of the New PubCo Equity Plan shall be mutually agreed (in good faith) by SPAC and the Company prior to the initial filing of the Registration Statement. New PubCo shall obtain the approval of the New PubCo Equity Plan from the New PubCo Board and the shareholder of New PubCo prior to the Closing.

(b) Notwithstanding anything herein to the contrary, each Party acknowledges and agrees that all provisions contained in this Section 7.17 are included for the sole benefit of SPAC, New PubCo and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, New PubCo, the Company or any of their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement before, on or following the Closing or (iii) shall confer upon any Person who is not a Party (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

7.18. Financial Statements; Other Financial Information.

(a) (i) As promptly as practicable after the date of this Agreement, the Company shall deliver to SPAC and New PubCo, for inclusion in the Proxy Statement and Registration Statement the PCAOB Financial Statements and the consent of the independent auditors to use such PCAOB Financial Statements in the Proxy Statement and Registration Statement, and (ii) from time to time, as promptly as reasonably practicable, the Company shall deliver to SPAC, to the extent required for inclusion in the Proxy Statement and the Registration Statement, any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of income and statements of income (loss), changes in shareholders’ equity and cash flows of any of the Group Companies, in each case in compliance with the standards of the PCAOB, and in compliance in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to the registrant at such time.

(b) From the date hereof until the Proxy Clearance Date, the Company will furnish to SPAC (i) unaudited consolidated balance sheets of the Company, and statements of income (loss) and cash flows of the Company, for each quarterly period completed after the date hereof as promptly as reasonably practicable (and, in any event, within 45 days) following the end of each such quarterly period, which interim financial statements will be suitable for inclusion in the Proxy Statement or the Registration Statement and prepared, in all material respects, in accordance with IFRS applied on a consistent basis during the periods involved (except in each case as described in the notes thereto and for the absence of footnotes), and reviewed in accordance with PCAOB Accounting Standard 4105, and on that basis will present fairly, in all material respects, the financial position of the Company as of the respective dates thereof, and the results of their operations and changes in cash flows for the periods then ended, and (ii) audited consolidated balance sheets of the Company, and statements of income (loss) and cash flows of the Company, for each fiscal year completed after the date hereof as promptly as reasonably practicable (and, in any event, within 90 days) following the end of each such fiscal year, together with their respective auditor’s reports thereon and consent to use such financial statements and reports, which financial statements will be suitable for inclusion in the Proxy Statement or the Registration Statement, prepared, in all material respects, in accordance with IFRS applied on a consistent basis during the periods involved (except as described in the notes thereto), and audited in accordance with applicable PCAOB auditing standards, and on that basis will present fairly, in all material respects, the financial position of the Company as of the respective dates thereof, and the results of their operations and changes in cash flows for the periods then ended.

(c) The Parties shall each use their respective commercially reasonable efforts to assist in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements and/or such financial statements for other periods as contemplated by the rules of the SEC) that are required to be included in the Registration Statement and any other filings to be made by SPAC or New PubCo with the SEC in connection with the Transactions.

7.19. Company Shareholder Approval. The Company shall, as promptly as practicable following the Proxy Clearance Date, take, in accordance with applicable Legal Requirements and the Company’s Governing Documents, and shall cause its Affiliates and Representatives to take, all action necessary to establish a record date (which date shall be mutually agreed with SPAC) for, duly call and give notice of, a general meeting of the Company Shareholders. The Company shall convene and hold a general meeting of the Company Shareholders (the “Company Shareholder Meeting”), for the purpose of obtaining the Company Shareholder Approval, which meeting shall be held no later than the Special Meeting Date. The Company shall use reasonable best efforts to obtain the Company Shareholder Approval at the Company Shareholder Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements and the Company’s Governing Documents for the purpose of seeking the Company Shareholder Approval. The Company shall keep SPAC reasonably informed regarding all material matters relating to the Company Shareholder Approval and the Company Shareholder Meeting. The Company agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting for the purpose of seeking the Company Shareholder Approval shall not be affected by any intervening event or circumstance, and the Company agrees to establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting and submit for the Company Shareholder Approval, in each case, in accordance with this Agreement, regardless of any intervening event or circumstance.

7.20. Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder or stockholder demands or other shareholder or stockholder Legal Proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreement or any other matters relating thereto (collectively, “Transaction Litigation”) commenced against, in the case of SPAC, it, its Affiliates or their respective Representatives (in their capacity as Representatives) or, in the case of the Company, it, its Affiliates or any of their respective Representatives (in their capacity as Representatives). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in (subject to a customary joint defense agreement), but not control, the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation. Notwithstanding the foregoing, subject to and without limiting the covenants and agreements, and the rights of the other Party set forth in the immediately preceding sentence, SPAC or its Affiliates shall control the negotiation, defense and settlement of any Transaction Litigation brought against SPAC or its Affiliates or any of their respective Representatives, and the Company or its Affiliates shall control the negotiation, defense and settlement of any Transaction Litigation brought against the Company or its Affiliates or any of their respective Representatives; provided, however, that prior to the Closing in no event shall either Party, its Affiliates, or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

7.21. Extension of Time Period to Consummate a Business Combination. If, on June 15, 2023, the Proxy Clearance Date has not occurred, and this Agreement has not otherwise been terminated in accordance with its terms, SPAC shall promptly prepare and file with the SEC a proxy statement pursuant to which it will seek approval to extend the time period for SPAC to consummate its initial business combination under its Governing Documents to at least November 15, 2023 (the “Extension Proposal”). The Company and its counsel shall be given a reasonable opportunity to review and comment on any such proxy statement and any supplement or amendment thereto. As promptly as reasonably practicable following the date that such proxy statement is cleared by the SEC, SPAC shall cause such proxy statement to be mailed to its shareholders. SPAC shall convene and hold an extraordinary general meeting of the SPAC Shareholders, and use its reasonable best efforts to solicit proxies from the SPAC Shareholders for the purpose of obtaining the approval of the Extension Proposal, which meeting shall be held not more than twenty (20) Business Days after the date on which SPAC mails such proxy statement to its shareholders.

7.22. Waiver of Underwriting Discount. Following the date hereof and prior to the Closing, SPAC shall use its commercially reasonable efforts to obtain a written waiver letter in respect of any underwriting discount, fees or expenses (whether deferred or not) in relation to SPAC’s initial public offering.

ARTICLE VIII

CONDITIONS TO THE TRANSACTION

8.1. Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger, the Share Swap and the other Transactions shall be subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted), in writing, exclusively by both SPAC and the Company:

(a) At the Special Meeting (including any adjournments thereof), the SPAC Shareholder Approval shall have been obtained.

(b) At the Company Shareholder Meeting (including any adjournments thereof), the Company Shareholder Approval shall have been obtained.

(c) SPAC shall have at least $5,000,001 of net tangible assets after giving effect to the Transactions, including the SPAC Shareholder Redemptions and receipt of the net amount of proceeds actually contributed by investors pursuant to any Equity Financing Arrangement.

(d) The Parties will have received or have been deemed to have received all necessary pre-Closing authorizations, consents, clearances, waivers and approvals of the Governmental Entities set forth on Section 8.1(d) of the Company Disclosure Letter in connection with the execution, delivery and performance of this Agreement and the Transactions (or any applicable waiting period (and any extensions thereof) thereunder shall have expired or been terminated).

(e) No provision of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect, and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect; provided, that the Governmental Entity issuing such Order has jurisdiction over the Parties with respect to the Transactions.

(f) The New PubCo Ordinary Shares to be issued pursuant to this Agreement shall be approved for listing upon the Closing on Nasdaq (or any other public stock market or exchange in the United States as may be agreed by the Company and SPAC) subject to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(g) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

(h) The Korean Registration Statement shall have become effective in accordance with the provisions of the Financial Investment Services and Capital Markets Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by FSS) seeking a stop order with respect to the Korean Registration Statement.

8.2. Additional Conditions to Obligations of the Company Parties. The obligations of the Company Parties to consummate and effect the Merger, the Share Swap and the other Transactions shall be subject to the satisfaction of each of the following conditions, any one or more of which may be waived, in writing, exclusively by the Company:

(a) (i) The Fundamental Representations of SPAC and Exchange Sub, to the extent not qualified as to materiality or “SPAC Material Adverse Effect” shall be true and correct in all material respects, and to the extent so qualified shall be true in all respects, on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct in all material respects as of such earlier date); and (ii) all other representations and warranties of SPAC and Exchange Sub set forth in Article V hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except in the case of this clause (ii), where any failures of such representations and warranties of SPAC and Exchange Sub to be so true and correct, individually and in the aggregate, has not had and is not reasonably likely to have a SPAC Material Adverse Effect.

(b) SPAC and Exchange Sub shall have each performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Effective Time in all material respects.

(c) No SPAC Material Adverse Effect shall have occurred since the date of this Agreement that exists as of the Closing.

(d) SPAC shall have delivered to the Company a certificate, signed by an authorized representative of SPAC and Exchange Sub, respectively and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c).

(e) SPAC shall have delivered to the Company the Registration Rights Agreement, duly executed by the SPAC Sponsor;

(f) Exchange Sub shall have delivered to the Company a share swap agreement in a form that is reasonably acceptable to the Parties and reflects the terms of this Agreement to the extent applicable, duly executed by the Exchange Sub (the “Share Swap Agreement”).

8.3. Additional Conditions to the Obligations of SPAC. The obligations of the SPAC Parties to consummate and effect the Merger, the Share Swap and the other Transactions shall be subject to the satisfaction of each of the following conditions, any one or more of which may be waived, in writing, exclusively by SPAC:

(a) (i) The Fundamental Representations of the Company and New PubCo, to the extent not qualified as to materiality or “Company Material Adverse Effect” shall be true and correct in all material respects, and to the extent so qualified shall be true in all respects, on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct in all material respects as of such earlier date); and (ii) all other representations and warranties of the Company and New PubCo set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (ii), where any failures of such representations and warranties of the Company and New PubCo to be so true and correct, individually and in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(b) Each of the Company Parties shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Merger Effective Time in all material respects.

(c) No Company Material Adverse Effect shall have occurred since the date of this Agreement that exists as of the Closing.

(d) The Company shall have delivered to Exchange Sub the Share Swap Agreement, duly executed by the Company.

(e) The Company shall have delivered to SPAC the Closing Payment Schedule.

(f) The Company shall have delivered to SPAC a certificate, signed by an authorized representative of the Company and New PubCo, respectively, and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c).

(g) The Company shall have delivered to SPAC the Registration Rights Agreement, duly executed by New PubCo and the Company Shareholders set forth in Section 8.3(g) of the Company Disclosure Letter.

8.4. Notice to SPAC Shareholders Delivering Written Objection. If any SPAC Shareholder gives to SPAC, before the SPAC Shareholder Approval is obtained at the Special Meeting, written objection to the Merger (each, a “Written Objection”) in accordance with Section 238(2) and 238(3) of the Companies Act:

(a) SPAC shall, following the SPAC Shareholder Approval, in accordance with Section 238(4) of the Companies Act, promptly give written notice of the authorization of the Merger and the other Transactions (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection; and

(b) unless SPAC and the Company elect by agreement in writing to waive this Section 8.4(b), no Party shall commence the Closing, and the Plan of Merger and associated documents shall not be filed with the Registrar of Companies of the Cayman Islands until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Companies Act, as referred to in Section 239(1) of the Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in this Section 8.4.

8.5. Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s breach of its obligations under this Agreement.

ARTICLE IX

TERMINATION

9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of SPAC and the Company at any time;

(b) by either SPAC or the Company if the Closing shall not have occurred by the date that is the earlier of (i) November 15, 2023 or (ii) the date by which SPAC must consummate its initial business combination under its Governing Documents as may be amended pursuant to Section 7.21 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either SPAC or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Merger, which Order or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of SPAC or Exchange Sub, or if any representation or warranty of SPAC or Exchange Sub shall have become untrue, in either case, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by SPAC or Exchange Sub is curable by SPAC or Exchange Sub, as applicable, prior to the Closing, then the Company must first provide written notice of such breach to SPAC and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to SPAC of such breach; and (ii) the Outside Date; provided, further, that SPAC or Exchange Sub, as applicable, continues to exercise commercially reasonable efforts to cure such breach during such 30 day period (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by SPAC or Exchange Sub is cured during such 30 day period);

(e) by SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or New PubCo, or if any representation or warranty of the Company or New PubCo shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b), would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Company or New PubCo, as applicable, prior to the Closing, then SPAC must first provide written notice of such breach to the Company and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) 30 days after delivery of written notice from SPAC to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company or New PubCo, as applicable, continues to exercise commercially reasonable efforts to cure such breach during such 30 day period (it being understood that SPAC may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company or New PubCo is cured during such 30 day period);

(f) by either SPAC or the Company, if, at the Special Meeting (including any adjournments thereof), the SPAC Shareholder Approval is not obtained; or

(g) by SPAC or the Company if, at the Company Shareholder Meeting (including any adjournments thereof), the Company Shareholder Approval is not obtained.

9.2. Notice of Termination; Effect of Termination

(a) Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) the proviso in the second sentence of Section 7.4, Section 7.7, this Section 9.2, Article XI (General Provisions) (other than Section 11.6) and the Confidentiality Agreement, and any other Section or Article of this Agreement which are required to survive in order to give appropriate effect to the proviso in the second sentence of Section 7.4, Section 7.7, this Section 9.2 and Article XI (General Provisions) (other than Section 11.6), shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for its own Willful Breach of this Agreement or its own Intentional Fraud occurring prior to such termination.

ARTICLE X

NO SURVIVAL

10.1. No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary (including Section 11.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to its own Intentional Fraud.

ARTICLE XI

GENERAL PROVISIONS

11.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered on a Business Day, otherwise on the next Business Day, if delivered by email; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC, to:

Jaguar Global Growth Corporation I

601 Brickell Key Drive, Suite 700

Miami, FL 33131

Attention:   Anthony R. Page

Email:         ap@jaguargrowth.com

with a copy to (which shall not constitute notice):

Paul Hastings LLP

200 Park Avenue,

New York, NY 10166

Attention:   Robert Leung

Email:         robertleung@paulhastings.com

Attention:   Michael L. Fitzgerald

Email:         michaelfitzgerald@paulhastings.com

if to any Company Party:

GLAAM Co., Ltd

298-42, Cheongbukjungang-ro

Pyungtaek-si, Gyeonggi-do

Republic of Korea

Attention:   Ho Joon Lee

Email:         hojoon.lee@glaam.co.kr

with a copy to (which shall not constitute notice):

White & Case LLP

1221 6th Ave,

New York, NY 10020

Attention:   Elliott Smith

Email:         elliott.smith@whitecase.com

Attention:   Chang-Do Gong

Email:         cgong@whitecase.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2. Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include all genders. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, Sections or subsections, such reference shall be to an Article, Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “Project Blade” online virtual data room hosted by Firmex at least three (3) Business Day prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of’ an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean U.S. Dollars (unless otherwise expressly stated). Reference to any Person includes such Person’s successors and permitted assigns. References to “ordinary course of business” (or similar references) shall mean (a) the ordinary course of business consistent with past practice (including as to actions, inactions, amounts, terms and conditions, as applicable), or (b) the ordinary course of business taking into account the circumstances, including restrictions imposed by Legal Requirements, or COVID-19 or COVID-19 Measures or any health and safety considerations relating thereto or any policy, procedure or protocol in response thereto.

11.3. Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Agreement (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.4. Entire Agreement; Third Party Beneficiaries. This Agreement, including the Exhibits, Annexes and Schedules hereto, the Letter Agreement dated as of the date hereof by and among the Parties and the Company Founders, the other Transaction Agreements and any other documents and instruments and agreements among the Parties or their respective Affiliates as contemplated by or referred to herein: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights of Persons pursuant to the provisions of Section 3.9, Section 7.12, Section 11.14, Section 11.15 and Section 11.16 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

11.5. Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

11.6. Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

11.7. Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof; provided, however that the applicable laws of the Cayman Islands shall apply to and govern the Merger.

11.8. Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware or, to the extent that the such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 11.8, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

11.9. Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Legal Requirement or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.10. Expenses. Except as otherwise expressly set forth in this Agreement, all Transaction Expenses shall be paid by the Party incurring such Transaction Expenses; provided, however, if the Merger, the Share Swap and the other Transactions shall be consummated, New PubCo shall, as soon as reasonably practicable following the Closing and in any event after the release of funds from the Trust Account, pay or cause to be paid by wire transfer of immediately available funds (or, for any Transaction Expenses that are compensatory and to the extent required by applicable Legal Requirements, through the applicable Group Company’s payroll as soon as practicable following the Closing), all Outstanding Company Transaction Expenses and Outstanding SPAC Transaction Expenses (subject to the immediately following proviso); provided, further, that SPAC shall set forth such Outstanding SPAC Transaction Expenses on a written statement to be delivered to the Company and New PubCo by or on behalf of SPAC not less than two Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices (where applicable) and applicable Tax forms (e.g., IRS Form W-9) for the foregoing.

11.11. Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11.12. Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

11.13. Extension; Waiver. At any time prior to the Closing, SPAC (on behalf of itself and Exchange Sub), and the Company (on behalf of itself and New PubCo) may, to the extent not prohibited by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

11.14. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties under this Agreement, including any arising in any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 11.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 11.14. This Section 11.14 shall be binding on all successors and assigns of Parties.

11.15. SPAC Legal Representation. Each Party hereby agrees for itself and on behalf of its shareholders, stockholders, members, owners, partners, Representatives and Affiliates, and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Paul Hastings LLP (or any of its successors) may represent the SPAC Sponsor or any of its shareholders, stockholders, members, owners, partners, Representatives and Affiliates, in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any

Transaction Agreement or the Transactions, and each Party, on behalf of itself and the other Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each Party, for itself and the other Waiving Parties, acknowledges that the foregoing provision applies whether or not Paul Hastings LLP provides legal services to SPAC Sponsor or its Affiliates after the Closing Date. Each Party, for itself and the other Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between SPAC or SPAC Sponsor or any of their respective Affiliates and their respective counsel, including Paul Hastings LLP made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, do not pass to the Company or New PubCo notwithstanding the Merger and the Share Swap, and instead survive, remain with and are controlled by the SPAC Sponsor (the “SPAC Sponsor Privileged Communications”), without any waiver thereof. Each Party, on behalf of itself and the other Waiving Parties, agrees that none of them may use or rely on any of the SPAC Sponsor Privileged Communications, whether located in the records or email server of a Group Company or otherwise (including in the knowledge or the officers and employees of a Group Company), in any Legal Proceeding against or involving any of the SPAC Sponsor after the Closing, and each of them agrees not to assert that any privilege has been waived as to the SPAC Sponsor Privileged Communications.

11.16. Company Legal Representation. Each Party hereby agrees for itself and on behalf of its Waiving Parties, that White & Case LLP (or any of its successors) may represent any Company Party or any of its respective shareholders, stockholders, members, owners, partners, Representatives and Affiliates, in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, and each Party, on behalf of itself and the other Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each Party, for itself and the other Waiving Parties, acknowledges that the foregoing provision applies whether or not White & Case LLP provides legal services to any Company Party or any of its respective shareholders, stockholders, members, owners, partners, Representatives and Affiliates after the Closing Date. Each Party, for itself and the other Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between a Company Party or any of its respective shareholders, stockholders, members, owners, partners, Representatives and Affiliates and respective counsel, including White & Case LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, do not pass to the SPAC Parties or the SPAC Sponsor notwithstanding the Merger and the Share Swap, and instead survive, remain with and are controlled by the Company Parties (the “Company Party Privileged Communications”), without any waiver thereof. Each Party, on behalf of itself and the other Waiving Parties, agrees that none of them may use or rely on any of the Company Party Privileged Communications, whether located in the records or email server of a Group Company or otherwise (including in the knowledge or the officers and employees of a Group Company), in any Legal Proceeding against or involving any Company Party after the Closing, and each of them agrees not to assert that any privilege has been waived as to the Company Party Privileged Communications.

11.17. Disclosure Letters and Exhibits. The Company Disclosure Letter and the SPAC Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of the Company or New PubCo, on the one hand, or SPAC or Exchange Sub, on the other hand, as applicable, in this Agreement. Certain information set forth in the Company Disclosure Letter and the SPAC Disclosure Letter is or may be included solely for informational purposes and not an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, is not an admission of any breach or violation of any Contract or applicable, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement, nor shall such information be deemed to establish a standard of materiality. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the SPAC Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the SPAC Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter or the SPAC Disclosure Letter is or is not material for purposes of this Agreement. Under no circumstances shall the disclosure of any matter in the Company Disclosure Letter or SPAC Disclosure Letter, where a representation or warranty is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect or SPAC Material Adverse Effect, as applicable, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or a SPAC Material Adverse Effect, as applicable. No Party shall be prejudiced in any manner whatsoever, and no presumptions shall be created, solely due to the disclosure of any matter in the Company Disclosure Letter or SPAC Disclosure Letter which otherwise is not required to be disclosed by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

JAGUAR GLOBAL GROWTH CORPORATION I

By:	/s/ Gary Garrabrant
Name: Gary Garrabrant
Title: Chief Executive Officer

PHYGITAL IMMERSIVE LIMITED

By:	/s/ Orhan Ertughrul
Name: Orhan Ertughrul
Title: Director

JAGUAR GLOBAL GROWTH KOREA CO., LTD.

By:	/s/ Anthony Page
Name: Anthony Page
Title: Director

GLAAM CO., LTD.

By:	/s/ Keong Rae Kim
Name: Keong Rae Kim
Title: Representative Director

[Signature Page to Business Combination Agreement]

EXHIBIT A

Form of Registration Rights Agreement

[Attached.]

Final Form

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [ ], 2023, is made and entered into by and among Phygital Immersive Limited, a Cayman Islands exempted company limited by shares (the “Company”), Jaguar Global Growth Partners I, LLC, a Delaware limited liability company (the “Sponsor”) and each of the undersigned parties listed on the signature page hereto under “Holders”.

RECITALS

WHEREAS, the Company, Jaguar Global Growth Corporation I, a Cayman Islands exempted company limited by shares (“SPAC”), and certain other parties thereto have entered into that certain Business Combination Agreement, dated as of March 2, 2023 (as amended or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things, SPAC shall be merged with and into the Company, with the Company surviving the merger (the “Merger” and the Merger together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”);

WHEREAS, SPAC, Sponsor and the other holders of SPAC securities party thereto (the Sponsor and each such party, collectively, the “Prior Holders”) are parties to that certain Registration and Shareholder Rights Agreement, dated February 10, 2022 (the “Prior Registration Rights Agreement”); and

WHEREAS, pursuant to the Business Combination Agreement, (i) the Company and the Prior Holders desire to amend and restate the Prior Registration Rights Agreement in its entirety as set forth herein, and (ii) the parties hereto desire to enter into this Agreement, pursuant to which (x) the Company shall grant Holders (as defined below) certain registration rights with respect to the Registrable Securities (as defined below) and (y) all Holders agree to be subject to the Lock-up Period (as defined below) during which the Holders shall be restricted from effecting sales or distributions of the securities of the Company, in each case, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined in this Section 1.1 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective, or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“affiliate” shall mean, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person including without limitation any general partner, managing partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or (b) the power to elect or appoint at least fifty percent (50%) of the directors, managers, general partners, or persons exercising similar authority with respect to such Person; provided that no Holder shall be deemed an affiliate of the Company or any of its subsidiaries for purposes of this Agreement and neither the Company nor any of its subsidiaries shall be deemed an affiliate of any Holder for purposes of this Agreement.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing Date” shall mean the date of this Agreement.

“Commission” shall mean the United States Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demanding Holder” shall have the meaning given in subsection 2.1.3.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form F-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form F-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Founder Shares” shall mean the Class B ordinary shares of the SPAC and shall be deemed to include the Ordinary Shares issuable upon exchange thereof pursuant to the Business Combination Agreement.

“Holders” shall mean the Prior Holders and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2, in each case, for so long as such Person beneficially owns or otherwise holds any Registrable Securities.

“Holder Information” shall have the meaning given in subsection 4.1.2.

“Joinder” shall have the meaning given in subsection 5.9.

“Lock-up Period” means the period commencing upon the consummation of the Merger and ending on the date that is one hundred eighty (180) days after the consummation of the Merger.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Effective Time” has the meaning given in the Business Combination Agreement.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“New Holder” shall mean any of the undersigned parties listed under Holder on a signature page hereto that is not a Prior Holder.

“Ordinary Shares” shall mean, following the Merger Effective Time, the ordinary shares, par value $0.0001 per share, of the Company.

“Other Coordinated Offering” shall mean an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period or any other lock-up period, as the case may be, under the Sponsor Support Agreement, the agreement governing the Private Placement Warrants, this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Piggyback Registration Rights Holders” shall have the meaning given in subsection 2.2.1.

[“PIPE Subscription Agreements” shall mean those certain subscription agreements, each dated [ ], entered into by and among the Company and the Persons identified therein as “Investors.”]

“Prior Holder” shall have the meaning given in the Recitals hereto.

“Prior Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall mean warrants to acquire Ordinary Shares, including any warrants that may be acquired by the Sponsor upon conversion of loans to the SPAC for expenses at or prior to the Closing (as defined in the Business Combination Agreement), each warrant entitling the holder to purchase one Ordinary Share at an exercise price of $11.50 per share.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Ordinary Shares issued in exchange for the Founder Shares, (b) the Private Placement Warrants (including any Ordinary Shares issued or issuable from time to time upon the exercise of any such Private Placement Warrants), (c) any outstanding Ordinary Shares or any other equity security (including the Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement (including those acquired by a Holder in connection with the Business Combination), (d) any Earnout Shares (as defined in the Business Combination Agreement) and (e) other equity security of the Company issued or issuable with respect to any such Ordinary Shares referred to in clause (a), (b), (c) or (d) by way of a share capitalization or share subdivision or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (E) with respect to a Holder, all such securities held by such Holder could be sold without restriction on volume or other restrictions or limitations including as to manner or timing of sale without registration under Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented out-of-pocket expenses of a Registration, excluding Selling Expenses, but including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Ordinary Shares are then listed;

(B) fees and expenses of compliance with state securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants retained by the Company incurred specifically in connection with such Registration;

(F) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by subsection 3.1.5;

(G) Financial Industry Regulatory Authority fees; and

(H) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holdings initiating an Underwritten Shelf Takedown (the “Selling Holder Counsel”), in an amount not to exceed $50,000 (without the consent of the Company).

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.4.

“Rule 415” shall mean Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Selling Expenses” shall mean all underwriting discounts, selling commissions, and share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 3.2.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Threshold” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Sponsor Support Agreement” shall mean that certain Sponsor Support Agreement, dated as of March 2, 2023, among the Company, SPAC, the Sponsor and certain other parties thereto.

“Subsequent Shelf Registration” shall have the meaning given in subsection 2.1.2.

“Suspension Event” shall have the meaning given in subsection 3.5.2.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.1.3.

“Withdrawal Notice” shall have the meaning given in subsection 2.1.5.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registrations.

2.1.1 Initial Registration. The Company shall use commercially reasonable efforts to, as soon as practicable, but in no event later than thirty (30) calendar days after the Closing Date, prepare and file or cause to be prepared and filed with the Commission, a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 on the terms and conditions specified in this subsection 2.1.1 and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than (i) sixty (60) business days following the filing deadline (one hundred twenty (120) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission) and (ii) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form F-3 (a “Form F-3 Shelf”) or, if Form F-3 is not then available to the Company, on Form F-1 (a “Form F-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders, including the registration of the distribution to its shareholders, partners, members or other affiliates. The Company agrees to provide in such a Registration Statement (and in any prospectus or prospectus supplement forming a part of such Registration Statement) that all assignees, successors or transferees under this Agreement shall, by virtue of such assignment, be deemed to be selling shareholders under the Registration Statement (or any such prospectus or prospectus supplement) with respect to such Registrable Securities. The Company shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration

Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any Misstatement. If the Company files a Form F-3 Shelf and thereafter the Company becomes ineligible to use Form F-3 for secondary sales, the Company shall use its commercially reasonable efforts to file a Form F-1 Shelf as promptly as reasonably practicable to replace the shelf registration statement that is a Form F-3 Shelf and have the Form F-1 Shelf declared effective as promptly as reasonably practicable and to cause such Form F-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.2 Amendments and Supplements; Subsequent Shelf Registration. The Company shall use its commercially reasonable efforts to promptly prepare and file with the Commission from time to time such amendments and supplements to the Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities until all Registrable Securities covered by such Registration Statement have been sold or otherwise cease to be Registrable Securities, or to file an additional Registration Statement as a shelf registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities until all Registrable Securities covered by such Registration Statement have been sold or otherwise cease to be Registrable Securities.

2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, and following any applicable Lock-Up Period, any Holder (being in such case, a “Demanding Holder”) may request to sell all or a portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to such shelf registration statement (an “Underwritten Shelf Takedown”); provided that such Holder(s) reasonably expect aggregate gross proceeds in excess of $15,000,000 from such Underwritten Shelf Takedown (the “Shelf Threshold”). All requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Company after consultation with the initiating Holders and shall take all such other commercially reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Underwritten Shelf Takedown contemplated by this subsection 2.1.3, subject to Section 3.5 and ARTICLE IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling shareholders as are customary in underwritten offerings of securities. Holders in the aggregate may demand no more than two (2) Underwritten Shelf Takedowns pursuant to this subsection 2.1.3 in any twelve (12) months (the “Yearly Limit”) and no more than six (6) Underwritten Shelf Takedowns pursuant to this subsection 2.1.3 in the aggregate (the “Aggregate Limit”).

2.1.4 Reduction of Underwritten Shelf Takedown. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and any other Holders participating in the Underwritten Shelf Takedown pursuant to this Agreement (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and all other Ordinary Shares or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual arrangements with Persons other than the Piggyback Registration Rights Holders hereunder, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Shelf Takedown without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Shelf Takedown, (i) first, before including any Ordinary Shares or other equity securities proposed to be sold by the Company or by other holders of Ordinary Shares or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities, (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other equity securities of other Persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Underwritten Shelf Takedown Withdrawal. A majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right in their sole discretion to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown prior to the filing of a preliminary prospectus supplement setting forth the terms of the Underwritten Shelf Takedown with the Commission. If withdrawn, a demand for an Underwritten Shell Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of the Yearly Limit and the Aggregate Limit, unless the Demanding Holder(s) making the withdrawal reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (if there is more than one Demanding Holder, each Demanding Holder shall reimburse the Company for a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder requested be included in such Underwritten Shelf Takedown). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Registration. Unless the Demanding Holders opt to pay the Registration Expenses of an Underwritten Shelf Takedown pursuant to this subsection 2.1.5, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to an Underwritten Shelf Takedown prior to its withdrawal under this subsection 2.1.5.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company, including without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1.3), other than a

Registration Statement (i) filed in connection with any employee share option or other benefit plan or employee share purchase plan, (ii) pursuant to a Registration Statement on Form F-4 (or similar form for a transaction subject to Rule 145 promulgated under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing shareholders (including any rights offering with a backstop or standby commitment), (v) for a dividend reinvestment plan, (vi) for a Block Trade or (vii) for an Other Coordinated Offering, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as reasonably practicable but not less than five (5) business days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after sending of such written notice (such Registration, a “Piggyback Registration”, and each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Piggyback Registration, a “Piggyback Registration Rights Holder”). Subject to subsection 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Piggyback Registration Rights Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Piggyback Registration Rights Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The notice periods set forth in this subsection 2.2.1 shall not apply to an Underwritten Shelf Takedown conducted in accordance with subsection 2.1.3. The Company shall have the right to terminate or withdraw any Registration Statement initiated by it under this subsection 2.2.1 before the effective date of such Registration, whether or not any Piggyback Registration Rights Holder has elected to include Registrable Securities in such Registration. The expenses of such terminated or withdrawn registration shall be borne by the Company in accordance with Section 3.2.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration (other than an Underwritten Shelf Takedown), in good faith, advise(s) the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) the Ordinary Shares or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Ordinary Shares and other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities for the account of other Persons that the Company is obligated to register, if any, as to which Registration has been requested or demanded pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by subsection 2.1.5) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or the public announcement of an offering if the Piggyback Registration is with respect to the sale of securities pursuant to an already effective Registration Statement. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. The Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriter(s), each Holder that is an executive officer or a director of the Company or Holder in excess of five percent (5%) of the outstanding Ordinary Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not transfer any Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement and other than to Permitted Transferees prior to the expiration of the Lock-up Period), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriter(s)) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriter(s) otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this ARTICLE II, but subject to Section 3.5, at any time and from time to time when an effective shelf Registration Statement is on file with the Commission, if a Demanding Holder or Holders desire to effect (a) a Block Trade or (b) an Other Coordinated Offering, and, in each case, the Registrable Securities subject to such request have an anticipated aggregate offering price, net of Selling Expenses, of at least $10,000,000, the Demanding Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade or Other Coordinated Offering will commence. As promptly as reasonably practicable, the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering. The Demanding Holders shall use commercially reasonable efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade or Other Coordinated Offering) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering and any related due diligence and comfort procedures.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by one or more Demanding Holders pursuant to this Agreement.

2.4.4 A majority-in-interest of the Demanding Holders in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. Notwithstanding anything herein to the contrary, a Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as an Underwritten Shelf Takedown effected pursuant to subsection 2.1.3.

2.5 Lock-Up Agreement. Each Holder of Ordinary Shares or other Registrable Securities issued in the Business Combination hereby agrees that, during the Lock-Up Period, such Holder will not, directly or indirectly:

(a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, lend, grant any option, right or warrant to purchase, purchase any option or contract to sell, or dispose of or agree to dispose of, or establish or increase any put equivalent position or liquidate or decrease any call equivalent position within the meaning of Section 16 of the Exchange Act, in each case with respect to any Registrable Securities;

(b) enter into any swap, hedging or other agreement, arrangement or transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of any Registrable Securities;

(c) publicly announce or disclose any action or intention to effect any transaction specified in clause (a) or (b).

In order to enforce the foregoing covenant, the Company shall place restrictive legends on the certificates or book-entry positions representing the shares subject to this Section 2.5 and shall be entitled to impose stop transfer instructions with respect to such shares until the end of the Lock-Up Period. Such legend shall be in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE REGISTRATION RIGHTS AGREEMENT, DATED AS OF [ ], 2023, BY AND BETWEEN THE ISSUER OF SUCH SECURITIES AND THE HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH REGISTRATION RIGHTS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

If any transfer or other disposition is made or attempted contrary to the provisions of this Section 2.5, such purported transfer or other disposition shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Registrable Securities as one of its equity holders for any purpose. Each Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with this Section 2.5 or that are necessary to give further effect thereto.

The foregoing notwithstanding, the Lock-Up Period and restrictions set forth in this Section 2.5 shall not apply to: (a) any Ordinary Shares acquired by any Holder [pursuant to any PIPE Subscription Agreement or] in open market transactions following the Closing Date; (b) establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Ordinary Shares; provided, that such plan does not provide for the transfer of Ordinary Shares during the Lock-Up Period; (c) pledges of Ordinary Shares or other Registrable Securities as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder; (d) if a Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with a Holder (including, for the avoidance of doubt, where such Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or as part of a distribution, transfer or other disposition of Ordinary Shares or Registrable Securities to partners (whether general or limited), limited liability company members or stockholders of a Holder; (e) transfers of any or all of the Registrable Securities made pursuant to a bona fide gift or charitable contribution; (f) in the case of a Registrable Securities held by an individual, transfers of any or all of the Registrable Securities by will or intestate succession upon the death of such Holder or any Permitted Transferee; (g) in the case of Registrable Securities held by an individual, transfers of Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of a Holder or any other person with whom a Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (h) in the case of Registrable Securities held by an individual, transfers of Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares pursuant to a qualified domestic order or in connection with a divorce settlement; (i) transfers by the Sponsor to the members of the Sponsor; (j) transfers to the Holder’s officers, directors, consultants or their affiliates; (k) transfers to the Sponsor’s officers or directors, any affiliates or family members of any of the Sponsor’s officers or directors or any affiliates of the Sponsor; (l) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction that results in all of its shareholders having the right to exchange their Ordinary Shares for cash, securities or other property; (m) to any Permitted Transferee; or (n) the Vesting Shares (as defined in the Sponsor Support Agreement); provided that in the case of (c), (d), (e), (f), (g), (h), (i), (j), (k) or (m) above, it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Registrable Securities subject to the provisions of this Agreement applicable to such holder, and there shall be no further transfer of such Registrable Securities except in accordance with this Agreement; provided, further, that in the case of (d), (e), (f), (g), (h), (i), (j), (k) or (m) above, in each case, such transfer or distribution shall not involve a disposition for value.

For the avoidance of doubt, (a) nothing in this Agreement shall restrict a Holder’s rights under Section 2.1 of this Agreement to cause the Company to file and cause to become effective a Registration Statement with the Commission naming such Holder as a selling shareholder (and to make any required disclosures on Schedule 13D in respect thereof); and (b) each Holder shall retain all of its rights as a shareholder of the Company with respect to the Registrable Securities during the Lock-Up Period, including the right to vote any Registrable Securities that are entitled to vote. The Company agrees to (i) instruct its transfer agent to remove the legend in this Section 2.5 upon the expiration of the Lock-Up Period and (ii) if requested by the transfer agent, use its commercially reasonable efforts to cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with such instructions.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the Merger Effective Time, the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 use its commercially reasonable efforts to prepare and file with the Commission as soon as reasonably practicable, a Registration Statement on any form for which the Company then qualifies and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, with respect to such Registrable Securities and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all Registrable Securities covered by such Registration Statement have been sold or otherwise cease to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five (5.0%) percent of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, however, that the Company shall be under no obligation to provide any document that is incorporated by reference in any Registration Statement or Prospectus, or any amendment or supplement thereto, to the extent such document is publicly available on the SEC’s EDGAR system;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable any Holder of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 after the filing of a Registration Statement, the Company shall promptly, and in no event more than three (3) business days after such filing, notify the Holders of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within three (3) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall promptly use its commercially reasonable efforts to prevent the entry of such stop order or to remove it if entered); and (iv) when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to use commercially reasonable efforts to correct such Misstatement as set forth in Section 3.5 hereof; and promptly make available to the Holders any such supplement or amendment;

3.1.8 promptly following the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or a sale by a broker or sales agent pursuant to such Registration Statement, in each of the foregoing cases, solely to the extent customary for a transaction of its type, permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; provided, further, that the Company may not include the name of any Holder or any information regarding any Holder in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder (not to be unreasonably withheld) and providing each such Holder a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.10 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, including a Block Trade or Other Coordinated Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request;

3.1.11 on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Registration, including a Block Trade or Other Coordinated Offering, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters or sales agent, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriters or sales agent may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such Underwriters or sales agent;

3.1.12 in the event of any Underwritten Offering, a Block Trade or an Other Coordinated Offering, enter into and perform its obligations under an underwriting agreement or sales agreement, in usual and customary form and as agreed to by the Company, with the managing Underwriter or sales agent of such offering or sale;

3.1.13 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission), which requirement will be deemed satisfied if the Company timely files complete and accurate information as may be required to be filed under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.14 if the Registration involves the Registration of Registrable Securities with a total offering price (including piggyback securities and before deducting underwriting discounts) in excess of $25,000,000, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.15 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with this Agreement, in connection with such Registration.

3.2 Registration Expenses. Subject to the option of Demanding Holders to pay the Registration Expenses of an Underwritten Shelf Takedown pursuant to subsection 2.1.5, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all Selling Expenses and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Inclusion as a Selling Shareholder. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company shall not be obligated to include such Holder’s Registrable Securities in the applicable Registration Statement to the extent the Company determines, based on the advice of counsel, that such information, is necessary to effect the registration and such Holder continues thereafter to withhold such information.

3.4 Requirements for Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of Section 3.3 or this Section 3.4 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.5 Suspension of Sales; Adverse Disclosure.

3.5.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with applicable law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.5.2 If the filing, initial effectiveness or continued use of a Registration Statement or, if applicable, any amendment thereto in respect of any Registration at any time (i) would require the Company to make an Adverse Disclosure, (ii) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (iii) in the good faith judgment of a majority of the Board, would be seriously detrimental to the Company and the Board concludes, as a result, that it is necessary to defer such filing, initial effectiveness, or continued use at such time, or (iv) if the majority of the Board, in its good faith judgment, determines to delay the filing or initial effectiveness of, or suspend the use of, a Registration Statement and such delay or suspension arises out of or is a result of, or is related to or is in connection with any publicly-available written guidance of the Commission, or any comments, requirements, or requests of the Commission Staff related to accounting, disclosure, or other matters, then the Company may, upon giving prompt written notice of such action to the Holders, subject to subsection 3.5.4, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (a “Suspension Event”) for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.5, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents. The Company shall immediately notify the Holders upon the termination of any Suspension Event, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request.

3.5.3 Subject to subsection 3.5.4, (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company continues to actively employ, in good faith, commercially reasonable efforts to cause the applicable shelf Registration Statement to remain effective, or (B) if, pursuant to subsection 2.1.3, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of Underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to subsection 2.1.3 or Section 2.4.

3.5.4 The right to delay or suspend any filing, initial effectiveness of a registered offering pursuant to subsections 3.5.2 and 3.5.3 shall be exercised by the Company, in the aggregate for not more than an aggregate of sixty (60) days during any twelve (12)-month period.

3.6 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, shall file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including using commercially reasonable efforts to provide any customary legal opinions to the transfer agent. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company agrees to indemnify, to the fullest extent permitted by law, each such Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, judgments, claims, damages, liabilities, action and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein, or necessary to make the statements therein, in the case of any Prospectus or preliminary Prospectus in the light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder. Notwithstanding the foregoing, the indemnity agreement contained in this subsection 4.1.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the fullest extent permitted by law, shall indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against any losses, judgments, claims, damages, liabilities, action and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained, or incorporated by reference in accordance with the requirements of Form F-1 or F-3, in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of any Prospectus or preliminary Prospectus in the light of the circumstances in which they were made, not misleading but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any loss, claim, damage, liability or expense with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, judgments, damages, liabilities, action and documented out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, judgments, claims, damages, liabilities, actions and documented out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or documented out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [ ], if to the Sponsor, to [ ], and, if to any Holder, at such Holder’s physical address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 This Agreement and the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated by such Holder to a Permitted Transferee; provided, however, that if any such assignment or delegation occurs during the Lock-Up Period, such Permitted Transferee must enter into a written agreement with the Company agreeing to be bound by the provisions contained in Section 2.5 hereto.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which when so executed shall be deemed to be an original, and all of which when taken together shall constitute one and the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

5.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between such parties, whether oral or written. This Agreement will amend and restate the Prior Registration Rights Agreement to read as set forth herein, when it has been duly executed by parties having the right to so amend and restate the Prior Registration Rights Agreement.

5.6 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

5.7 WAIVER OF TRIAL BY JURY. THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

5.8 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority-in-interest of the then-outstanding Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement (except for the definition of Lock-Up Period and Section 2.5 hereto which would require the written consent of Holders of at least two thirds (2/3) of the then-outstanding Registrable Securities) may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination or waiver effected in accordance with this Section 5.8 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

5.9 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of the Holders of a majority of the total Registrable Securities, the Company may make any person or entity who acquires Ordinary Shares or rights to acquire Ordinary Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Ordinary Shares of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Ordinary Shares.

5.10 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.11 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.12 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce their rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.13 Other Registration Rights. The Company represents and warrants that no Person, other than a (i) Holder of Registrable Securities, (ii) the holders of warrants pursuant to that certain Warrant Agreement, dated February 10, 2022, by and between SPAC and Continental Stock Transfer & Trust Company (the “Warrant Agreement”) (as assumed by the [Warrant Assumption Agreement]) [and (iii) a holder of securities of the Company that are registrable pursuant to the PIPE Subscription Agreements and], has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that[, except with respect to the Warrant Agreement (as assumed by the Warrant Assumption Agreement) and the PIPE Subscription Agreements, and ] this Agreement supersedes the Prior Registration Rights Agreement and any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. [Notwithstanding the foregoing, the Company and the Holders hereby acknowledge that the Company has granted resale registration rights to certain holders of the Company securities in the PIPE Subscription Agreements, and that nothing herein shall restrict the ability of the Company to fulfill its resale registration obligations under the PIPE Subscription Agreements.]

5.14 Term. This Agreement shall terminate upon the earlier of (i) the sixth anniversary of the date of this Agreement or (ii) the date as of which no Registrable Securities remain outstanding; provided, that, with respect to any Holder, this Agreement shall terminate on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.6 and ARTICLE IV shall survive any termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

PHYGITAL IMMERSIVE LIMITED

By:
Name: [ ]
Title: [ ]

HOLDERS:[1]
JAGUAR GLOBAL GROWTH PARTNERS I, LLC

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

[1]	Holder signature blocks to be inserted.

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [ ], 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), among [New PubCo], a Cayman Islands exempted company limited by shares (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Ordinary Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein[; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) Ordinary Shares shall not be included as Registrable Securities, for purposes of the Excluded Sections].

[For purposes of this Joinder, “Excluded Sections” shall mean [ ].]

Accordingly, the undersigned has executed and delivered this Joinder as of the [•] day of [•], 20[•].

HOLDER:

By:
Name:
Its:
Address:

Agreed and Accepted as of [•] [•], 20[•]

COMPANY:
[NEW PUBCO]

By:
Name:
Title:

EXHIBIT B

Form of Plan of Merger

[Attached.]

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [insert date] between Phygital Immersive Limited (the “Surviving Company”) and Jaguar Global Growth Corporation I (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the sole director of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated [insert date] and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3

The registered office of the Surviving Company is c/o Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4

Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company will be US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each and the Surviving Company will have 1 share in issue.

5

Immediately prior to the Effective Date (as defined below), the authorised share capital of the Merging Company will be US$55,500 divided into 500,000,000 class A ordinary shares of a par value of US$0.0001 each, 50,000,000 class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each and the Merging Company will have [insert number] class A ordinary shares and [insert number] class B ordinary shares in issue.

6

The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar of Companies in accordance with section 233(13) of the Statute (the “Effective Date”).

7

The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, as applicable, are set out in the Merger Agreement.

8

The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9

The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13	The names and addresses of each director of the surviving company (as defined in the Statute) are:

13.1	[Insert name of Director] of [Insert personal address of Director];

13.2	[Insert name of Director] of [Insert personal address of Director];

13.3	[Insert name of Director] of [Insert personal address of Director];

13.4	[Insert name of Director] of [Insert personal address of Director];

13.5	[Insert name of Director] of [Insert personal address of Director];

13.6	[Insert name of Director] of [Insert personal address of Director]; and

13.7	[Insert name of Director] of [Insert personal address of Director].

14	This Plan of Merger has been approved by the sole director of the Surviving Company and the board of directors of the Merging Company pursuant to section 233(3) of the Statute.

15

This Plan of Merger has been authorised by the sole shareholder of the Surviving Company pursuant to section 233(6) of the Statute by way of written resolution and by the shareholders of the Merging Company pursuant to section 233(6) of the Statute by way of special resolution passed at an extraordinary general meeting of the Merging Company.

16	At any time prior to the Effective Date, this Plan of Merger may be:

2

16.1	terminated by the sole director of the Surviving Company or the board of directors of the Merging Company (provided such termination is in accordance with the Merger Agreement);

16.2	amended by the sole director of the Surviving Company and the board of directors of the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)

effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

17	This Plan of Merger may be executed in counterparts.

18	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by _______________________________	)
Duly authorised for	)
and on behalf of	)	Director
Phygital Immersive Limited	)

SIGNED by _______________________________	)
Duly authorised for	)
and on behalf of	)	Director
Jaguar Global Growth Corporation I	)

3

Annexure 1

Merger Agreement

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

EXHIBIT C

Form of New PubCo A&R Charter

[Attached.]

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

[●]

(ADOPTED BY SPECIAL RESOLUTION DATED [●] AND EFFECTIVE ON [●])

1.	The name of the Company is [●].

2.

The Registered Office of the Company shall be at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, or at such other place as the Directors may decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4.	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5.	The authorized share capital of the Company is US$[●] divided into 50,000 ordinary shares of a par value of US$0.0001 each and [[●] preference shares of a par value of US$[●] each].

6.

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

[●]

(ADOPTED BY SPECIAL RESOLUTION DATED [●] AND EFFECTIVE ON [●])

1.	INTERPRETATION

1.1.	In the Articles, Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company, as from time to time altered or added to in accordance with the Statute and these Articles.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination Agreement”	means the Business Combination Agreement dated as of March 2, 2023 by and among the Company, Jaguar Global Growth Korea Co., Ltd, GLAAM Co., Ltd and Jaguar Global Growth Corporation I.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Company”	means the above-named company.

“Company Founders”	Houngki Kim and Ho Joon Lee.

“Company’s Website”	means the website of the Company, the address or domain name of which has been notified to Members.

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“Letter Agreement”	means the Letter Agreement dated as of March , 2023 by and among the Company Founders, the Company, Jaguar Global Growth Korea Co., Ltd, GLAAM Co., Ltd and Jaguar Global Growth Corporation I.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating and Governance Committee”	means the nominating and governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of votes cast by such Members as, being entitled to do so, vote in person or, in the case of any Member being an organization, by its duly authorized representative or, where proxies are allowed, by proxy at a general meeting and, for the avoidance of doubt, does[ not] include a unanimous written resolution.

“Ordinary Share”	means an ordinary share of a par value of US$[●] in the share capital of the Company, and having the rights provided for in these Articles.

“Other Indemnitors”	means persons or entities other than the Company that may provide indemnification, advancement of expenses and/or insurance to the Indemnified Persons in connection with such Indemnified Persons’ involvement in the management of the Company.

[“Preference Share”	means a preference share of a par value of US$[●] in the share capital of the Company, and having the rights provided for in these Articles.]

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Restricted Share Rights”	means the Series I RSRs, the Series II RSRs and the Series III RSRs.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	means any person, firm or corporation appointed by the board of Directors to perform any of the duties of secretary of the Company and includes any assistant, deputy, temporary or acting secretary.

“Securities and Exchange Commission” or “SEC”	means the United States Securities and Exchange Commission.

“Securities Act”	means the United States Securities Act of 1933, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Series I RSRs”	means the Restricted Share Rights issued by the Company designated as “Series I RSRs”.

“Series II RSRs”	means the Restricted Share Rights issued by the Company designated as “Series II RSRs”.

“Series III RSRs”	means the Restricted Share Rights issued by the Company designated as “Series III RSRs”.

“Share”	means any share in the capital of the Company, including the Ordinary Shares, Preference Shares and includes a fraction of a Share in the Company.

“Share Swap”	means the exchange of common shares of GLAAM Co. Ltd. for Shares of the Company pursuant to the Business Combination Agreement.

“Share Swap Agreement”	means the share swap agreement duly executed by Jaguar Global Growth Korea Co., Ltd. and GLAAM Co. Ltd pursuant to the Business Combination Agreement.

“Special Resolution”	means a resolution passed by not less than two-thirds of votes cast by such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution, has been duly given and, for the avoidance of doubt, does [ not] include a unanimous written resolution.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2.	In the Articles, save where the context requires otherwise:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2.	COMMENCEMENT OF BUSINESS

2.1.	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3.	ISSUE OF SHARES AND OTHER SECURITIES

3.1.

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may, in their absolute discretion and without approval of the holders of Ordinary Shares, allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise any or all of which may be greater than the powers and rights associated with the Ordinary Shares, to such persons, at such times and on such other terms as they think proper, which shall be conclusively evidenced by their approval of the terms thereof, and may also (subject to the Statute and the Articles) vary such rights.

3.2.

The Company may from time to time issue Ordinary Shares on the terms and subject to the conditions set forth in the Share Swap Agreement. All Ordinary Shares that may be issued upon any exchange pursuant to the Share Swap Agreement shall, upon issuance, be validly issued, fully paid and non-assessable.

3.3.

Subject to Article 19, the Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.4.	The Company shall not issue Shares in bearer form and shall only issue shares as fully paid.

4.	ORDINARY SHARES

4.1.	The holders of the Ordinary Shares shall be:

(a)	entitled to dividends in accordance with the relevant provisions of these Articles;

(b)	entitled to and are subject to the provisions in relation to winding up of the Company provided for in these Articles;

(c)

entitled to attend general meetings of the Company and shall be entitled to one vote for each Ordinary Share registered in their name in the Register of Members, both in accordance with the relevant provisions of these Articles.

4.2.	All Ordinary Shares shall rank pari passu with each other in all respects.

5.	PREFERENCE SHARES

5.1.

The Directors may issue Preference Shares from time to time in one or more series and on such terms as they may think appropriate. Each of such series may have such voting powers (full, limited or none), designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as may be stated in any resolution or resolutions providing for the issue of such series adopted by the Directors as hereinafter provided.

5.2.

Authority is hereby granted to the Directors, subject to the provisions of the Memorandum of Association, these Articles and Applicable Law, to create one or more series of Preference Shares and, with respect to each such series, to fix by resolution or resolutions, without any further vote or action by the Members of the Company providing for the issue of such series:

(a)	the number of Preference Shares to constitute such series and the distinctive designation thereof;

(b)

the dividend rate payable on the Preference Shares of such series, the dividend payment dates, the periods in respect of which dividends are payable (“Dividend Periods”), whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of shares;

(c)

whether the Preference Shares of such series shall be convertible into, or exchangeable for, Shares of any other class or classes or any other series of the same or any other class or classes of Shares and the conversion price or prices or rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

(d)	the preferences, if any, and the amounts thereof, which the Preference Shares of such series shall be entitled to receive upon the winding up of the Company;

(e)	the voting power, if any, of the Preference Shares of such series other than as provided under Applicable Law;

(f)	transfer restrictions and rights of first refusal with respect to the Preference Shares of such series; and

(g)	such other terms, conditions, special rights and provisions as may seem advisable to the Directors.

5.3.

Notwithstanding the fixing of the number of Preference Shares constituting a particular series upon the issuance thereof, the Directors may at any time thereafter authorise the issuance of additional Preference Shares of the same series subject always to the Statute and the Memorandum of Association.

5.4.

No dividend shall be declared and set apart for payment on any series of Preference Shares in respect of any Dividend Period unless there shall likewise be or have been paid, or declared and set apart for payment, on all Preference Shares of each other series entitled to cumulative dividends at the time outstanding which rank senior or equally as to dividends with the series in question, dividends ratably in accordance with the sums which would be payable on the said Preference Shares through the end of the last preceding Dividend Period if all dividends were declared and paid in full.

5.5.

If, upon the winding up of the Company, the assets of the Company distributable among the holders of any one or more series of Preference Shares which (a) are entitled to a preference over the holders of the Ordinary Shares upon such winding up; and (b) rank equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such Preference Shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preference Shares ratably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

6.	REGISTER OF MEMBERS

6.1.

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute, provided that for so long as the securities of the Company are listed for trading on the Designated Stock Exchange, title to such securities may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Designated Stock Exchange.

6.2.	Such Register of Members shall provide certain information which shall serve as prima facie evidence of the information contained therein and shall include;

(a)	the names and addresses of each Member, a statement of the shares held by each such Member, and of the amount paid or agreed to be considered as paid, on each such shares;

(b)	whether voting rights attach to the shares in issue;

(c)	the date on which the name of any person was entered on the register as a Member; and

(d)	the date on which any person ceased to be a Member.

6.3.

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

7.	CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

7.1.

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

7.2.

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

7.3.

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

8.	CERTIFICATES FOR SHARES

8.1.

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

8.2.

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

8.3.

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

8.4.

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

8.5.

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

8.6.	Every share certificate of the Company shall bear legends required under Applicable Law including the Securities Act.

9.	TRANSFER OF SHARES

9.1.

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option or warrant.

9.2.

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

9.3.

The Directors may, in their absolute discretion, decline to register any transfer of Shares, subject to any applicable requirements imposed from time to time by the Securities and Exchange Commission and the Designated Stock Exchange.

10.	REDEMPTION, REPURCHASE AND SURRENDER OF SHARES

10.1.

Subject to the provisions, if any, in these Articles, the Memorandum, Applicable Law, including the Statute, and the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may:

(a)

issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company on such terms and in such manner as the Directors may, before the issue of such Shares determine;

(b)

purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member, provided that the manner of purchase is in accordance with any applicable requirements imposed from time to time by the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law; and

(c)	make a payment in respect of the redemption or purchase of its own Shares, including out of capital.

10.2.	For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in this Article shall not require further approval of the Members.

10.3.	The Directors may accept the surrender for no consideration of any fully paid Share.

11.	TREASURY SHARES

11.1.	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

11.2.	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

12.	VARIATION OF RIGHTS ATTACHING TO SHARES

12.1.

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

12.2.

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

12.3.

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

13.	COMMISSION ON SALE OF SHARES

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful under Applicable Law.

14.	NON RECOGNITION OF TRUSTS

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

15.	LIEN ON SHARES

15.1.

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

15.2.

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

15.3.

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

15.4.

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

16.	CALL ON SHARES

16.1.

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

16.2.	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

16.3.	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

16.4.

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

16.5.

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

16.6.	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

16.7.

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

16.8.

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

17.	FORFEITURE OF SHARES

17.1.

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

17.2.

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

17.3.

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

17.4.

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

17.5.

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

17.6.

The provisions of the Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

18.	TRANSMISSION OF SHARES

18.1.

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

18.2.

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

18.3.

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

19.	RESTRICTED SHARE RIGHTS

19.1.

The Company has issued Restricted Share Rights to the Company Founders on the terms and subject to the conditions set forth in the Letter Agreement. At such time and from time to time if and as Restricted Share Rights vest, the Company shall issue one Ordinary Share in satisfaction of its obligations in respect of each such Restricted Share Right to the Company Founders, on the terms and subject to the conditions set forth in the Letter Agreement and without the need for further action on the part of the Company or any Company Founder, and the Company shall forthwith on the issue of such Ordinary Shares, enter the relevant Company Founder in the Register of Members as the owner of such Ordinary Shares.

19.2.

No holder of Restricted Share Rights shall have any right as a Member (including any right to attend meetings, vote or receive dividend, distribution or other payment of any kind in respect of its Restricted Share Rights, or any Ordinary Share issuable in respect thereof), in each case, unless and until such Ordinary Shares have been issued and recorded on the Register of Members.

20.	ALTERATION OF CAPITAL AND AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION

20.1.	Subject to these Articles, the Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)

consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares, provided that any fractions of a share that result from such a consolidation or division of its share capital shall be automatically repurchased by the Company at (i) the market price on the date of such consolidation or division, in the case of any shares listed on a Designated Stock Exchange and (ii) a price to be agreed between the Company and the applicable Member in the case of any shares not listed on a Designated Stock Exchange;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	divide shares into multiple classes;

(e)

by subdivision of its existing Shares, or any of them, divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(f)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

20.2.

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

20.3.	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital and any capital redemption reserve fund in any manner authorised by law.

21.	OFFICES AND PLACES OF BUSINESS

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

22.	GENERAL MEETINGS

22.1.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

22.2.

For so long as the Company’s securities are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint, and if an extraordinary general meeting is called by the Directors, such extraordinary general meeting shall be held at such time and place as may be determined by the Directors. At these meetings the report of the Directors (if any) shall be presented.

22.3.

The Directors, the Chief Executive Officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

22.4.

Any action required or permitted to be taken at a general meeting may be taken only at a meeting duly noticed and convened in accordance with these Articles and Applicable Law and may not be taken by the written resolution of Members without a meeting.

23.	NOTICE OF GENERAL MEETINGS

23.1.

At least five (5) calendar days’ notice (but not more than sixty (60) calendar days’ notice) shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting, the matters that are intended to be presented and, in the case of annual general meetings, the name of any nominee who the Directors intend to present for election, and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members (or their proxies) entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, together holding not less than [ninety-five (95)] per cent in par value of the Shares giving that right.

23.2.

The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a Special Resolution shall specify the intention to propose the resolution as a Special Resolution. Notice of every general meeting shall be given to all Members other than such as, under the provisions hereof or the terms of issue of the Shares they hold, are not entitled to receive such notice from the Company.

23.3.

In cases where instruments of proxy are sent out with a notice of general meeting, the accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

23.4.

Advanced Notice Procedures for any Business Brought Before the Annual General Meeting: For business to be properly brought before an annual general meeting by a Member, the business must be presented by a Member who (1) is present in person and who was a Member of record of the Company both at the time of giving the notice for the annual general meeting and at the time of the annual general meeting, (2) is entitled to vote at the annual general meeting and (3) has complied with all requirements for proposing business as set forth herein, including the requirements for notice and any other qualifications. A Member may give notice to the Company of business proposed to be brought before an annual general meeting, provided that such notice of proposal of business must be delivered to, or mailed and received at the principal executive offices of the Company not less than ninety (90) days and not more than one hundred and twenty (120) days prior to the one-year anniversary of the preceding year’s annual general meeting (which date shall, for purposes of the Company’s annual general meeting in the calendar year of the closing of the business combination contemplated by the Business Combination Agreement (the “Business Combination”), be deemed to have occurred on [●], 202[●]); provided, however, that if the date of the annual general meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual general meeting was held (or deemed to be held) in the preceding year, such notice by the Member, to be timely, must be so delivered, or so mailed and received, not later than the ninetieth (90th) day prior to such annual general meeting or, if later, the tenth (10th) day following the day on which “public disclosure” of the date of such meeting was first made by the Company (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual general meeting, or the announcement thereof, commence a new time period (or extend any time period) for the giving of Timely Notice as described above. For purposes of these Articles, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed or furnished by the Company with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act or publicly filed in accordance with Applicable Law.

To be in proper form to meet the requirements of this section, a Member’s notice to the secretary shall set forth, with respect to business to be brought before the annual general meeting:

(a)

As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Company’s books and records); and (B) the number of shares of each class or series of shares of the Company that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person or any of its affiliates or associates (for purposes of these Articles, as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of shares of the Company as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Member Information”);

(b)

As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Company; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence (including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly (a) give a person economic benefit and/or risk similar to ownership of shares of any class or series of share capital of the Company, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of share capital of the Company, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person with respect to any shares of any class or series of share capital of the Company, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of share capital of the Company, or (d) increase or decrease the voting power of any person with respect to any shares of any class or series of share capital of the Company), in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any performance-related fee (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of share capital of the Company or any Synthetic Equity Position, (C) any rights to dividends on the shares of any class or series of shares of the Company owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Company, (D) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Company or any of its officers or directors, or any affiliate of the Company, (E) any other material relationship between such Proposing Person, on the one hand, and the Company or any affiliate of the Company, on the other hand, (F) any direct or indirect material interest in any material contract or agreement of such Proposing Person with an affiliate of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (G) any proxy, agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of share capital of the Company (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Applicable Law (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Member directed to prepare and submit the notice required by these Articles on behalf of a beneficial owner;

(c)

As to each item of business that the Member proposes to bring before the annual general meeting, (A) a brief description of the business desired to be brought before the annual general meeting, the reasons for conducting such business at the annual general meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these Articles, the text of such proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person (including their names) in connection with the proposal of such business by such Member or in connection with acquiring, holding, disposing or voting of any shares of any class or series of share capital of the Company, (D) identification of the names and addresses of other Members (including beneficial owners) known by any of the Proposing Persons to support such business, and to the extent known, the class and number of all shares of the Company’s share capital owned of record or beneficially by such other Member(s) or other beneficial owner(s) and (E) any other information relating to such item of business that would be included in disclosure filed or furnished with the SEC; provided, however, that the disclosures required by this Article shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Member directed to prepare and submit the notice required by these Articles on behalf of a beneficial owner; and

(d)

a statement whether or not the Member giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of share capital of the Company required under Applicable Law to approve the business proposal.

For purposes of this Section, the term “Proposing Person” shall mean (a) the Member providing the notice of business proposed to be brought before an annual general meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual general meeting is made, or (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such Member in such solicitation.

A Proposing Person shall update and supplement its notice to the Company of its intent to propose business at an annual general meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section shall be true and correct as of the record date for the annual general meeting and as of the date that is ten (10) business days prior to the annual general meeting or any adjournment or postponement thereof, and such update and supplement shall be promptly delivered to, or mailed and received by, the secretary at the principal executive offices of the Company.

The Board or a designated committee thereof shall have the discretion, authority and power to determine whether business proposed to be brought before the annual general meeting was made in accordance with the provisions of these Articles. If neither the Board nor such designated committee makes a determination as to whether any business was made in accordance with the provisions of these Articles, the presiding officer at the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting, and if he or she should so determine, he or she shall so declare to the meeting. If the Board or a designated committee thereof or the presiding officer, as applicable, determines that any Member proposal was not made in accordance with the provisions of these Articles, any such business not properly brought before the meeting shall not be transacted.

23.5.

Advance Notice Procedures for Any Director Nomination Brought Before the Annual General Meeting: For a nomination to be properly brought before an annual general meeting by a Member, the nomination must be presented by a Member who (1) is present in person and who was a Member of record of the Company both at the time of giving the notice for the annual general meeting and at the time of the annual general meeting, (2) is entitled to vote at the annual general meeting and (3) has complied with all requirements for proposing a nomination as set forth herein, including the requirements for notice and any other qualifications.

Without qualification, for a Member to make any nomination of a person or persons for election to the board of Directors at an annual general meeting pursuant to this Article, the Member must (a) provide Timely Notice (as defined in Article 23.4 above for the proposal of business) thereof in writing and in proper form to the secretary of the Company, (b) provide the information, agreements and questionnaires with respect to such Member and its candidate for nomination as required by the board of Directors or these Articles, and (c) provide any updates or supplements to such notice at the times and in the forms required by these Articles. In no event shall any adjournment or postponement of an annual general meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a Member’s notice as described above. The number of nominees a Nominating Person may nominate for election at the annual general meeting pursuant to these Articles shall not exceed the number of directors to be elected at such annual general meeting.

To be in proper form for purposes of these Articles, a Member’s notice to the secretary of a nomination shall set forth:

(a)

As to each Nominating Person (as defined below), the Member Information (as defined in Article 23.4) except that for purposes of a nomination, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all appropriate places;

(b)

As to each Nominating Person, any Disclosable Interests (as defined in Article 23.4), except that for purposes of a nomination, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all appropriate places and the disclosure with respect to the business to be brought before the meeting shall be made with respect to the nomination of each person for election as a director at the meeting);

(c)

A representation as to whether or not the Nominating Person intends (or is part of a group that intends) to (1) deliver a proxy statement and form of proxy to at least sixty seven percent (67%) of voting power of all of the shares of capital stock of the Company (an affirmative statement of such intent being a “Nominee Solicitation Notice”) or (2) otherwise engage in a solicitation (within the meaning of Rule 14a-1(l) under the Exchange Act) with respect to the nomination and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation; and

(d)

As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination requested by the board of Directors and included in disclosure filed or furnished with the SEC, (2) all information relating to such candidate for nomination that is required under Applicable Law (3) the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (4) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed under Applicable Law (the disclosures to be made pursuant to the foregoing clauses (1) through (4) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided for below.

(e)

A Member providing notice of any nomination proposed to be made at the applicable meeting of Members shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the annual general meeting and as of the date that is ten (10) business days prior to the annual general meeting or any adjournment or postponement thereof, and such update and supplement shall be promptly delivered to, or mailed and received by, the secretary at the principal executive offices of the Company not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). If the Nominating Person has provided the Company with a Nominee Solicitation Notice, such Member or beneficial owner must have delivered a proxy statement and form of proxy to holders of sixty seven percent (67%) of the Company’s voting shares, and must have included in such materials the Nominee Solicitation Notice. If no Nominee Solicitation Notice relating thereto has been timely provided pursuant to this Article, the Nominating Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Nominee Solicitation Notice under this Article. Notwithstanding the foregoing provisions of this Article, unless otherwise required by law, if the Member giving the notice required by this Article (or such Member’s qualified representative) does not appear at the general meeting of the Company to present its nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company.

(f)

To be eligible to be a candidate for election as a director of the Company at the applicable annual general meeting, a candidate must be nominated in the manner prescribed in these Articles and the candidate for nomination, whether nominated by the board of Directors or by a Member of record, must have previously delivered (in accordance with the time period requested by the board of Directors), to the secretary at the principal executive offices of the Company, (1) a completed written questionnaire (in the form provided by the Company) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (2) a written representation and agreement (in the form provided by the Company) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any person other than the Company with respect to any direct or indirect compensation or reimbursement for service as a director of the Company that has not been disclosed therein, (B) understands his or her duties as a director under Applicable Law and agrees to act in accordance with those duties while serving as a director, (C) is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person as to how such nominee, if elected as a director, will act or vote as a director on any issue or question to be decided by the board of Directors, in any case, to the extent that such arrangement, understanding, commitment or assurance (i) could limit or interfere with his or her ability to comply, if elected as director of the Company, with his or her fiduciary duties under Applicable Law or with policies and guidelines of the Company applicable to all directors or (ii) has not been disclosed to the Company prior to or concurrently with the Nominating Person’s submission of the nomination, and (D) if elected as a director of the Company, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Company applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Company shall provide to such candidate for nomination all such policies and guidelines then in effect). The board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the board of Directors in writing prior to the applicable annual general meeting of Members at which such candidate’s nomination is to be acted upon in order for the board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Company in accordance with the Company’s corporate governance guidelines or board committee charter(s), if any.

(g)

The board of Directors or a designated committee thereof shall have the power to determine whether a nomination proposed to be brought before the annual general meeting was made in accordance with the provisions of these Articles. If neither the board of Directors nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these Articles, the presiding officer at the annual general meeting shall, if the facts warrant, determine that the nomination was not properly brought before the annual general meeting, and if he or she should so determine, he or she shall so declare to the meeting. If the board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any nomination was not made in accordance with the provisions of these Articles, any such director nominee not properly brought before the meeting shall not be nominated or elected.

24.	PROCEEDINGS AT GENERAL MEETINGS

24.1.

No business shall be transacted at any general meeting other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Directors (or any duly authorised committee thereof), (b) otherwise properly brought before an annual general meeting by or at the direction of the Directors (or any duly authorised committee thereof), or (c) otherwise properly brought before an annual general meeting by any Member of the Company who (1) is a Member of record on both (x) the date of the giving of the notice by such Member provided for in these Articles and (y) the record date for the determination of Members entitled to vote at such annual general meeting and (2) complies with the notice procedures set forth in these Articles. For the avoidance of doubt, no business shall be transacted at any general meeting unless a quorum is present. The holders of[ one-third] of the Shares being individuals present in person or by proxy and entitled to vote or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

24.2.

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

24.3.

If a quorum is not present or represented at a general meeting, then either (a) the chairman of the meeting or (b) the Members entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting (and if at the adjourned meeting a quorum is not present within thirty (30) minutes from the time appointed for the meeting to commence, the Members present at such adjourned meeting shall be a quorum).

24.4.

When a meeting is adjourned to another time and place, unless these Articles otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Company may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

24.5.

A determination of the Members of record entitled to notice of or to vote at a general meeting shall apply to any adjournment of such meeting unless the Directors fix a new record date for the adjourned meeting, but the Directors shall fix a new record date if the meeting is adjourned for more than thirty (30) days from the date set for the original meeting.

24.6.

The chairman of the board of Directors shall preside as chairman at every general meeting. If the chairman of the board of Directors is not be present within thirty (30) minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

24.7.

If no Director is willing or able to act as chairman or if no Director is present within thirty (30) minutes after the time appointed for the meeting to commence, the meeting shall be presided over by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence, by an officer of the Company, and in the absence of all of the foregoing persons by any Company representative designated by a Director or officer of the Company.

24.8.

The chairman may adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

24.9.

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

24.10.

If a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

24.11.

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

24.12.	A resolution put to the vote of the meeting shall be decided on a poll.

24.13.	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting.

24.14.	In the case of an equality of votes the chairman shall not be entitled to a second or casting vote.

25.	VOTES OF MEMBERS

25.1.

Subject to any rights or restrictions attached to any Shares, every Member present in person and every person representing a Member by proxy at a general meeting of the Company shall have one vote for every Share of which he is the holder. No cumulative voting is allowed.

25.2.

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

25.3.

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

25.4.

No Member shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

25.5.

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

25.6.

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

25.7.

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

26.	PROXIES

26.1.

The instrument appointing a proxy shall be in writing (whether by manual signature, typewriting, telegraphic transmission, telefacsimile or otherwise) and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non-natural person, either under seal or under the hand of an officer or attorney duly authorised in that behalf provided however, that a Member may also authorise the casting of a vote by proxy pursuant to telephonic or electronically transmitted instructions (including, without limitation, instructions transmitted over the internet) obtained pursuant to procedures approved by the Directors which are reasonably designed to verify that such instructions have been authorised by such Member. Notwithstanding the foregoing, no proxy shall be voted or acted upon after three (3) years from its date unless the proxy provides for a longer period. A proxy need not be a Member.

26.2.

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

26.3.

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

26.4.

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

26.5.

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

27.	CORPORATE MEMBERS

27.1.

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

27.2.

If a Clearing House or depository (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

28.	SHARES THAT MAY NOT BE VOTED

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

29.	DIRECTORS

29.1.

There shall be a board of Directors consisting of such number of Directors as fixed by the Directors from time to time (but not less than one Director), unless, subject to this Article 29 and the Business Combination Agreement, increased or decreased from time to time by the Company by Ordinary Resolution in a general meeting.

29.2.

Subject to and as otherwise set out in these Articles, the Company may by Ordinary Resolution in a general meeting appoint any person to be a Director. So long as Shares are listed on the Designated Stock Exchange, the board of Directors shall include such number of Independent Directors as the relevant rules applicable to the listing of any Shares on the Designated Stock Exchange require.

29.3.

The Directors shall be divided into three (3) classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. A Director whose term has expired shall be eligible for re-appointment. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of their term, until their successor shall have been duly elected and qualified or until their earlier death, resignation or removal.

29.4.

If the number of Directors that comprises the board of Directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned by the board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.

29.5.

The Directors, by an affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the Directors, even if less than a quorum, shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the board of Directors or as an addition to the existing board of Directors, subject to these Articles, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law; provided that any vacancy not filled by the Directors may be filled by the Members by Ordinary Resolution at the next annual general meeting or extraordinary general meeting called for that purpose; provided further, that whenever the holders of any class or classes of shares or series thereof are entitled to elect one or more Directors by the provisions of these Articles, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the Directors elected by such class or classes or series thereof then in office, or by a sole remaining Director so elected or by the Members holding such class or classes of shares or series thereof in accordance with these Articles. Any Director so appointed shall hold office until the expiration of the term of such class of Directors or until their earlier death, resignation or removal.

29.6.

A Director may be removed from office by the Members by a resolution passed by not less than [seventy-five (75)] per cent of the Members only for cause (“cause” for removal of a Director shall be deemed to exist only if (a) the Director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such Director has been found by the affirmative vote of a majority of the Directors then in office at any regular or special meeting of the board of Directors called for that purpose, or by a court of competent jurisdiction, to have been guilty of wilful misconduct in the performance of such Director’s duties to the Company in a matter of substantial importance to the Company, provided that such Director shall be entitled to attend the applicable meeting and be heard on the motion for his removal; or (c) such Director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such director’s ability to perform their obligations as a Director) at any time before the expiration of their term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).

29.7.

A vacancy on the board of Directors created by the removal of a Director under the provisions of these Articles may be filled by the election or appointment by Ordinary Resolution at the general meeting at which such Director is removed or by the affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the Directors, subject to these Articles, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. A Director appointed to fill a vacancy in accordance with this Article shall be of the same Class of Director as the Director he or she replaced and the term of such appointment shall terminate in accordance with that Class of Director.

29.8.

The Directors may, from time to time, and except as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Directors on various corporate governance related matters, as the Directors shall determine by resolution from time to time.

30.	POWERS OF DIRECTORS

30.1.

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

30.2.

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

30.3.

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

30.4.

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

31.	OFFICERS

Subject to these Articles, the Directors may from time to time appoint any person, whether or not a director of the Company, to hold the office of the Chief Executive Officer, the President, the Chief Financial Officer, Chief Legal Officer, one or more Vice Presidents or such other officers as the Directors may think necessary for the administration of the Company, for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Unless otherwise specified in the terms of the appointment, an Officer may be removed by resolution of the Directors.

32.	VACATION OF OFFICE OF DIRECTOR

Subject to these Articles, the office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

the Director is prohibited by applicable law or the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law from being a director; or

(f)	if he or she shall be removed from office pursuant to these Articles.

33.	PROCEEDINGS OF DIRECTORS

33.1.	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

33.2.

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall not have a second or casting vote.

33.3.

A Director may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a Director in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

33.4.

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

33.5.

The chairman of the board of Directors or the Secretary on request of a Director, may, at any time summon a meeting of the Directors by twenty-four (24) hour notice to each Director in person, by telephone, facsimile, electronic email, or in such other manner as the Directors may from time to time determine, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. Notice of a meeting need not be given to any Director (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Directors. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Directors.

33.6.

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

33.7.

The Directors shall elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present, the Directors present may choose one of their number to be chairman of the meeting.

33.8.

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

33.9.

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

34.	PRESUMPTION OF ASSENT

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent or abstention shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

35.	DIRECTORS’ INTERESTS

35.1.

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

35.2.

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

35.3.

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

35.4.

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director, notwithstanding their interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement. Any Director who enters into a contract or arrangement or has a relationship that is reasonably likely to be implicated under this Article or that would reasonably be likely to affect a Director’s status as an Independent Director under the rules and regulations of the Designated Stock Exchange, Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law shall disclose the nature of their interest in any such contract or arrangement in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him or her at or prior to its consideration and any vote thereon or any such relationship.

35.5.

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

36.	MINUTES

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

37.	DELEGATION OF DIRECTORS’ POWERS

37.1.

The Directors may delegate any of their powers, including the power to sub-delegate, to any committee without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (provided that the Compensation Committee and the Nominating and Corporate Governance Committee may be combined into a single committee)) consisting of one or more Directors unless otherwise required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.2.

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.3.

The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on a periodic basis, subject to the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules of the Designated Stock Exchange, the Securities and Exchange

Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

37.4.

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

37.5.

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

38.	NO MINIMUM SHAREHOLDING

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

39.	REMUNERATION OF DIRECTORS

39.1.

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all reasonable travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

39.2.

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

40.	SEAL

40.1.

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

40.2.

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

40.3.

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

41.	DIVIDENDS, DISTRIBUTIONS AND RESERVE

41.1.

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

41.2.

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date that Share shall rank for Dividend accordingly.

41.3.	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

41.4.

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

41.5.

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

41.6.

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

41.7.

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

41.8.	No Dividend or other distribution shall bear interest against the Company.

41.9.

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

42.	CAPITALISATION

Subject to the Statute and these Articles, the Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

43.	BOOKS OF ACCOUNT

43.1.

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

43.2.

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

43.3.

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

44.	AUDIT

44.1.	The Directors or, if authorized to do so, the Audit Committee, may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

44.2.

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

44.3.

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

44.4.	The remuneration of the Auditor shall be fixed by the Audit Committee.

44.5.

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Audit Committee shall fill the vacancy and determine the remuneration of such Auditor.

44.6.

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

44.7.

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next extraordinary general meeting following their appointment, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

44.8.	Any payment made to members of the Audit Committee shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

44.9.

At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

45.	NOTICES

45.1.

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

45.2.	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

45.3.

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

45.4.

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

46.	WINDING UP

46.1.

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

46.2.

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

47.	INDEMNITY AND INSURANCE

47.1.

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer, (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such Indemnified Person. No person shall be found to have committed actual fraud, willful neglect or willful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

47.2.

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

47.3.

The Company, may purchase and maintain insurance for the benefit of any Indemnified Person against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

47.4.

Neither any amendment nor repeal of these Articles set forth under this heading of “Indemnity and Insurance” (the “Indemnification Articles”), nor the adoption of any provision of the Company’s Amended and Restated Articles or Memorandum of Association inconsistent with the Indemnification Articles, shall eliminate or reduce the effect of the Indemnification Articles, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for these Indemnification Articles, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

48.	FINANCIAL YEAR

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

49.	TRANSFER BY WAY OF CONTINUATION

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

50.	MERGERS AND CONSOLIDATIONS

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

51.	EXCLUSIVE JURISDICTION AND FORUM

51.1.

Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to:

(a)	any derivative action or proceeding brought on behalf of the Company;

(b)	any action asserting a claim of breach of any fiduciary or other duty owed by any current or former Director, Officer or other employee of the Company to the Company or the Members;

(c)	any action asserting a claim arising pursuant to any provision of the Statute, the Memorandum or the Articles; or

(d)	any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).

51.2.	Each Member irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes.

51.3.

Without prejudice to any other rights or remedies that the Company may have, each Member acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

51.4.

This Article 52 shall not apply to any action or suits brought to enforce any liability or duty created by the U.S. Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.